AGREEMENT AND PLAN OF MERGER
Dated as of June 22, 2026
By and Among
BERRY AVIATION, INC.,
BERRY ACQUISITION, LLC,
STARLIFT MERGER SUB LLC,
BRISTOW GROUP INC.,
and
SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as Sellers’ Representative

TABLE OF CONTENTS
1.1    Merger Transactions    2
1.2    Effect of Merger    2
1.3    Organizational Documents of Surviving Company    2
1.4    Directors, Managers, and Officers    3
1.5    Effect on Holdings Units    3
1.6    Payment of Merger Consideration    3
1.7    No Further Ownership    4
1.8    Bonus Plan    5
1.9    CEO Payment    5
1.10    Merger Consideration; Contribution Amount    5
1.11    Escrow.    6
1.12    Adjustment    6
1.13    Withholding    9
ARTICLE II. THE CLOSING    9
2.1    The Closing    9
2.2    Closing Deliveries    10
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY GROUP    12
3.1    Organization; Good Standing    12
3.2    Authority; Enforceability    12
3.3    Capitalization    14
3.4    No Conflicts    15
3.5    Consents    15
3.6    Financial Statements    15
3.7    No Undisclosed Liabilities; Schedule of Indebtedness    17
3.8    Operation in the Ordinary Course    17
3.9    Material Agreements    20
3.10    Legal Proceedings    22
3.11    Compliance with Laws; Permits    23
3.12    Insurance    23
3.13    Intellectual Property; Data Privacy and Computer Systems    24
3.14    Taxes    26
3.15    Real Property    28
i

3.16    Title to Assets; Company Assets; Condition and Sufficiency of Assets    29
3.17    Employee Matters    30
3.18    Employee Benefits    32
3.19    Environmental    34
3.20    Related Party Agreements    34
3.21    Broker’s Fees    35
3.22    Accounts Receivable; Payable and Purchase Orders    35
3.23    Product and Service Warranties    35
3.24    Material Customers and Suppliers    36
3.25    Capital Commitments; Capital Expenditures    36
3.26    Sanctions, Import and Export Controls    36
3.27    Anti-Corruption    37
3.28    Bank Accounts    38
3.29    Directors and Officers    38
3.30    Facility Security Clearances    38
3.31    Performance Bonds    38
3.32    No Operations    39
3.33    No Other Representations    39
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT    39
4.1    Organization    39
4.2    Authority; Enforceability    39
4.3    No Conflicts    40
4.4    Consents    40
4.5    Legal Proceedings    40
4.6    Funds    40
4.7    Investment Intent    41
4.8    Broker’s Fees    41
4.9    No Reliance    41
4.10    No Other Representations    42
ARTICLE V. COVENANTS    42
5.1    Interim Covenants    42
5.2    Access; Contact with Customers and Suppliers    43
5.3    DCSA Matters    43

5.4    Personnel Security Clearances    44
5.5    Public Announcements    45
5.6    Efforts; Third Party Consents; Further Assurances    45
5.7    Confidentiality    45
5.8    Expenses    46
5.9    Indemnity; Tail Policy    46
5.10    Representation and Warranty Insurance Policy    47
5.11    Disclosure Schedules    48
5.12    Exclusivity    48
5.13    Casualty Loss    49
5.14    Unitholder Approval    49
5.15    Termination of Affiliate Arrangements    50
5.16    Books and Records    50
5.17    Employee Matters    50
5.18    Purchase Option Transactions    51
ARTICLE VI. CERTAIN TAX MATTERS    51
6.1    Tax Returns    51
6.2    Transactional Taxes    52
6.3    Cooperation on Tax Matters    52
6.4    Certain Tax-Related Covenants    52
6.5    Tax Treatment of Payments    53
ARTICLE VII. CONDITIONS TO CLOSING    53
7.1    Conditions to the Obligations of the Company and Holdings    53
7.2    Conditions to the Obligations of Parent    54
7.3    Frustration of Closing Conditions    55
ARTICLE VIII. REMEDIES; INDEMNIFICATION; LIMITATIONS ON LIABILITY    55
8.1    Survival    55
8.2    Exclusive Remedies    56
8.3    Indemnification of Parent Indemnified Parties    56
8.4    Limitations on Liability; Disclaimer    56
8.5    Indemnification Procedures    57
8.6    Indemnity Escrow    59
ARTICLE IX. TERMINATION    61
9.1    Termination    61

9.2    Effect of Termination    62
ARTICLE X. MISCELLANEOUS    63
10.1    Amendments; Waiver    63
10.2    Exhibits and Schedules    63
10.3    Sections; Headings    63
10.4    Terms Generally    63
10.5    Severability    63
10.6    Notices    63
10.7    Binding Agreement; Assignment    64
10.8    No Third-Party Beneficiaries    65
10.9    Governing Law; Venue    65
10.10    Waiver of Jury Trial    65
10.11    Mutual Negotiation    65
10.12    Specific Enforcement    66
10.13    Sellers’ Representative    66
10.14    Legal Representation    68
10.15    Non-Recourse    69
10.16    Counterparts; Electronic Transmission    69
10.17    Entire Agreement    70

EXHIBITS
Exhibit A    Definitions
Exhibit B    Illustrative Payout Report
Exhibit C    Escrow Agreement
Exhibit D    Working Capital Policy
Exhibit E    Permitted Encumbrances
Exhibit F    Form of Restrictive Covenant Agreement
Exhibit G    Form of Letter of Transmittal
Exhibit H    Form of Certificate of Merger
Exhibit I    Required Remediation
Exhibit J    Form of Assignment and Assumption of Ground Lease
Exhibit K    Form of FIRPTA Certificate
DISCLOSURE SCHEDULES
Section 2.2(a)(viii)    Resignations
Section 2.2(a)(xi)    Third Party Consents
Section 3.3(b)    Equity Securities
Section 3.5    Consents
Section 3.6    Financial Statements
Section 3.7    Undisclosed Liabilities; Schedule of Indebtedness
Section 3.8    Operation in the Ordinary Course
Section 3.9(a)    Material Agreements
Section 3.9(b)    Full Force and Effect
Section 3.11    Permits
Section 3.12    Insurance
Section 3.13(a)    Intellectual Property
Section 3.13(d)    Intellectual Property Claims
Section 3.14    Taxes
Section 3.15    Real Property
Section 3.16    Title to Assets; Company Assets
Section 3.17(a)    Employee Matters
Section 3.17(b)    Employee Matters; Compensation
Section 3.17(f)    SCA Contract Schedule
Section 3.18(a)    Company Group Plans
Section 3.18(b)    Plan Administration
Section 3.18(c)    ERISA Matters
Section 3.18(d)    ERISA Plans; International Employees
Section 3.18(f)    Sale Bonuses
Section 3.18(h)    Plan Liability
Section 3.20    Affiliate Arrangements
Section 3.22(c)    Open Purchase Orders
v

Section 3.24(a)    Material Customers
Section 3.24(b)    Material Suppliers
Section 3.25    Capital Expenditures
Section 3.26    Ex-Im Licenses
Section 3.28    Bank Accounts
Section 3.29    Directors and Officers
Section 3.30    Facility Security Clearances
Section 3.31    Performance Bonds

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of June 22, 2026 (the “Execution Date”), by and among Bristow Group Inc., a Delaware corporation (“Parent”), Starlift Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Berry Aviation, Inc., a Texas corporation (the “Company”), Berry Acquisition, LLC, a Delaware limited liability company (“Holdings”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Sellers’ Representative. Parent, Merger Sub, Holdings, the Company and Sellers’ Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
A.    The Company, directly and indirectly through BAI Bayview Aviation, LLC, a Texas limited liability company (“Bayview”), is a provider of end-to-end aviation solutions, including special mission aviation services, maintenance, repair, and overhaul, component repair and overhaul, next-generation unmanned aircraft systems for the U.S. Department of Defense and prime defense contractors, on demand cargo transportation services, aircraft component manufacturing and distribution, and fixed base operations (collectively, with all other activities that are incidental, ancillary or necessary thereto, and all other activities and operations conducted by the Company Group (as defined below) during the twelve (12)-month period prior to the Closing Date, the “Business”);
B.    Holdings owns 24,931 shares of common stock of the Company, which constitutes all of the issued and outstanding shares of capital stock of the Company (the “Shares”);
C.    The Company owns 100% of the issued and outstanding limited liability company membership interests of Bayview and On Demand Cargo, LLC, a Texas limited liability company (“ODC,” and, together with Holdings, the Company, Bayview, and all other current or future Subsidiaries of the Company, each a “Company Group Member” and collectively, the “Company Group”);
D.    Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “Act”), the Parties intend to consummate a business combination transaction pursuant to which Merger Sub will merge with and into Holdings (the “Merger”) and each unit of limited liability company interest of Holdings (the “Holdings Units” and each a “Holdings Unit”) that is an In-the-Money Holdings Unit will be converted into the right to receive the Merger Consideration as set forth herein, and each Holdings Unit that is not an In-the-Money Holdings Unit will be canceled for no consideration; and
E.    After giving effect to the Merger, Holdings will be a direct wholly owned subsidiary of Parent;

F.    As of the Execution Date, the Board of Managers of Holdings has unanimously (i) determined that this Agreement and the Transactions (including the Merger) are advisable and in the best interests of Holdings and the Unitholders, upon the terms and subject to the conditions set forth herein; (ii) authorized, approved and declared advisable this Agreement and the Transactions (including the Merger) in accordance with Sections 18-209 and 18-302 of the Act and Holdings’ Organizational Documents; (iii) authorized and directed that this Agreement and Transactions (including the Merger) be submitted to a vote of the Unitholders; and (iv) recommended to the Unitholders the approval of the Transactions (including the Merger) and the adoption of the form, terms and provisions of this Agreement (the “Board Consent”); and
G.    As of the Execution Date, the holders of Holdings Units entitled to at least a majority of the profits of Holdings and certain other specified Unitholders as described in Section 6.6 of the Second Amended and Restated Limited Liability Company Agreement of Holdings, as amended, have delivered to Parent a written consent approving and authorizing the Transactions (including the Merger), and adopting the form, terms, and provisions of this Agreement, which consent remains in full force and effect.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
ARTICLE I.
THE MERGER
1.1    Merger Transactions. Subject to and in accordance with the provisions of this Agreement and the Act, at the effective time of the Merger set forth in the Certificate of Merger (the “Merger Effective Time”), Merger Sub will be merged with and into Holdings and the separate existence of Merger Sub will thereupon cease. Holdings will be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”) and immediately following the Merger Effective Time, will continue under the name “Berry Acquisition, LLC”, to be governed by the laws of the State of Delaware, and the separate existence of Holdings with all its rights, privileges, powers, immunities and franchises will continue unaffected by the Merger, except as set forth in this Agreement. The Parties shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware concurrently with the Closing.
1.2    Effect of Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time all the property, rights, privileges, powers and franchises of Holdings and Merger

Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Holdings and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
1.3    Organizational Documents of Surviving Company. At the Merger Effective Time:
(a)    the Certificate of Formation of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the Certificate of Formation of the Surviving Company until thereafter amended in accordance with the provisions of the Act and such Certificate of Formation; provided, however, that at the Merger Effective Time, the Certificate of Formation of Merger Sub may be amended to reflect that the name of the Surviving Company is “Berry Acquisition, LLC”; and
(b)    the Limited Liability Company Agreement of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the Limited Liability Company Agreement of the Surviving Company until thereafter amended in accordance with the provisions of such Limited Liability Company Agreement.
1.4    Directors, Managers, and Officers. The directors, managers, and officers of Merger Sub, in each case, immediately prior to the Merger Effective Time shall, from and after the Merger Effective Time, be the directors, managers, and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Formation and Limited Liability Company Agreement of the Surviving Company.
1.5    Effect on Holdings Units. At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, Holdings, or any member of Holdings:
(a)    Merger Sub and Surviving Company Units. Each limited liability company unit of Merger Sub issued and outstanding immediately before the Merger Effective Time will automatically be converted into one limited liability company unit of the Surviving Company, which will be the only units of ownership of the Surviving Company.
(b)    Cancellation of Holdings Units. Each of the Class A-2 Units of Holdings, which are the only In-the-Money Holdings Units, issued and outstanding immediately before the Merger Effective Time will automatically cease to exist and cease to be outstanding and will automatically be converted into the right to receive, subject to Section 1.6(c), from, or as paid on behalf of, the Surviving Company, such Unitholder’s Pro Rata Share of the Merger Consideration as set forth in the Payout Report. Each of the Class A Preferred Units of Holdings, the Class A Units of Holdings and the Class B Units of Holdings, all of which are not In-the-Money Holdings Units, will automatically cease to exist and cease to be outstanding and shall not be entitled to receive any Merger Consideration.

1.6    Payment of Merger Consideration.
(a)    Paying Agent. Prior to the Merger Effective Time, Parent shall designate Acquiom Financial LLC, a Colorado limited liability company, (the “Paying Agent”) to act as the paying agent in the Merger pursuant to the terms of the Paying Agent Agreement. At or prior to the Merger Effective Time, Parent shall deposit or shall cause to be deposited with the Paying Agent, for the benefit of the Unitholders, an amount in cash sufficient in the aggregate to provide all funds necessary for the Paying Agent to make the aggregate Closing Payment. The amounts deposited with Paying Agent shall not be used for any other purpose.
(b)    Payout Report. At least three Business Days prior to the Closing Date, the Company shall have delivered to Parent and Paying Agent a spreadsheet (a “Payout Report”), prepared in accordance with the illustrative calculation of the Payout Report attached hereto as Exhibit B, setting forth, as of immediately prior to the Merger Effective Time, the following:
(i)    a list of all Unitholders and the number of Holdings Units held by such Persons; and
(ii)    Holdings’ good faith calculation of each Unitholder’s Pro Rata Share of the Merger Consideration payable from the Closing Payment and each Unitholder’s Pro Rata Share of any portion of the funds remaining from the Post-Closing Proceeds if, as and when such amounts are disbursed or paid to the Paying Agent pursuant to the terms of this Agreement, and, if applicable, the Escrow Agreement and Bonus Plan; and
(iii)    Holdings’ good faith calculation of each Bonus Plan Participant’s Closing Bonus Plan Payment and their respective Pro Rata Share of the Post-Closing Proceeds if, as and when such amounts are disbursed or paid to the Paying Agent for further distribution to the Surviving Company for payment to the Bonus Plan Participants pursuant to the Bonus Plan.
The parties agree that Parent and Merger Sub shall be entitled to rely on the Payout Report in making payments under this Section and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Payout Report. For the avoidance of doubt, as further described in the Payout Report, only the Unitholders holding Class A-2 Units shall be entitled to receive payment of Merger Consideration.
(c)    Letters of Transmittal. Promptly after the Merger Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each Unitholder whose In-the-Money Holdings Units were converted pursuant to Section 1.5(b) into the right to receive the Merger Consideration, subject to satisfaction of the conditions set forth in this Section 1.6(c), a letter of transmittal in the form attached as Exhibit G (the “Letter of Transmittal”). Each such In-the-Money Holdings Unit shall represent after the Merger Effective Time and for all purposes, only the right to receive the Merger Consideration payable in respect thereof, subject to satisfaction of the conditions set forth in this Section 1.6(c). The Paying Agent shall, no later than two Business Days after receipt of a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, pay to such Unitholder its Pro Rata Share of the Closing Payment. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any In-the-Money Holdings Unit. As a condition precedent to receiving the Merger Consideration pursuant to this Agreement, each Unitholder shall execute and deliver the release set forth in the Letter of Transmittal, which shall be effective as of the Merger Effective Time and which obligation shall be satisfied upon the execution and delivery of the Letter of Transmittal to in accordance with this Section 1.6(c).
(d)    Purchase Option Holdback. If the Purchase Option Closing has not occurred prior to or simultaneously with Closing, then, if and when the Purchase Option Closing Conditions are satisfied, Parent shall pay, or shall cause to be paid, the Purchase Option Holdback to 2080 Airport Drive, LLC at the Purchase Option Closing.
1.7    No Further Ownership. All Merger Consideration paid or payable in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Unitholders formerly represented by such In-the-Money Holdings Units and from and after the Merger Effective Time, there shall be no further registration of transfers of Holdings Units on the books of the Surviving Company. If, after the Merger Effective Time, In-the-Money Holdings Units are presented to the Surviving Company, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth in this Agreement. From and after the Merger Effective Time, the holders of In-the-Money Holdings Units that were converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such Holdings Units, except as otherwise provided in this Agreement or by applicable Law.
1.8    Bonus Plan.
(a)    At the Closing, Parent will deposit, or cause to be deposited, with the Surviving Company, for the benefit of and for payment to the Bonus Plan Participants in accordance with this Section, by wire transfer of immediately available funds to the account designated by the Surviving Company, an amount equal to the aggregate Closing Bonus Plan Payments due and owing at Closing under the Bonus Plan.
(b)    Promptly after Closing (but in no event later than the first regular payroll date of the Surviving Company following the Closing Date) and subject to the execution and delivery of a Bonus Acceptance and Release Agreement by the applicable Bonus Plan Participant, Parent will cause the Surviving Company to pay to each of the Bonus Plan Participants their Closing Bonus Plan Payment through the Surviving Company’s payroll system.
(c)    If any portion of the Post-Closing Proceeds are released or remitted to Paying Agent following the Closing, then the Paying Agent shall, pursuant to the Payout Report, deposit with the Surviving Company, for the benefit of and for payment to the eligible Bonus Plan Participants, an amount equal to the Post-Closing Bonus Plan Payment then due and owing under the Bonus Plan. No later than the first regular payroll date of the Surviving Company following receipt of the funds for the Post-Closing Bonus Payment, Parent will cause the Surviving Company to pay to each of the Bonus Plan Participants the available portion of the Post-Closing Bonus Plan Payment through the Surviving Company’s payroll system.

1.9    CEO Payment. Prior to the Merger Effective Time, the Company and Wilkerson entered into the Separation Agreement, pursuant to which the Company shall pay Wilkerson the CEO Payment. A true and correct copy of the Separation Agreement has been provided to Parent. Following the Closing, Parent shall cause the Company to perform all of its obligations under the Separation Agreement, including timely payment of the amounts due to Wilkerson therein. At the Closing, Parent will deposit, or cause to be deposited, with the Company, for the benefit of and for payment to Wilkerson in accordance with this Section, by wire transfer of immediately available funds to the account designated by the Company, an amount equal to the aggregate CEO Payment. Parent will cause the Surviving Company to pay Wilkerson the CEO Payment through the Surviving Company’s payroll system in accordance with the terms of the Separation Agreement.
1.10    Merger Consideration; Contribution Amount. As consideration for the Transactions contemplated by this Agreement, Parent shall make the following payments:
(a)    As consideration for the Holdings Units (the “Merger Consideration”), an amount equal to (i) $105,000,000 plus (ii) Cash, plus (iii) Cash Equivalents, less (iv) Indebtedness, less (v) Transaction Expenses, plus or minus (vi) the Working Capital Adjustment, less (vii) the Additional Adjustment Amount, plus (viii) the Purchase Option Adjustment, less (ix) the Purchase Option Holdback.
(b)    At Closing, Parent shall pay to the Paying Agent by wire transfer in immediately available funds for the benefit of and disbursement to the Unitholders in accordance with this Agreement, including the Payout Report, and the Paying Agent Agreement an amount equal to (the “Closing Payment”) $105,000,000, less (i) the Adjustment Escrow, the Indemnity Escrow, the Purchase Option Holdback, and the amount of the Sellers’ Representative Fund, plus (ii) an amount equal to the Estimated Cash and Cash Equivalents, less (iii) the Estimated Indebtedness, less (iv) the Estimated Transaction Expenses, plus or minus (v) an amount equal to the Estimated Working Capital Adjustment, less (vi) the Additional Adjustment Amount, plus (vii) the Purchase Option Adjustment.
(c)    At Closing and immediately after the Merger Effective Time, Parent shall contribute the Payoff Amount to Holdings, and immediately thereafter, Holdings shall use the Payoff Amount to repay Funded Indebtedness pursuant to the Payoff Documents. For administrative convenience and in lieu of the actual transfers described in the preceding sentence, Holdings may direct Parent to deliver the Payoff Amount directly to the applicable lender under the Payoff Documents, and the Parties agree that such directed payment will be in satisfaction of (i) Parent’s obligation to contribute such amounts to Holdings and (ii) Holdings’ obligation to repay such amounts.
1.11    Escrow. At Closing, Parent shall deposit an amount in cash equal to the sum of the Adjustment Escrow and the Indemnity Escrow in the Adjustment Escrow Account and the Indemnity Escrow Account, as applicable, pursuant to the terms of the Escrow Agreement, which accounts shall be administered and funds will be released therefrom only in accordance with the terms and provisions of this Agreement and the Escrow Agreement.
1.12    Adjustment. The Merger Consideration shall be adjusted as follows:
(a)    Within two Business Days prior to the Closing, Holdings shall prepare and deliver to Parent for review a statement setting forth Holdings’ good faith calculation of (i) Working Capital based on the Estimated Balance Sheet (the “Estimated Working Capital”), (ii) Cash, (iii) Cash Equivalents (together with the Cash in clause (ii), the “Estimated Cash and Cash Equivalents”), (iv) Indebtedness (the “Estimated Indebtedness”), (v) Transaction Expenses (the “Estimated Transaction Expenses”), (vi) the Working Capital Adjustment using the Estimated Working Capital (the “Estimated Working Capital Adjustment”), and (vii) based on such estimates, an estimate of the Merger Consideration and resulting Closing Payment, together with work papers and other supporting documentation reasonably necessary to compute the information set forth in the statement (including invoices with respect to the Estimated Transaction Expenses), which statement shall contain an estimated consolidated balance sheet of the Company Group as of the Effective Time (the “Estimated Balance Sheet”). Following Parent’s review, Holdings and Parent shall in good faith attempt to agree in writing on any adjustments to such statement as soon as possible after Parent’s review of the statement, and the statement as agreed upon in writing shall control for purposes of all payments to be made at the Closing; provided that if the parties do not agree in writing upon any or all of Parent’s proposed adjustments to the statement, then the statement initially delivered by Holdings shall control for purposes of all payments at the Closing.
(b)    Within 90 days after the Closing Date, Parent shall prepare and deliver to Sellers’ Representative a written notice (the “Adjustment Notice”) containing Parent’s good faith calculation of (i) Working Capital based on the Closing Balance Sheet, (ii) Cash, (iii) Cash Equivalents, (iv)  Indebtedness, (v) Transaction Expenses, (vi) the Working Capital Adjustment, (vii) the Merger Consideration and (viii) any adjustments required pursuant to Section 1.12(e) (the “Adjustment”), together with work papers and other supporting documentation reasonably necessary to compute the information set forth in the Adjustment Notice, which Adjustment Notice shall contain an unaudited consolidated balance sheet of the Company Group as of the Effective Time (the “Closing Balance Sheet”).
(c)    Within 30 days after delivery of the Adjustment Notice, Sellers’ Representative will deliver to Parent a written response in which Sellers’ Representative will either: (i) agree in writing with Parent’s calculation of the Adjustment, in which case such calculation (and the calculations of Working Capital, Cash, Cash Equivalents, Indebtedness, Transaction Expenses, Working Capital Adjustment and the Merger Consideration included in the Adjustment Notice) will be final and binding on the Parties, or (ii) dispute Parent’s calculation of the Adjustment by delivering to Parent a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item and its calculation of each disputed item and the Adjustment. All items not so disputed in the Dispute Notice shall be deemed to be irrevocably accepted and agreed to by the Parties, except as necessary to correct manifest clerical or mathematical errors. Parent will make available such documents and information relating to the Adjustment Notice as Sellers’ Representative may reasonably request in connection with its evaluation of the calculation of the Adjustment. If Sellers’ Representative fails to deliver a Dispute Notice or agree in writing with Parent’s calculation of the Adjustment within 30 days after delivery of the Adjustment Notice, then Sellers’ Representative will be deemed to have accepted Parent’s calculation of the Adjustment, in which case the Adjustment (and the calculations of Working Capital, Cash, Cash Equivalents, Indebtedness, Transaction Expenses, Working Capital Adjustment and the Merger Consideration included in the Adjustment Notice) will be final and binding on the Parties for purposes of Section 1.12(e).
(d)    If Sellers’ Representative timely delivers a Dispute Notice to Parent, then Parent and Sellers’ Representative will attempt in good faith, for a period of 30 days, to agree on each disputed item and the Adjustment. Any resolution by Parent and Sellers’ Representative during such 30-day period as to any disputed items will be final and binding on the Parties. If Parent and Sellers’ Representative do not resolve all disputed items by the end of 30 days after the date of delivery of the Dispute Notice, then Parent and Sellers’ Representative will submit the remaining items in dispute (and only such disputed items) to Grant Thornton LLP (the “Remaining Disputes”) to make a final determination of such Remaining Disputes. If such firm is unable or unwilling to perform the services required under this Agreement, Sellers’ Representative and Parent shall jointly select a nationally recognized independent accounting firm to resolve such Remaining Disputes; provided, however, that in the event that Sellers’ Representative and Parent are unable to agree on an accounting firm after a period of 10 days, then Sellers’ Representative and Parent shall request that the American Arbitration Association (Houston, Texas office) select a nationally-recognized independent accounting firm to serve as the accounting firm for resolution of the Remaining Disputes (such firm appointed or determined pursuant to this Section 1.12(d), as the case may be, the “Independent Accounting Firm”). The Independent Accounting Firm shall make a determination with respect to the Remaining Disputes and any resulting Adjustment, and such determination shall be made in accordance with GAAP, the Working Capital Policy and this Agreement within 30 days from the date of submission to the Independent Accounting Firm of the Remaining Disputes (or as soon as practicable thereafter); provided that such determination of the Remaining Disputes and any Adjustment shall be equal to or between the amounts of each of the Remaining Disputes and Adjustment proposed by each of Parent and Sellers’ Representative, as adjusted for any differences resolved by Sellers’ Representative and Parent prior to the submission of such disputes to the Independent Accounting Firm. Sellers’ Representative and Parent will cooperate fully with the Independent Accounting Firm to facilitate its resolution of the Remaining Disputes, including by providing the written information, data and work papers used by each Party to prepare and/or calculate the Remaining Disputes and submitting each of their proposed calculations of the Adjustment; provided, however, that notwithstanding anything to the contrary herein, no Party will disclose to the Independent Accounting Firm, and the Independent Accounting Firm will not consider for any purpose, any settlement discussions or settlement offer made by any Party. Neither Sellers’ Representative nor Parent shall engage in any ex parte communication with the Independent Accounting Firm following each such Party’s respective written submissions to the Independent Accounting Firm. Absent fraud or manifest error, the resolution of such Remaining Disputes and the Independent Accounting Firm’s determination of the Adjustment shall be final and binding upon the Parties and shall be nonappealable. The fees and expenses of the Independent Accounting Firm and any other accounting firm engaged pursuant to this Section 1.12(d) will be paid by Parent and Sellers’ Representative in inverse proportion to the aggregate dollar amount of any Remaining Disputes decided in favor of such Party (e.g., if there are $200,000 of disputed items to be determined by the Independent Accounting Firm and the Independent Accounting Firm determines that Parent’s claims prevail with respect to $125,000 and Sellers’ Representative’s claims prevail with respect to $75,000, then Parent would pay 37.5% of the fees, costs, and expenses of the Independent Accounting Firm and Sellers’ Representative would pay 62.5% of the fees, costs, and expenses of the Independent Accounting Firm).
(e)    For purposes hereof, the term “Final Balance” shall mean the sum of Working Capital Adjustment, plus Cash, plus Cash Equivalents, less Indebtedness and less Transaction Expenses, in each case, as finally determined pursuant to Section 1.12(c) and Section 1.12(d) and then the term “Estimated Balance” shall mean the sum of the Estimated Working Capital Adjustment, plus the Estimated Cash and Cash Equivalents less Estimated Indebtedness and less Estimated Transaction Expenses. Upon final determination of the Final Balance, a payment shall be made as follows:
(i)    if the Estimated Balance is equal to the Final Balance, neither Parent nor Unitholders will have any obligation to make any further payments and Parent and Sellers’ Representative will execute and deliver a joint written instruction to the Escrow Agent to release all of the funds in the Adjustment Escrow Account to Paying Agent for disbursement in accordance with this Agreement and the Paying Agent Agreement;
(ii)    if the Final Balance is greater than the Estimated Balance, (A) Parent and Sellers’ Representative will execute and deliver a joint written instruction to the Escrow Agent to release all of the funds in the Adjustment Escrow Account to Paying Agent for disbursement in accordance with the Paying Agent Agreement, and (B) Parent will pay to Paying Agent for disbursement in accordance with this Agreement and the Paying Agent Agreement, an amount equal to the difference between the Final Balance minus the Estimated Balance (the “Surplus”); and
(iii)    if the Final Balance is less than the Estimated Balance, then Parent shall be entitled to payment of such difference and (A) if the amount owed to Parent under this Section 1.12(e)(iii) is equal to or less than the amount of funds in the Adjustment Escrow Account, Sellers’ Representative and Parent shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to (x) make a payment to Parent from the Adjustment Escrow Account in an amount equal to the difference between the Estimated Balance minus the Final Balance and (y) release any remaining funds in the Adjustment Escrow Account to Paying Agent for disbursement in accordance with this Agreement and the Paying Agent Agreement and (B) if the amount owed to Parent under this Section 1.12(e)(iii) is greater than the amount of funds in the Adjustment Escrow Account, then (1) Sellers’ Representative shall direct payment to Parent of an amount equal to such difference or, at Parent’s discretion, Sellers’ Representative and Parent shall (x) deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to release such difference from the Indemnity Escrow to Parent or (y) do a combination of the foregoing; and (2) Sellers’ Representative and Parent shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to release the entire Adjustment Escrow to Parent.
Any and all amounts payable under this Section 1.12(e) shall be made within five Business Days following the final determination of the Final Balance by wire transfer to the Paying Agent or any accounts designated in writing by Parent with respect to any amounts payable to Parent, as applicable.
(f)    Any amounts payable pursuant to this Section 1.12 shall be treated as adjustments to the Merger Consideration paid in respect of the Holdings Units for all Tax purposes, unless otherwise required by Law (including the Code).
1.13    Withholding. Parent, the Company, the Surviving Company or the Paying Agent, as applicable, shall be entitled to deduct and withhold from any portion of any payment payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld, such withheld amounts (a) shall be remitted by Parent or Paying Agent to the applicable Governmental Authority and (b) thereafter shall be treated for all purposes of this Agreement as having been paid to the applicable payee.
ARTICLE II.
THE CLOSING
2.1    The Closing. The closing of the Merger Transactions (the “Closing”) shall take place by conference call and by electronic exchange of signature pages (a) on July 15, 2026; provided, however, that if the conditions to the obligations of the Parties set forth in Article VII (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction of such conditions) are not satisfied at least two Business Days prior to such date, then on the second Business Day following the satisfaction of or waiver of the conditions set forth in Article VII (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction of such conditions) or (b) on such other date as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”). Subject to the other provisions of this Agreement, at the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware the certificate of merger for the Merger (the “Certificate of Merger”), in the form attached hereto as Exhibit H, executed and acknowledged by the applicable Parties in accordance with the relevant provisions of the Act, and shall make all other filings or recordings required under the Act in connection with the Merger. The “Effective Time” of the Closing will be on 11:59 p.m. Central Time on the Closing Date.
2.2    Closing Deliveries.
(a)    At the Closing (or such earlier date as set forth below), Holdings shall deliver or cause to be delivered to Parent:

(i)    at least two Business Days prior to the Closing, the closing statement contemplated by Section 1.12(a) and a flow of funds (the “Closing Statement”);
(ii)    the Paying Agent Agreement, executed by Sellers’ Representative and Paying Agent;
(iii)    the Certificate of Merger, duly executed by Holdings;
(iv)    a certificate of an authorized officer of the Company certifying to (A) resolutions adopted by the board of directors of the Company authorizing the execution, delivery, and performance by the Company of this Agreement and the consummation of all Transactions, including copies thereof, and (B) the incumbency of each Person executing this Agreement and any other Ancillary Agreement on behalf of the Company;
(v)    a certificate of an authorized officer of Holdings certifying to (A) each Company Group Member’s Organizational Documents, (B) the Board Consent, including copies thereof, (C) the Unitholder Approval, including copies thereof, (D) the incumbency of each Person executing this Agreement and any other Ancillary Agreement on behalf of Holdings, and (E) a certificate of good standing of each Company Group Member from the state of its formation dated within five Business Days of the Closing;
(vi)    Payoff Documents, it being understood that drafts thereof shall be provided to Parent no later than two Business Days prior to the Closing;
(vii)    a certificate to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(e) have been satisfied;
(viii)    written resignations of all officers, directors or managers of each Company Group Member, other than those set forth on Section 2.2(a)(viii) of the Disclosure Schedules;
(ix)    a certification (in such a form as may be reasonably agreed to by counsel to Parent and the Company) that the Shares are not United States real property interests as defined in Section 897(c) of the Code, together with a notice to the Internal Revenue Service, in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code (which notice shall be filed by Parent with the IRS after Closing);
(x)    an executed counterpart of the Escrow Agreement, duly executed by Sellers’ Representative and the Escrow Agent;
(xi)    written evidence, reasonably satisfactory to Parent, that all consents, authorizations, approvals or waivers from third parties set forth in Section 2.2(a)(xi) of the Disclosure Schedules have been obtained and are in full force and effect;
(xii)    an executed counterpart of the Restrictive Covenant Agreement, duly executed by Acorn Growth Companies, LLC;

(xiii)    at least three Business Days prior to the Closing Date, the Payout Report; and
(xiv)    Bonus Acceptance and Release Agreements, duly executed by each Bonus Plan Participant and the Company;
(xv)    Supplemental Release of Claims pursuant to the Separation Agreement, reasonably satisfactory to Parent, duly executed by Wilkerson and the Company;
(xvi)    evidence reasonably satisfactory to Parent that the Affiliate Arrangements have been terminated in accordance with Section 5.15; and
(xvii)    all other documents, certificates, instruments, or writings required to be delivered by Holdings at or prior to the Closing pursuant to this Agreement or as reasonably requested by Parent.
(b)    At the Closing, Parent shall deliver or cause to be delivered:
(i)    the Closing Payment, by wire transfer to the Paying Agent;
(ii)    to the applicable Persons as set forth in the Closing Statement, the payment of any Payoff Amounts and all unpaid Transaction Expenses;
(iii)    to the Escrow Agent, an aggregate amount equal to the sum of the Adjustment Escrow and the Indemnity Escrow;
(iv)    to the account designated in writing by the Sellers’ Representative, an amount of cash equal to the Sellers’ Representative Fund;
(v)    to Holdings, evidence reasonably satisfactory to Holdings that the RWI Policy is bound;
(vi)    to Holdings, a certificate to the effect that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied;
(vii)    to Holdings, a certificate of an authorized officer of Parent certifying to Parent’s (A) Organizational Documents, (B) resolutions authorizing the execution, delivery, and performance by Parent of this Agreement and the consummation of all Transactions, including copies thereof, (C) the incumbency of each Person executing this Agreement and any other Ancillary Agreement on behalf of Parent, and (D) a certificate of good standing of Parent from the Delaware Secretary of State dated within five Business Days of the Closing;
(viii)    to Holdings, a certificate of an authorized officer of Merger Sub certifying to Merger Sub’s (A) Organizational Documents, (B) resolutions authorizing the execution, delivery, and performance by Merger Sub of this Agreement and the consummation of all Transactions, including copies thereof, (C) the incumbency of each Person executing this

Agreement and any other Ancillary Agreement on behalf of Merger Sub, and (D) a certificate of good standing of Merger Sub from the Delaware Secretary of State dated within five Business Days of the Closing;
(ix)    an executed counterpart to the Paying Agent Agreement, duly executed by Parent;
(x)    an executed counterpart of the Escrow Agreement, duly executed by Parent;
(xi)    an executed counterpart of the Restrictive Covenant Agreement, duly executed by Parent; and
(xii)    all other documents, certificates, instruments, or writings required to be delivered by Parent at or prior to the Closing pursuant to this Agreement or as reasonably requested by Sellers’ Representative.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY GROUP
Except as set forth on the Disclosure Schedules, the Company and Holdings represent and warrant to Parent as follows:
3.1    Organization; Good Standing. Each Company Group Member is a duly incorporated or formed corporation or limited liability company, validly existing and in good standing under the laws of the State of its formation, with all requisite corporate or limited liability power and authority to own, operate and lease its assets and properties, including the Company Assets, and to carry on its business, including the Business, as it is currently conducted. Each Company Group Member is duly licensed or legally qualified to do business and is in good standing (or the equivalent) in each of the jurisdictions in which the nature of the business conducted by it requires such qualification or licensing, except in such jurisdictions where the failure to be so qualified or licensed, would not be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.
3.2    Authority; Enforceability.
(a)    Each of the Company and Holdings has all requisite corporate or limited liability company power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions. The execution, delivery, and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the Transactions by the Company, have been duly and validly authorized by all requisite corporate action of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery, or performance of this Agreement or the Ancillary Agreements to which the Company is a party. The execution, delivery, and performance by Holdings of this Agreement and the Ancillary Agreements to which Holdings is a party, and the consummation of the Transactions by Holdings (including the Merger), have been duly and validly authorized by all requisite limited liability company action of Holdings in accordance with the Act and Holdings’ Organizational Documents, including without limitation (i) the approval, adoption, and declaration of advisability of this Agreement and the Merger by the Board of Managers of Holdings in accordance with Sections 18-209 and 18-302 of the Act, (ii) the authorization and direction by the Board of Managers of Holdings that this Agreement and Transactions (including the Merger) be submitted to a vote of the Unitholders; (iii) the recommendation by the Board of Managers of Holdings that the Unitholders approve and adopt this Agreement; and (iv) the approval and adoption of this Agreement by the written consent of the holders of the requisite number and class of Holdings Units entitled to vote thereon in accordance with Sections 18-209 and 18-302 of the Act and Holdings’ Organizational Documents. No other limited liability company proceedings on the part of Holdings are necessary to authorize the execution, delivery, or performance of this Agreement or the Ancillary Agreements to which Holdings is a party. This Agreement has been duly authorized, executed and delivered by the Company and Holdings and (assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub) will constitute a legal, valid, and binding obligation of the Company and Holdings enforceable against the Company and Holdings in accordance with its terms, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency, moratorium, and similar laws affecting creditors’ rights and remedies generally (“Bankruptcy and Equity Exceptions”). When each Ancillary Agreement to which the Company or Holdings is or will be a party has been duly authorized, executed and delivered by the Company or Holdings, as applicable, and assuming the due and valid authorization, execution and delivery of such Ancillary Agreement by each other party thereto, such Ancillary Agreement will constitute a legal, valid and binding obligation of the Company or Holdings, as applicable, enforceable against it in accordance with its terms, except as the same may be limited by Bankruptcy and Equity Exceptions. The Company has made available to Parent’s Representatives through the VDR true, correct and complete copies of all the Organizational Documents of each Company Group Member, including all amendments made thereto at any time prior to the Execution Date. The Organizational Documents are in full force and effect, and no Company Group Member is in violation of any of the provisions of its Organizational Documents.
(b)    The written consent of the Unitholders holding the requisite number and class of Holdings Units required to approve and authorize the Merger and adopt this Agreement pursuant to Sections 18-209 and 18-302 of the Act and Holdings’ Organizational Documents has been, or will be obtained, prior to the Merger Effective Time and shall be in full force and effect as of the Merger Effective Time. The approval of Unitholders described in the immediately preceding sentence is the only vote or consent of any holders of Equity Securities of Holdings (or any series, class, or denomination thereof) required by the Act, Holdings’ Organizational Documents, or any applicable Law to approve the execution, delivery, and performance by Holdings of this Agreement, the adoption of this Agreement by Holdings, and the consummation by Holdings of the Merger and the other Transactions. A true, correct, and complete copy of the Unitholder Approval will have been delivered to Parent prior to the Closing.

3.3    Capitalization.
(a)    The authorized capital stock of the Company consists of 100,000 shares of common stock, par value $1.00 per share. The Shares constitute 100% of the issued and outstanding capital stock of the Company, and Holdings is the sole legal, record and beneficial owner of the Shares and has good and valid title, beneficial and of record, to the Shares, free and clear of any Encumbrances other than transfer restrictions under applicable securities Laws. The Shares have been duly authorized and are validly issued, fully paid, and non-assessable, and were not issued in violation of any Preferential Rights. No Person has, nor will have as a result of the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Transactions, any Preferential Right or any other right with respect to the Shares or any Equity Securities of any Company Group Member (including the Holdings Units). There are no voting trusts, proxies or other Contracts or commitments in effect with respect to the voting or transfer of any Equity Securities of any Company Group Member (other than under the Organizational Documents). All of the issued and outstanding Equity Securities of Bayview and ODC are owned beneficially and of record by the Company, free and clear of all Encumbrances (other than transfer restrictions under applicable securities Laws). Except for the Company’s ownership of Bayview and ODC and Holdings’ ownership of the Shares, no Company Group Member owns or holds any Equity Securities in any other Person, nor has any Company Group Member ever owned or held any Equity Securities in any other Person (except for the Company owning and holding Equity Securities of BAI Holdings, LLC, a Texas limited liability company and wholly-owned subsidiary of the Company, which entity was subsequently merged with and into the Company), in each case, including any Contract in the nature of a voting trust or similar agreement or understanding or indebtedness having general voting rights. The outstanding Equity Securities of each Company Group Member are duly authorized, validly issued, fully paid and non-assessable. None of the Equity Securities of any Company Group Member were issued in violation of any Preferential Right or Contract.
(b)    Section 3.3(b) of the Disclosure Schedules sets forth the authorized, issued, and outstanding Equity Securities of Holdings as of the Execution Date. As of the date hereof, there are no outstanding Equity Securities of Holdings that are not described on Section 3.3(b) of the Disclosure Schedules. All of the Holdings Units have been duly and validly authorized and are validly issued, fully paid, and non-assessable and were not issued in violation of any federal or state securities laws or any Preferential Rights. All of the Holdings Units are free and clear of all Encumbrances (other than transfer restrictions under applicable securities Laws). No Person has or will have any dissenters’ rights or appraisal rights in connection with the execution, delivery, or performance by Holdings of this Agreement or the consummation of the Transactions (including the Merger). None of the Holdings Units are represented by unit certificates.
(c)    The Payout Report, when delivered in accordance with Section 1.6(b), (i) will be prepared in good faith in accordance with the Holdings Organizational Documents and this Agreement, (ii) will accurately set forth the names of all the Unitholders with In-the-Money Holdings Units and the number and class of Holdings Units held by each such Unitholder as of immediately prior to the Merger Effective Time, (iii) will accurately calculate each such

Unitholder’s Pro Rata Share of the Closing Payment and a methodology for determining such Unitholder’s Pro Rata Share of any Post-Closing Proceeds, and (iv) will properly identify which Holdings Units are In-the-Money Holdings Units entitled to receive Merger Consideration in accordance with the Holdings Organizational Documents.
3.4    No Conflicts. The execution, delivery, and performance by Holdings and the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of any provision of Holdings’ Organizational Documents or any Company Group Member’s Organizational Documents; (b) conflict with or result in a violation or breach of any provision of any Law, government order or Judgment applicable to Holdings or any Company Group Member, the Business or the Shares; (c) result in the creation or imposition of any Encumbrance upon any of the Company Assets or the properties or assets of Holdings, including the Shares; or (d) violate or conflict with, result in a violation of, or result in or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, give rise to a right of payment under or result in the automatic termination or give rise to a right of termination or modification of, or accelerate the performance required by, the express terms of any Material Agreement except, in the case of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, modifications or accelerations that would not, individually or in the aggregate, result in the imposition of any material Liability on any Company Group Member or the Business or otherwise be material to the Company Group or the Business.
3.5    Consents. Except as set forth on Section 3.5 of the Disclosure Schedules, no consents, Permits, Judgments, approvals, filings, or registrations or other similar actions in respect of or notices to any Person or any Governmental Authority or under any Material Agreement are required to be obtained on behalf of any Company Group Member in connection with (a) the execution, delivery and performance by Holdings or the Company of this Agreement and the Ancillary Agreements to which it is or will be a party; or (b) the consummation by Holdings and the Company of the Transactions in accordance with the terms and conditions of this Agreement and the Ancillary Agreements to which it is or will be a party.
3.6    Financial Statements. Attached to Section 3.6 of the Disclosure Schedules are true and complete copies of (i) (A) the draft consolidated balance sheet of Holdings as of December 31, 2025 and the related consolidated statements of operations, cash flows, and redeemable membership units and members’ deficit of Holdings for the fiscal year period ended as of December 31, 2025 (the “Draft 2025 Financials”) and (B) the audited consolidated balance sheets of Holdings as of December 31, 2024 and December 31, 2023, and the related consolidated statements of operations, cash flows, and redeemable membership units and members’ deficit of Holdings for each fiscal year period then ended (collectively, the financial statements set forth in clause (i) of this Section 3.6, the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Holdings as of February 28, 2026 (the “Interim Balance Sheet”), and the related statements of operations and cash flows of the Company Group for the two months then ended (together with the Interim Balance Sheet, the “Interim Financial Statements,” and the Annual Financial Statements and the Interim Financial

Statements, the “Financial Statements”). The Financial Statements (x) have been prepared based on the books and records of the Company Group in accordance with GAAP consistently applied during the periods covered thereby (except as otherwise disclosed therein) and (y) are accurately based on the books and records of the Company Group. The books and records of Holdings and the Company Group have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described. Except as set forth on Section 3.6 of the Disclosure Schedules, the Annual Financial Statements present fairly, in all material respects, the consolidated financial condition of each of Holdings and the Company as of the respective dates thereof or the consolidated operating results of each of Holdings and the Company for the periods covered thereby, and subject to the absence of footnotes and recurring year-end adjustments (none of which are expected to be, individually or in the aggregate, material), the Interim Financial Statements, present fairly, in all material respects, the consolidated financial condition of each of Holdings and the Company as of the respective dates thereof and the consolidated operating results of each of Holdings and the Company for the periods covered thereby.
(a)    The Company Group’s systems of internal control over financial reporting are adequate to provide reasonable and sufficient assurance that (i) the books, records and accounts accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the Business and the Company Assets, (ii) access to the Company Assets is permitted only in accordance with management’s general or specific authorizations, (iii) such systems are adequate for a business of the Company Group’s size, taken as a whole, to record transactions as necessary in order to permit preparation of financial statements in accordance with GAAP and (iv) that the transactions, receipts and expenditures of the Company Group are being (A) executed and made only in accordance with appropriate policies, procedures and authorizations of management and the board of directors of the Company and (B) recorded as necessary to permit preparation of financial statements in accordance with GAAP.
(b)    Since the Lookback Date, there has been no fraud or other wrongdoing (and no claims or allegations of fraud or wrongdoing) that involves any of the management personnel or other employees of any Company Group Member or any personnel of Holdings or any Related Party of Holdings who have a role in the preparation of financial statements of, or the internal accounting controls used by, the Company Group.
(c)    There are no off-balance sheet transactions, arrangements, obligations, or relationships involving or attributable to the Company Group other than as set forth in the Financial Statements.
(d)    There is no security, collateral, guarantee, letter of credit, surety or other credit support issued, procured or provided, directly or indirectly, by or for the account of the Company Group.
(e)    The Financial Statements accurately reflect the accounts receivable and accounts payable of the Company Group as of the dates thereof in accordance with GAAP, except as may be indicated in the notes thereto.

(f)    All inventory of the Company Group consists of items of usable quality and, with respect to finished goods, saleable, in the ordinary course of business, except for slow-moving or obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements. The quantities of inventory of the Company Group are not excessive and are sufficient in quality and quantity for the operations of the Business in the ordinary course of business and to prevent downtime in its stand-by ready operations. No Company Group Member is in possession of any inventory, included in the calculation of the Working Capital, not owned by the Company Group. The historical values at which the inventory of the Company Group have been presented to the Parent have been determined in accordance with the customary valuation policies of the Company Group and in accordance with GAAP, as consistently applied by the Company Group. The Company Group has managed its inventory, continued to replenish its inventory and disposed of slow-moving and obsolete items of inventory, in each case, in the ordinary course of business consistent with past practice.
3.7    No Undisclosed Liabilities; Schedule of Indebtedness. No Company Group Member has or will have at the Closing any Liabilities asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) Liabilities adequately reflected or reserved against in the Interim Balance Sheet, (b) Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (none of which relates to any breach of contract, breach of warranty, tort, infringement, violation of applicable Law or any other Action), which are not material in amount (individually or in the aggregate), or which are included as current Liabilities in Closing Working Capital, and (c) as set forth on Section 3.7 of the Disclosure Schedules. Section 3.7 of the Disclosure Schedules accurately lists each item of Indebtedness of the Company Group, including, to the extent applicable, the Contract governing such Indebtedness, the principal amount, interest rate and maturity date and any assets or properties securing or Encumbrances granted upon such Indebtedness. Other than as set forth on Section 3.7 of the Disclosure Schedules, there are no customer Contracts that require advance billing.
3.8    Operation in the Ordinary Course. Except as set forth on Section 3.8 of the Disclosure Schedules, since the Balance Sheet Date:
(a)    each Company Group Member has conducted the Business in the ordinary course of business consistent with past practice in all material respects;
(b)    there has not been any event, occurrence, fact, condition or change that has had a Material Adverse Effect; and
(c)    no Company Group Member has:
(i)    except as required by changes in GAAP or Law, made any change to its accounting or tax reporting methods;
(ii)    made any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any Equity Securities of any Company Group Member or any purchase, redemption or other acquisition of any Equity Securities of any Company Group Member;
(iii)    issued, sold, redeemed, split, combined, or reclassified any Equity Securities of any Company Group Member or issued any other securities in respect of, in lieu of or in substitution for the Shares;
(iv)    other than the Separation Agreement, granted any severance, retention or termination pay to, or entered into or amended any severance, retention, termination, employment, consulting, change in control or severance agreement with, any current or former employee or independent contractor of any Company Group Member;
(v)    increased the wages, salaries, compensation, pension, other retirement, severance or other benefits provided to any current or former director, officer, employee or independent contractor of any Company Group Member (other than increases in base compensation of not more than five percent to employees with annual base compensation of less than $100,000, in the ordinary course of business and consistent with past practice);
(vi)    granted any equity or equity-based awards to, or discretionarily accelerated the vesting or payment of any such awards held by, any current or former employee or independent contractor of any Company Group Member;
(vii)    established, adopted, entered into or amended any Company Plan or collective bargaining or other labor agreement;
(viii)    hired any employees (other than in the ordinary course of business consistent with past practice to fill vacancies arising due to terminations of employment of employees with annual base compensation of less than $100,000);
(ix)    terminated the employment of any employees with annual base compensation of $100,000 or more other than for cause;
(x)    purchased, leased or otherwise acquired or sold, transferred, leased, exchanged, or otherwise disposed of any assets or properties owned or leased by any Company Group Member, having value in excess of $100,000, other than in the ordinary course of business or sales of obsolete assets or assets with de minimis or no book value;
(xi)    leased, mortgaged, pledged or otherwise subjected to any Encumbrance (other than Permitted Encumbrances) any of the Shares or other Equity Securities of any Company Group Member or any of the Company Assets;
(xii)    (A) taken any, or omitted to take any, action that would result in any aircraft or related equipment failing to be in good operating and working condition and repair nor (B) failed to complete any material maintenance or repairs of any such aircraft or equipment that would be reasonably required by prudent industry practice;

(xiii)    amended or modified the Organizational Documents of any Company Group Member;
(xiv)    approved or adopted any plan of merger, consolidation, reorganization, recapitalization, restructuring, complete or partial liquidation, or dissolution or filed a petition in bankruptcy with respect to any Company Group Member under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;
(xv)    (A) sold, assigned or licensed any Business Intellectual Property, except for non-exclusive licenses granted to customers in the ordinary course of business, or (B) disclosed any of Holdings or any Company Group Member’s trade secrets or other material confidential information to a third party other than in the ordinary course of business pursuant to a written confidentiality agreement;
(xvi)    incurred or assumed any Liabilities or guaranteed any Liabilities, other than Liabilities that arose in the ordinary course of business and represent (A) obligations in respect of Funded Indebtedness or Transaction Expenses that are repaid at or prior to the Closing or (B) current liabilities reflected in Working Capital;
(xvii)    entered into any Contract to make an acquisition (whether by merger, acquisition of stock or assets, or otherwise) of any business or line of business;
(xviii)    delayed payment of any Liabilities (including accounts payable) that are, individually or in the aggregate, material in amount beyond their respective due dates or the respective dates when such payments would otherwise be made in the ordinary course of business or accelerated the collection of any debts (including accounts receivable) that are, individually or in the aggregate, material in amount sooner than their respective due dates or the respective dates when such debts would otherwise be collected in the ordinary course of business;
(xix)    suffered any material damage, destruction, or other casualty loss with respect to any material properties or assets owned or leased by any Company Group Member (whether or not covered by insurance) in excess of $100,000 in the aggregate;
(xx)    effected any cancellation or termination or amendment of any insurance policies of any Company Group Member, unless simultaneously with such cancellation or termination replacement policies providing coverage substantially similar to the coverage cancelled or terminated were obtained and such replacement policies remain in full force and effect as of the Closing;
(xxi)    commenced, arbitrated, mediated, litigated or entered into any settlement or agreement to settle any proceeding to which any Company Group Member is a party or to which its assets are subject;

(xxii)    except as set forth on Section 3.8 of the Disclosure Schedules, entered into, amended, modified, waived or terminated (A) any Material Agreement or any Contract that would have been a Material Agreement if entered into prior to the Execution Date or (B) any Affiliate Arrangement or any other Contract with Holdings or any Related Party of Holdings or any Company Group Member;
(xxiii)    made or committed to make any capital expenditure that, individually, is in excess of $100,000 or made or incurred any such capital expenditures that, in the aggregate, are in excess of $200,000;
(xxiv)    entered into a new line of business or abandoned or discontinued any existing line of business or service;
(xxv)    experienced any adverse change in the relationship of any Company Group Member with any material suppliers (including any Material Supplier), insurers, lessors, licensors, licensees, distributors or customers (including any Material Customer);
(xxvi)    made, changed or revoked any Tax election or settled or compromised any audit, deficiency, assessment or liability for Taxes, changed any annual Tax accounting period, changed any Tax accounting method, surrendered any right to claim a refund, credit or rebate of Taxes, amended any Tax Return, entered into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) relating to any Tax, prepared or filed any Tax Return in a manner inconsistent with past practice in any material respect, entered into any agreement allocating or sharing the payment of, or liability for, Taxes or consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;
(xxvii)    taken any, or omitted to take any, action that would or would reasonably be expected to result in the invalidation, suspension or revocation of any security clearances, including the Facility Security Clearances and Personnel Security Clearances; or
(xxviii)    committed to do any of the foregoing.
3.9    Material Agreements.
(a)    Section 3.9(a) of the Disclosure Schedules sets forth a true, correct, and complete list of each Contract to which any Company Group Member is a party or by which any of its properties or assets are bound (each such agreement, regardless of whether such Contract is listed on Section 3.9(a) of the Disclosure Schedules, a “Material Agreement”), including:
(i)    any collective bargaining agreement;
(ii)    any employment or similar contract providing for (A) an annual salary in excess of $200,000 in the aggregate, (B) severance payments in excess of $200,000 in the aggregate, or (C) a change of control, sale bonus or other transaction-related payment or benefit;

(iii)    any Contract that provides for or contemplates any Affiliate Arrangement or any Contract under which any Company Group Member has advanced or loaned any amount to any of its employees or individual service providers outside the ordinary course of business;
(iv)    any Contract for a lease of personal property providing for annual rent or other payments to or from any Company Group Member in excess of $200,000 annually;
(v)    any lease of real property by Holdings or any Company Group Member;
(vi)    any Contract providing for payment by any Company Group Member in excess of $100,000 individually or $300,000 in the aggregate, in any calendar year;
(vii)    any Contract providing for receipt of payment by any Company Group Member in excess of $100,000 individually or $300,000 in the aggregate, in any calendar year;
(viii)    (A) any Contract providing any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or by other suppliers to such customer, including Contracts containing “most favored nation,” “most favored customer” or similar provisions; (B) any Contract that includes minimum purchase requirements or commitments or take-or-pay obligations or similar mandatory purchase or sale obligations or any restrictions on the purchase or sale of goods or services in any territory or to any customers, and (C) any exclusive arrangements with any customers or suppliers;
(ix)    any Contract granting any Person a Preferential Right on the Equity Securities or assets of any Company Group Member;
(x)    any Contract relating to Indebtedness of any Company Group Member or to mortgaging, pledging, or otherwise placing an Encumbrance on any Company Assets or pursuant to which any Company Group Member has (A) created, incurred, assumed or guaranteed any Funded Indebtedness, (B) issued or arranged for the issuance of any performance or payment bond, surety agreement, letter of credit or similar instrument or financial assurance to provide a counterparty or Governmental Authority with assurances as to any obligations arising under applicable Laws or by the terms of a Permit or Contract or (C) created or incurred obligations (1) for the deferred purchase price of property or assets, (2) as lessee under a finance lease or (3) under interest, currency or other hedging or swap agreement for the purpose of managing interest rate risk;
(xi)    except for a Company Group Member’s Organizational Documents, any Contract that relates to the sale, transfer or disposition of any material portion of the Company’s assets, other than in the ordinary course of business, or any Equity Securities of any Company Group Member;

(xii)    any Contract relating to the acquisition or disposition of any business, equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise), including any Contract under which any Company Group Member holds an option to purchase or sell real property;
(xiii)    any Contract relating to partnerships, strategic alliances, joint marketing, joint ventures or partnerships of any Company Group Member or providing for any payment of commissions or royalty payments to any other Person;
(xiv)    any Contract with any Governmental Authority or otherwise awarded under a small business set-aside or containing Small Business Administration related qualifications, including any teaming agreements that are subject to the same qualifications and restrictions;
(xv)    any Contract for construction or other projects, including for any improvements on any real property, where such project has been approved, is ongoing or was completed since the Lookback Date;
(xvi)    any Contract licensing any Business Intellectual Property to or from any Company Group Member or any other intellectual property that is material to the Company Group (other than “off-the-shelf” Software or third-party Software which has an annual cost less than $20,000);
(xvii)    any agreement that expressly prohibits or restricts any Company Group Member from competing in any line of business or with any Person in any material respect, including any Contract that (A) requires a Company Group Member to work exclusively with any Person or not to work with any Person or to provide products or services exclusively in any geographic region or includes covenants not to compete or any covenants limiting or otherwise restricting any Company Group Member from engaging in any business activities, (B) restricts the rights of any Company Group Member to solicit or hire any Person as an employee or contractor, or (C) purports to limit the right of any Company Group Member to make, sell or distribute any products or services in any material respect.
The term “Material Agreements” shall not include any purchase order entered into in the ordinary course (unless they involve aggregate payments to or from a Company Group Member in excess of $200,000 from and after the Execution Date) or any Contract that will be fully performed or satisfied as of or prior to the Closing with no continuing or surviving indemnity or other obligations to any Company Group Member.
(b)    The Company has made available to Parent a true, correct and complete copy of all Material Agreements, together with all modifications, amendments and supplements thereto. Except as listed on Section 3.9(b) of the Disclosure Schedules, each Material Agreement is in full force and effect as against the applicable Company Group Member, and to the Knowledge of Seller, with respect to each other party to such Material Agreement, except as enforcement may be limited by Bankruptcy and Equity Exceptions. Each Company Group Member has performed all material obligations required to be performed by it under each

Material Agreement. Neither any Company Group Member, nor to the Knowledge of Seller, any other party or obligor with respect thereto is, in breach or default, with or without the giving of notice or lapse of time, and no event has occurred that, with or without the giving of notice or lapse of time, would become a breach or default under any Material Agreement.
3.10    Legal Proceedings. There are no, and since the Lookback Date there have been no, Actions or Judgments, at law or in equity, by or before any arbitrator or Governmental Authority pending, or to the Knowledge of Seller, threatened (a) that could reasonably be expected, individually or in the aggregate, to be material to any Company Group Member, the Business, or the results of operations, condition (financial or otherwise) of any Company Group Member or the Company Assets, or (b) that challenges or seeks to prevent, enjoin or otherwise delay the consummation of the Transactions or which would materially and adversely affect the performance of any Company Group Member under this Agreement or the consummation of the Transactions. No event has occurred or currently exists that (with or without notice, lapse of time or both) will or would reasonably be expected to form the basis of any of the foregoing Actions, and there are no Judgments or any executory compliance or settlement agreement, conciliation agreement, memorandum of understanding or letter of commitment with a third party applicable to any Company Group Member, the Business or the Company Assets by which any Company Group Member, the Company Assets or the Business is bound. There are no Actions pending, or to the Knowledge of Seller, threatened against any of the Indemnified Persons that are the subject of a request or demand for indemnification from any Company Group Member under its Organizational Documents (and no Company Group Member has been notified of any such Actions that are reasonably expected to be the subject of such a request or demand for indemnification).
3.11    Compliance with Laws; Permits. Except as set forth on Section 3.11 of the Disclosure Schedules, since the Lookback Date, each Company Group Member has been in compliance in all material respects with all applicable Laws to which it is subject. Since the Lookback Date, no Company Group Member has received any notice alleging a violation of any Laws. Section 3.11 of the Disclosure Schedules is a true, correct and complete list and brief description of all material Permits, and except as set forth on Section 3.11 of the Disclosure Schedules, each Company Group Member has obtained and validly holds (and since the Lookback Date has at all times validly held) all Permits necessary for the lawful operation of the Business or the lawful ownership or use of the Company Assets. Such Permits are (and since the Lookback Date have been) valid, binding and in full force and effect. Each Company Group Member is and, since the Lookback Date, has been in compliance with the terms and conditions of such Permits in all material respects, and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) could reasonably be expected to form the basis of any breach of the terms and conditions of such Permit in any material respect. Since the Lookback Date, no Company Group Member has received any notices that it is in violation of any of the terms or conditions of such Permits or that would reasonably be expected to result in the revocation, cancellation, termination or material adverse modification or limitation of any such Permit. The Company has made available to Parent true, correct and complete copies of all such Permits. All fees and charges with respect to such Permits as of the Execution Date have been paid in full.
3.12    Insurance
. A list of all insurance policies owned or held by and insuring any Company Group Member is set forth on Section 3.12 of the Disclosure Schedules and such policies are in full force and effect, all premiums with respect thereto that are due and payable (covering all periods up to and including the Closing Date) have been paid, and no written notice of cancellation or termination has been received with respect to any such policy that was not replaced on substantially similar terms prior to the date of such cancellation or termination. Each Company Group Member is otherwise in compliance with the terms and provisions of its respective policies and is not in breach or default, in any material respect, with respect to its obligations under any such insurance policy (whether as to the payment or premium or otherwise under the terms of such insurance policies). There are no outstanding claims under any such insurance policy, nor have any material claims been filed with respect to any Company Group Member or the Business or any claim for which coverage has been denied or, to the Knowledge of Seller, disputed by the underwriters of any insurance policy. No notice disclaiming coverage, reserving rights with respect to a particular claim or such policy in general, or notice of cancellation, termination or amendment or any notice that would reasonably be expected to be followed by a written notice, termination or amendment has been received by any Company Group Member with respect to any such insurance policies. Such insurance policies (a) are sufficient to ensure compliance by each Company Group Member, as applicable, with all requirements of Law and all Material Agreements and to allow the Company Group to conduct the Business in the ordinary course and consistent with past practice and (b) provide coverage for the risks associated with the Business and the Company Assets in accordance with customary practices in the industry in which each Company Group Member participates. Such insurance policies will not in any way be affected by, or terminate or lapse by reason of, the Transactions.
3.13    Intellectual Property; Data Privacy and Computer Systems.
(a)    The Company Group owns, maintains or has valid rights to use all Business Intellectual Property, and as of immediately following the Closing, the Business Intellectual Property will constitute, and the Company Group will own, maintain, or have valid rights to use, all Intellectual Property that is necessary and sufficient to conduct the Business as currently conducted and as proposed to be conducted as of the Closing Date, without conflict with or infringement or misappropriation of the Intellectual Property rights of any third party. Section 3.13(a) of the Disclosure Schedules sets forth, for the Business Intellectual Property, a complete and accurate list of: (i) all Patents; (ii) all pending patent applications; (iii) all registered Trademarks; (iv) all registered Copyrights; (v) material Software owned by any Company Group Member; and (vi) all material unregistered names, brands and marks owned or used by any Company Group Member.
(b)    Any and all registrations for Business Intellectual Property owned by any Company Group Member are valid and subsisting and all necessary registration, maintenance and renewal fees in connection with such Business Intellectual Property have been paid and all necessary documents and articles in connection with such registered Business Intellectual Property have been filed with the relevant Governmental Authority for the purposes of maintaining such registered Business Intellectual Property.
(c)    Except for Business Intellectual Property that consists of licensed rights in third party Intellectual Property, the Company Group is the sole and exclusive owner of the Business Intellectual Property and has good title to and has the full right to use the Business Intellectual Property, free and clear of any Encumbrance (other than Permitted Encumbrances and the licenses granted by a Company Group Member).
(d)    Except as set forth on Section 3.13(d) of the Disclosure Schedules: (i) no written claim contesting the validity, enforceability, registrability, patentability, use or ownership of any Business Intellectual Property is pending or has been received by any Company Group Member and, to the Knowledge of Seller, none has been threatened; (ii) to the Knowledge of Seller, no Company Group Member has materially infringed or misappropriated any Intellectual Property of any third party; and (iii) in the last three years, no Company Group Member has received any written notice of any infringement or misappropriation of any Intellectual Property of any third party. To the Knowledge of Seller, no third party is infringing or misappropriating the Business Intellectual Property owned (or exclusively used) by any Company Group Member.
(e)    Each Company Group Member is, and since the Lookback Date has been, in compliance in all material respects with all Data Privacy Laws with respect to the collection, use, processing, storage, transfer, and security of Personal Information. The transactions contemplated by this Agreement will not, as of the Closing, violate in any material respect the Privacy Policies, the Data Privacy Laws or any Contracts relating to the use, dissemination, or transfer of any Personal Information.
(f)    Each Company Group Member is in material compliance with and has materially complied with (i) all provisions in Contracts and other business arrangements that impose restrictions or conditions on the collection, use, processing, storage, transfer, and security of Personal Information and (ii) all privacy policies or statements posted on or in any website, application or other digital service owned or operated by any Company Group Member or in connection with the Business (collectively, “Privacy Policies”).
(g)    The computer systems (including related software, firmware, hardware, networks, databases, telecommunications equipment and websites) used by any Company Group Member (collectively, the “Company Systems”) are in good working condition and sufficient for the needs of the Business. Each Company Group Member uses Commercially Reasonable Efforts to protect the confidentiality, integrity and security of the Company Systems and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties. Each Company Group Member has implemented and maintains commercially reasonable data recovery, security, disaster recovery, maintenance and support procedures, cyber insurance, and business continuity plans, procedures and facilities that comply with applicable Laws, Data Privacy Laws and Privacy Policies to ensure the physical and electronic protection of the Company Systems from material disruptions in operation or unauthorized disclosure, use or modification.

(h)    Since the Lookback Date, there has not been (i) any material failure with respect to any of the Company Systems that has not been remedied or replaced in all material respects, (ii) any unauthorized intrusion, breach of security of or unauthorized access to any Company Systems or any theft, misuse, the rendering unavailable or unauthorized access to, disclosure or use of any Personal Information or other confidential information of the Company Group, (iii) any receipt of a written notice (including any enforcement notice), letter, or complaint from a Governmental Authority or any Person alleging noncompliance or potential noncompliance with any Data Privacy Laws, or (iv) a material violation of any Data Privacy Laws by the Company Group.
(i)    No current or former employee of the Company Group has ownership in or any rights to any Business Intellectual Property or solely or jointly conceived, reduced to practice, developed, or made during the period of employment with any Company Group Member any Intellectual Property Rights that: (i) were developed on any amount of such Company Group Member’s time or with the use of any of such Company Group Member’s equipment, supplies, facilities or information; and (ii) resulted from such individual’s performance of services for such Company Group Member. No such employee has claimed ownership in or any rights to such Intellectual Property Rights or sought to exclude the Company Group from exercising or using Intellectual Property Rights that would be material to the Company Group in the conduct of the Company Group’s business as now conducted or currently proposed to be conducted. Except for Business Intellectual Property that consists of licensed rights in third party Intellectual Property, no current or former independent contractor of Company has ownership in or any rights to any Business Intellectual Property or solely or jointly conceived, reduced to practice, developed, or made during the period of work for any Company Group Member any Intellectual Property Rights that: (i) were developed on any amount of such Company Group Member’s time or with the use of any of such Company Group Member’s equipment, supplies, facilities or information; and (ii) resulted from such individual’s performance of services for such Company Group Member. No such contractor has claimed ownership in or any rights to such Intellectual Property Rights or sought to exclude the Company Group from exercising or using Intellectual Property Rights that would be material to the Company Group in the conduct of the Company Group’s business as now conducted or currently proposed to be conducted. No Company Group Member is aware that any current or former employee or independent contractor has publicly disclosed or compromised the confidentiality of any Business Intellectual Property that constitutes any Company Group Member’s trade secrets or other material confidential information to a third party other than in the ordinary course of business pursuant to a written confidentiality agreement.
3.14    Taxes. Except as set forth on Section 3.14 of the Disclosure Schedules:
(a)    Each Company Group Member has timely filed all Tax Returns required to be filed, and each such Tax Return is true, correct, and complete in all respects. Each Company Group Member has timely paid all Taxes due and payable, whether or not shown as due on any Tax Returns. There is no audit, examination or other administrative or court proceeding for or relating to any liability in respect of Taxes by any Governmental Authority currently ongoing, and no Company Group Member has been notified in writing by any

Governmental Authority that any such audit, examination or other administrative or court proceeding involving liability in respect of Taxes is contemplated or pending.
(b)    No Company Group Member has waived any statute of limitations in respect of the collection or assessment of any Taxes that is still in effect or agreed to any extension of time with respect to a Tax assessment or deficiency for any taxable period that is still in effect.
(c)    No Company Group Member is party to any agreement entered into outside the ordinary course of business relating primarily to allocating or sharing the payment of, or liability for, Taxes.
(d)    The Company is, and has been, at all times since its formation, treated as a c-corporation for federal income Tax purposes and will be treated as a c-corporation for federal income Tax purposes immediately prior to the Closing.
(e)    Each of Bayview and ODC is, and has been, at all times since its formation, treated as a disregarded entity for federal, state, and local income Tax purposes and will be treated as a disregarded entity for federal, state, and local income Tax purposes immediately prior to the Closing.
(f)    All Taxes that any Company Group Member has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Law when due, have been duly and timely paid to the proper Governmental Authority.
(g)    No claim has been made in writing to any Company Group Member by any Governmental Authority in a jurisdiction where such Company Group Member does not file Tax Returns that such Company Group Member is subject to taxation by that jurisdiction. No Company Group Member has or has never had a permanent establishment or an office or fixed place of business in any jurisdiction outside its country of formation. Each deficiency resulting from any completed audit or examination relating to Taxes by any Governmental Authority has been timely paid.
(h)    There are no liens for Taxes on any asset of any Company Group Member other than Encumbrances for Taxes and other similar governmental charges and assessments which are not yet delinquent.
(i)    No Company Group Member has agreed, or will be required, to make any adjustment for any period ending on or after the Closing Date pursuant to Section 481(a) of the Code by reason of any change in any accounting method. There is no written application pending with any Governmental Authority requesting permission for any such change in any accounting method of such Company Group Member.
(j)    No Company Group Member will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending on or after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed at or prior to the Closing, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) in connection with transactions entered into at or prior to the Closing, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received, or paid, prior to the Closing, (vi) installment sale or open transaction entered into on or prior to the Closing Date, (vii) use of an improper method of accounting for any Taxable period ending on or prior to the Closing Date, (viii) “subpart F income” (as defined in Section 952(a) of the Code), “global intangible low-taxed income” or “net CFC tested income” (as defined in Section 951A(b) of the Code) or amount determined under Section 956 of the Code or (ix) election pursuant to Section 965 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).
(k)    Except with respect to the affiliated group of which Holdings is the common parent, no Company Group Member has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law) as a transferee or successor, by Contract (other than a Contract entered into in the ordinary course of business not relating primarily to allocating or sharing the payment of, or liability for, Taxes), or otherwise by operation of Law. No Company Group Member is or has ever been a partner in any partnership or joint venture, or a party to a Tax partnership or other agreement that is treated, or required to be treated, as a partnership for U.S. federal income tax purposes or an arrangement requiring a partnership Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
(l)    Except with respect to the affiliated group of which Holdings is the common parent, neither Holdings nor any Company Group Member has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated, or unitary return under applicable Law.
(m)    No Company Group Member has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(n)    No Company Group Member has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the Execution Date or otherwise as part of a “plan” or “series of related transactions” within the meaning of Section 355(e) that includes the Transactions.
(o)    No Company Group Member is (or has been for the five-year period ending at the Closing) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.
(p)    No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to any

Company Group Member or, which agreement will be binding on such entity after the Closing Date.
(q)    The unpaid Taxes of each Company Group Member (i) did not, as of the Balance Sheet Date, exceed the accrued Taxes payable (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) do not materially exceed that accrual as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of such Company Group Member.
(r)    Each Company Group Member is in compliance with applicable Law relating to unclaimed property and escheat, and there are no unclaimed property liabilities of any Company Group Member that have not been remitted to the appropriate Governmental Authority in accordance with such Law.
(s)    All of the property of any Company Group Member which is subject to property Tax has been properly listed and described on the property Tax rolls of the appropriate Governmental Authority, and no portion of such property constitutes omitted property for property Tax purposes.
3.15    Real Property
. Section 3.15 of the Disclosure Schedules contains a true, correct, and complete list of all real property leased by any Company Group Member as of the Execution Date (“Real Property”). No Company Group Member owns any real property. Parent has been provided with a true, correct, and complete copy of each deed, lease agreement, and sublease agreement for Real Property (including, without limitation, each of the Subleases and the Prime Leases (as defined in the Subleases)), as applicable, and any amendments, guaranties, side letter agreements, or modifications thereto to which any Company Group Member is a party (collectively, the “Real Property Agreements”). No tenant improvement allowances, landlord work obligations, brokerage commissions or other similar amounts shall be due by or to any Company Group Member following the Closing, except as set forth on Section 3.15 of the Disclosure Schedules. No Company Group Member has assigned, transferred, conveyed, mortgaged, deeded in trust, imposed a lien on or encumbered any interest in any Real Property Agreements. Each such lease of Real Property is in full force and effect, except as enforcement may be limited by Bankruptcy and Equity Exceptions. The Real Property is sufficient for the continued conduct of the Company Group’s operations. Each Company Group Member has performed all material obligations required to be performed by it under the Real Property Agreements. No Company Group Member is, and to the Knowledge of Seller, no other party with respect thereto is, in material breach or default, with or without the giving of notice or lapse of time, under the Real Property Agreements, nor has any Company Group Member received or provided any notices of default under the Real Property Agreements. No Company Group Member has received any notices of any violation of applicable Law in connection with the Real Property Agreements. No consent, notice or filing with any landlord or other third party is required in connection with the consummation of the Transactions, except as set forth on Section 3.15 of the Disclosure

Schedules, and such consummation will not give rise to any termination, acceleration, rent increase, recapture or lien under the Real Property Agreements.
3.16    Title to Assets; Company Assets; Condition and Sufficiency of Assets.
(a)    Except as set forth on Section 3.16 of the Disclosure Schedules, the Company Group Members collectively own and have, and immediately following the Closing will continue to own and have, good and valid title to or exclusive leasehold interest in or other exclusive right to use all Company Assets (other than the Real Property), including such owned assets reflected on the Financial Statements as of the Balance Sheet Date (other than properties and assets reflected on the Financial Statements as of the Balance Sheet Date sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date), necessary to conduct the Business in all material respects in the manner conducted prior to the Execution Date, free and clear of all Encumbrances, other than Permitted Encumbrances. No Person has any Preferential Right with respect to any of the Company Assets or will have any such Preferential Rights as a result of the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the Transactions.
(b)    There are no structural deficiencies or latent defects affecting any Company Assets, and there are no facts or conditions affecting any of the Company Assets which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Company Assets or any portion thereof in the operation of the Business. The Company Assets were constructed in material conformance with, and are operating materially in accordance with, applicable Law and standards normally exercised by recognized engineering and construction firms under prudent industry practice. The Company Assets (i) are in good operating and working condition and repair, (ii) are not in need of material maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, (iii) have been operated and maintained in all material respects in accordance with prudent industry practice, (iv) are suitable and adequate for the purposes for which they are presently used and are capable of performing all functions and operations for which they are intended to be used in the Business, and (v) constitute all of the assets necessary to operate the Business in the manner operated prior to the Execution Date and are sufficient, in all material respects, for the continued conduct of the Business after the Closing.
(c)    There is no pending, or to the Knowledge of Seller, threatened, condemnation, expropriation or similar Action (whether permanent, temporary, whole or partial), or any sale or other disposition of (in each case) any Company Assets or any part thereof in lieu of condemnation or similar Action by any Governmental Authority. Since the Lookback Date, there have been no material Actions for defective performance made against any of the contractors that were hired or subcontracted to construct or operate any of the Company Assets and there is no reasonable basis for any future Actions.
(d)    Since its formation and at all times thereafter, (i) Holdings has not owned any assets other than the Shares, (ii) Holdings has not received any income other than the income received by the Company Group Members as set forth in the Financial Statements, (iii) Holdings has not incurred any liabilities (whether actual, contingent, or otherwise) other than those accrued by the Company Group Members as set forth in the Financial Statements, (iv) Holdings has not conducted any business or operations other than the ownership of the Shares and activities incidental thereto, and (v) the Business has only been conducted by and through the Company Group Members.
3.17    Employee Matters.
(a)    Section 3.17(a) of the Disclosure Schedules contains a true, correct, and complete list of each individual who, as of the Execution Date, is an employee or independent contractor of any Company Group Member, including each such individual’s name, date of hire, position, title, location (city and state), whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), whether exempt from the Fair Labor Standards Act (including exemption relied upon), details of visa or work authorization, if applicable (including visa type, expiration date, and sponsoring entity), rate of base compensation (i.e., annual salary or hourly rate), most recent annual bonus received, current annual bonus opportunity, accrued paid time off, as applicable, and for independent contractors, type of services provided. Except as set forth on Section 3.17(a) of the Disclosure Schedules, each employee of a Company Group Member is an “at will” employee, whose employment may be terminated at any time with or without reason or cause, without any obligation to pay severance or other terminated-related compensation. Each of the independent contractors and consultants of the Company Group may be terminated for any reason with no more than thirty (30) days’ notice and without the obligation to pay severance.
(b)    Except as set forth on Section 3.17(b) of the Disclosure Schedules, since the Lookback Date, (i) each Company Group Member has in all material respects paid all wages, salaries, wage premiums, commissions, bonuses, fees, vacation pay, overtime pay, withholdings, deductions, remittances, incentive compensation, expense reimbursement, paid personal time, and other compensation that has accrued and become earned and due and payable to such Company Group Member’s employees under applicable Law or Company policy, and no Company Group Member has any Liability for arrears of wages or salaries or any Taxes or penalties for failure to comply with any of the foregoing, (ii) no Company Group Member has any accrued and unpaid wages in arrears for services rendered by current or former employees, and no Company Group Member has any Liability to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business); and (iii) as of the Closing Date, there are no pending claims for unemployment compensation benefits or social security disability benefits filed against the Company by any employee. All accrued but unpaid compensation, including, if applicable, overtime, vacation pay and paid personal time, are in all material respects reflected on the books and records of the Company Group.
(c)    Each Company Group Member is, and has been since the Lookback Date, in compliance in all material respects with all Laws respecting labor and employment, including federal contractor obligations, immigration, employment eligibility verification (including maintaining a properly completed Form I-9 for each of its employees), fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, wages and hours, overtime, worker classification, discrimination, harassment, retaliation, disability rights or benefits, reasonable accommodations, leaves of absence, paid sick leave, workers’ compensation, unemployment insurance, information privacy and security, and continuation coverage under group health plans. There are no pending or, to the Knowledge of Seller, threatened administrative charges, complaints, investigations, or other Actions against or involving any Company Group Member and any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of such Company Group Member alleging violation of state or federal Laws relating to employment, labor or employment practices of such Company Group Member.
(d)    There are no strikes, slowdowns, work stoppages, lockouts, or other labor controversies of a similar nature pending or, to the Knowledge of Seller, threatened by or between any Company Group Member and any employee of such Company Group Member. No Company Group Member has recognized a trade union or is a party to, or bound by, any collective bargaining agreement or other written agreement with a labor union or labor organization, nor is any Company Group Member currently negotiating in connection with entering into any such agreement. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate the Transactions.
(e)    Since the Lookback Date, no Company Group Member has entered into any settlement agreement covering claims of sexual harassment or sexual misconduct by any of such Company Group Member’s employees, and, to the Knowledge of Seller, no allegations of sexual harassment or sexual misconduct have been made against any Company Group employee.
(f)    Except as set forth on Section 3.17(f) of the Disclosure Schedules, each Company Group Member is, and has been since the Lookback Date, in compliance in all material respects with the McNamara-O’Hara Service Contract Act (41 U.S.C. §§ 6701–6707) (the “SCA”) and all applicable wage determinations issued thereunder with respect to each contract or subcontract to which the SCA applies. Without limiting the generality of the foregoing: (i) each Company Group Member has paid all prevailing wages and fringe benefits (or cash equivalents thereof) required under each applicable wage determination to all employees performing work on SCA-covered contracts; (ii) all health and welfare fringe benefit contributions required under the SCA have been made in full and on time to bona fide benefit plans or paid as cash equivalents to covered employees; (iii) each Company Group Member has maintained accurate records of hours worked and compensation paid as required by 29 C.F.R. Part 4; (iv) no Company Group Member has received any notice from the U.S. Department of Labor, any contracting agency, or any other Governmental Authority alleging noncompliance with the SCA or any wage determination, nor is any audit, investigation, or proceeding pending or, to the Knowledge of Seller, threatened, with respect to such compliance; (v) no Governmental Authority has withheld or threatened to withhold any contract payments on account of SCA noncompliance; and (vi) no Company Group Member is subject to, or has been subject to since the Lookback Date, any debarment or suspension proceeding, or any threat thereof, under the SCA or any related Executive Order. Section 3.17(f) of the Disclosure Schedules sets forth a true, correct, and complete list of all contracts or subcontracts of any Company Group Member that are subject to the SCA as of the Execution Date, including for each such contract: (A) the applicable wage determination number, (B) the fringe benefit rate and method of compliance (i.e., bona fide plan, cash equivalent, or combination), (C) the number of employees performing work thereunder, and (D) any known deficiencies or underpayments (collectively, the “SCA Contract Schedule”).
(g)    Since the Lookback Date, no Company Group Member has effectuated a “plant closing” or “mass layoff” (each as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”)) or any similar action under any comparable state or local Law, and no Company Group Member has incurred any Liability under the WARN Act or any such comparable Law that remains unsatisfied. No Company Group Member has taken any action that would trigger notice requirements under the WARN Act or comparable state or local Laws in connection with the Transactions.
3.18    Employee Benefits.
(a)    Section 3.18(a) of the Disclosure Schedules contains a complete and accurate list of all Company Plans. The Company has made available to Parent a copy of each Company Plan (or a description, if not written) and all amendments thereto and, as applicable, (i) all trust agreements, insurance contracts or other funding arrangements and amendments thereto, (ii) the summary plan description and all summaries of material modifications, (iii) the most recent favorable determination or opinion letter from the IRS, (iv) the most recent annual return/report (Form 5500) and accompanying schedules and attachments thereto, (v) the most recently prepared actuarial report and financial statements, and (vi) nondiscrimination testing results and Forms 1094-C and 1095-C for the two most recent years.
(b)    Except as set forth on Section 3.18(b) of the Disclosure Schedules, each Company Group Member has maintained and administered each of its respective Company Plans in compliance in all material respects with its terms and with the requirements of applicable Law. All payments, benefits, contributions, and premiums related to the Company Plans have been timely paid or made or properly accrued in accordance with the terms of the Company Plans and all Laws, except as would not result in material liability to the Company Group.
(c)    Except as set forth on Section 3.18(c) of the Disclosure Schedules, no Company Group Member nor any ERISA Affiliate has taken any action or failed to take any action with respect to any Company Plan that would, or would be reasonably likely to, subject any Company Group Member or any ERISA Affiliate to any material tax or penalty (civil or otherwise) imposed by ERISA, the Code or other Law, including, without limitation, any excise taxes imposed for noncompliance with the Patient Protection and Affordable Care Act.
(d)    Except as set forth on Section 3.18(d) of the Disclosure Schedules, no Company Group Member nor any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), or has any direct, indirect or contingent liability with respect to (i) any “multiemployer plan,” as that term is defined in Section 3(37) or 4001(a)(3) of ERISA; (ii) any defined benefit plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the

Code; (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (iv) any employee benefit plan, program, policy or arrangement covering employees outside of the United States or subject to the laws of any jurisdiction other than the United States.
(e)    No Company Plan is currently under investigation, audit, or review, directly or indirectly, by any Governmental Authority, and no action, suit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Knowledge of Seller, is threatened against or threatened to involve, any Company Plan.
(f)    Except as set forth on Section 3.18(f) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) will (i) result in any payment or benefit becoming due under any Company Plan or from any Company Group Member or any of its Affiliates (including Holdings) to any current or former employee or independent contractor of any Company Group Member, (ii) result in the payment, vesting, acceleration, funding or increase of any payment or benefit payable or provided under any Company Plan to any current or former employee or independent contractor of any Company Group Member, (iii) limit or restrict the right of any Company Group Member or, after the Closing, Parent, to merge, amend or terminate any Company Plan, or (iv) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. Section 3.18(f) of the Disclosure Schedules indicates the payments or benefits set forth thereon that are payable or provided by any Company Group Member, including, in each case, the employer share of any employment, withholding or payroll Taxes or similar amounts owed or payable in respect of such payments (collectively, “Sale Bonuses”). Except with respect to the CEO Payment, none of the Sale Bonuses shall be an obligation, or result in any Liability, of any Company Group Member or Parent following the Closing.
(g)    Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS and, to the Knowledge of Seller, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation.
(h)    Except as set forth on Section 3.18(h) of the Disclosure Schedules, no Company Group Member has (i) any current or projected liability for, and no Company Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former employee or independent contractor of any Company Group Member (other than coverage mandated by Law) or (ii) any obligation to gross-up, indemnify or otherwise reimburse any current or former employee or independent contractor of any Company Group Member for any Tax incurred by such person, including under Section 409A or 4999 of the Code.
(i)    Each Company Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been established and operated in compliance in all material respects with all applicable requirements of Section 409A of the Code.

(j)    Except as set forth on Section 3.18(j) of the Disclosure Schedules, no Company Group Member sponsors or maintains any “welfare plan” (as defined in Section 3(1) of ERISA).
(k)    The Company has made available to Parent true, correct and complete copies of the Bonus Plan and all amendments made thereto at any time prior to the Execution Date.
3.19    Environmental.
(a)    The operations of each Company Group Member are, and for the preceding three years have been, in material compliance with all Environmental Laws.
(b)    Each Company Group Member has obtained and is in material compliance with all required Environmental Permits and all such Environmental Permits are in full force and effect, and no appeal or other proceeding is pending or threatened in writing to revoke any such Environmental Permits.
(c)    No Company Group Member is subject to any Judgment from any Governmental Authority under any Environmental Laws requiring the payment of a fine or penalty, and no such action has been threatened by any Governmental Authority against any Company Group Member.
(d)    No Company Group Member is subject to any current, pending, or threatened investigation, Judgment or Action alleging noncompliance with or potential liability under any Environmental Laws.
(e)    No Hazardous Materials have been used, generated, treated, stored, disposed of, released or handled by any Company Group Member in a manner that would reasonably be expected to result in liability of any Company Group Member under applicable Environmental Laws.
(f)    No Company Group Member has undertaken or assumed by contract or operation of law any material liability or indemnity arising under any Environmental Laws or relating to Hazardous Materials.
(g)    Copies of all material, environmental site assessments, investigations, and audit reports and other material reports relating to (i) noncompliance with Environmental Laws and/or Environmental Permits, and/or (ii) the environmental condition of the Real Property have been made available to Parent.
3.20    Related Party Agreements. Except as set forth in Section 3.20 of the Disclosure Schedules, neither Holdings nor any Related Party of any Company Group Member, (a) is a party to any Contract with any Company Group Member, (b) owes any amount to any Company Group Member, nor has any Company Group Member committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Party of any Company Group Member, (c)

has purchased, acquired or leased any property, rights or services from, or sold, transferred or leased any assets, property, rights or services to any Company Group Member or (d) received any financial or other benefits from any Company Group Member, other than the payment of compensation for services rendered in the ordinary course of the Business (collectively, “Affiliate Arrangements”). Notwithstanding any other provision herein, effective prior to or as of the Closing, all Affiliate Arrangements shall have been terminated in their entirety and be of no further force or effect. From and after the Closing, no Company Group Member nor Parent shall be bound by or have any Liability in respect of any such Affiliate Arrangement, including the termination thereof.
3.21    Broker’s Fees. Except for KippsDeSanto & Co., whose fees and expenses shall be paid by Holdings, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to or has claimed any broker’s, finder’s or similar fee or other commission from Holdings, any Company Group Member or any of its Affiliates in connection with this Agreement or the Transactions. Parent shall not have any Liability for any fees owed to KippsDeSanto & Co. arising out of or in connection with this Agreement and the Ancillary Agreements or the Transactions.
3.22    Accounts Receivable; Payable and Purchase Orders.
(a)    All of the accounts receivable owing to each Company Group Member (“Accounts Receivable”) constitute valid and enforceable claims arising from bona fide transactions for goods sold or services performed in the ordinary course of business, and the goods and/or services involved have been sold, delivered and/or performed to the account obligors. No Company Group Member has received any notice of any claims, refusals to pay or other claimed rights of set off against any Accounts Receivable other than in the ordinary course of business and consistent with past practice. To the Knowledge of Seller, no account debtor is insolvent or bankrupt.
(b)    All accounts payable of each Company Group Member are legal, valid and binding obligations of such Company Group Member and were incurred in the ordinary course of business and no such account payable is delinquent more than 90 days in its payment. The charges, accruals and reserves on the books of the Company Group in respect of the accounts payable as of the date thereof were recorded in accordance with past practice consistently applied during the periods involved.
(c)    Section 3.22(c) of the Disclosure Schedules sets forth a true, correct and complete list of all open orders for the purchase of goods or services by any Company Group Member in an amount in excess of $100,000 relating to the Business.
3.23    Product and Service Warranties.
(a)    No Company Group Member offers or sells to its customers any extended warranty program, pre-paid service plans or any similar programs or plans.

(b)    Each product sold or delivered by any Company Group Member with respect to the Business since the Lookback Date is, and at all times up to and including the sale thereof, has been, in compliance, in all material respects, with all product specifications and all express and implied warranties and all applicable Laws. To the Knowledge of Seller, there is no material defect or danger of any kind that has been established or is being investigated with respect to any such product. Since the Lookback Date, no Action has been brought and, to the Knowledge of Seller, no Action has been threatened, with respect to any Company Group Member’s products or with respect to the Business, and to the Knowledge of Seller, there has not been any pattern of defect or danger related to such products. No Company Group Member has any Liability for replacement or repair of any such products or other damages in connection therewith. No Company Group Member has sold any products, or delivered any services with respect to the Business that included a warranty that extends beyond the Execution Date.
(c)    Since the Lookback Date, no Company Group Member has material Liability arising out of any injury to individuals or property as a result of the use of any product repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of any Company Group Member with respect to the Business. No Company Group Member has committed any act or failed to commit any act which would result in, and, to the Knowledge of Seller, there has been no occurrence which would give rise to or form the basis of, any material product liability or liability for breach of warranty (whether covered by insurance or not) on the part of any Company Group Member with respect to products repaired, maintained, delivered, sold or installed or services rendered by or on behalf of any Company Group Member with respect to the Business.
3.24    Material Customers and Suppliers.
(a)    Section 3.24(a) of the Disclosure Schedules sets forth a list of the 20 largest customers (by dollar volume) of the Company Group for each of calendar year 2024 and 2025 and the one month ended January 31, 2026 (each a “Material Customer”), including the revenue generated with respect to each such Material Customer for the periods then ended.
(b)    Section 3.24(b) of the Disclosure Schedules sets forth a list of the 20 largest suppliers (by dollar volume) of the Company Group for each of calendar year 2024 and 2025 and the one month ended January 31, 2026 (each a “Material Supplier”), including the expenditures with respect to each such Material Supplier for the periods then ended.
(c)    No Company Group Member has received any written notice from any Material Customer or Material Supplier stating that such Material Customer or Material Supplier will or intends to stop or materially decrease, restrict, suspend or modify the rate of, its business with a Company Group Member or otherwise materially and adversely change the terms of its relationship with a Company Group Member (including the pricing or payment terms or volumes of sales or purchases in the ordinary course of business). There are no pending, or to the Knowledge of Seller, threatened Actions, disputes or controversies involving any Company Group Member, on the one hand, and any Material Customer or Material Supplier, on the other hand.

3.25    Capital Commitments; Capital Expenditures. Except as set forth on Section 3.25 of the Disclosure Schedules, no Company Group Member has made any capital expenditures in excess of $100,000, individually or in the aggregate, since the date of the Interim Balance Sheet and no Company Group Member has any obligations for capital expenditures in excess of $100,000, individually or in the aggregate.
3.26    Sanctions, Import and Export Controls.
(a)    Each Company Group Member and, while acting for or on its behalf, each of the Company’s Representatives, distributors, sub-distributors, agents and other Persons acting on behalf of any Company Group Member (the “Company Relevant Persons”) are and since the Lookback Date with respect to Ex-Im Laws (as defined below) and since April 24, 2019 with respect to Sanctions (as defined below), have been in compliance with: (i) all applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures, including the economic sanctions Laws administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the European Union and its member states, the United Nations or His Majesty’s Treasury (collectively, “Sanctions”); and (ii) all applicable export, re-export, transfer, import/customs, or antiboycott Laws, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the Laws and regulations administered by U.S. Customs and Border Protection (collectively, “Ex-Im Laws”). Neither any Company Group Member nor any Company Relevant Persons are or have been: (A) listed or designated on, any Sanctions-related list of restricted parties maintained by any applicable Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List; (B) a Governmental Authority of, resident or located in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions (as of the Execution Date, Cuba, Iran, North Korea, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (C) 50% or more owned, directly or indirectly, individually or in the aggregate, or controlled by any of the foregoing. Without limiting the foregoing, no Company Group Member has submitted any disclosures nor received any notice that it is subject to any civil or criminal investigation, proceeding, audit or any other inquiry, or has conducted any internal investigation concerning, or is aware of any allegation (including whistleblower complaints) involving or otherwise relating to, any alleged or actual violation of Sanctions or Ex-Im Laws.
(b)    Each Company Group Member has instituted and maintains, policies and procedures reasonably designed to promote and achieve compliance with applicable Sanctions and Ex-Im Laws.
(c)    Section 3.26 of the Disclosure Schedules sets forth a list of all licenses, agreements or authorizations issued related to Sanctions and Ex-Im Laws.
3.27    Anti-Corruption.
(a)    Since the Lookback Date, each Company Group Member and, while acting for or on its behalf, the Company Relevant Persons have not, directly or indirectly,

violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the Canadian Corruption of Foreign Public Officials Act or any other anti-corruption or anti-bribery Law (collectively, the “Anti-Corruption Laws”) to the extent applicable to any Company Group Member or the Business.
(b)    The Company Group Members and, while acting for or on its behalf, the Company Relevant Persons have not, directly or indirectly, made any offer, payment, promise to pay, gift, bribe, rebate, loan, payoff, kickback or any other transfer of value to any Person for the purpose of inducing such Person to do any act or make any decision in an official capacity, including a decision to fail to perform an official function, or use his or her or its influence with a Governmental Authority in order to affect any act or decision of such Governmental Authority for the purpose of assisting any Person to obtain or retain any business, or to facilitate efforts of any Person to transact business or for any other improper purpose (e.g., to obtain a tax rate lower than allowed by law) in each case in violation of applicable Anti-Corruption Laws.
(c)    Without limiting the foregoing, no Company Group Member has submitted any disclosures or received any notice that it is subject to any civil or criminal investigation, proceeding, audit or any other inquiry, or has conducted any internal investigation concerning, or is aware of any allegation (including whistleblower complaints) involving or otherwise relating to, any alleged or actual violation of Anti-Corruption Laws.
(d)    Each Company Group Member has instituted, and maintains, policies and procedures reasonably designed to promote and achieve compliance with applicable Anti-Corruption Laws.
3.28    Bank Accounts. Section 3.28 of the Disclosure Schedules sets forth a true, correct and complete list of (a) the names and locations of banks, trust companies and other financial institutions at which any Company Group Member maintains deposit, checking, investment securities or similar accounts or safe deposit boxes, (b) the types of those arrangements and accounts, including the names in which the accounts or boxes are held, the account or box numbers and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto and (c) the names of all Persons, if any, holding powers of attorney from any Company Group Member and a summary statement of the terms thereof.
3.29    Directors and Officers. Section 3.29 of the Disclosure Schedules sets forth a true and correct list of all of the officers, directors or similar functionaries of each Company Group Member.
3.30    Facility Security Clearances. Except to the extent disclosure thereof is prohibited by applicable Law, Section 3.30 of the Disclosure Schedules sets forth a true and complete list of all facility security clearances held by any Company Group Member (the “Facility Security Clearances”). The Company has provided Parent with a list of all United States government security clearances held by the officers, employees, agents, subcontractors, and consultants of each Company Group Member (“Personnel Security Clearances”), including the security classification for all clearances. The Company Group possesses all Facility Security

Clearances and the Company Group’s employees possess all Personnel Security Clearances required to perform the Contracts of the Company Group and necessary to operate the Business as currently conducted, which Facility Security Clearances and Personnel Security Clearances are sufficient, in all material respects, for the continued conduct of the Business after the Closing. All such Personnel Security Clearances and Facility Security Clearances are valid and in full force and effect. Each Company Group Member and its respective officers, employees, agents and consultants (a) have complied in all material respects with the requirements of the National Industrial Security Program Operating Manual; and (b) have not taken, or omitted to take, any action that would or would reasonably be expected to result in the invalidation, suspension or revocation of any Facility Security Clearances or Personnel Security Clearances. No Company Group Member has received notice of and, to the Knowledge of Seller, there is no proposed or threatened invalidation, suspension or revocation of any such Personnel Security Clearances or Facility Security Clearances.
3.31    Performance Bonds. Section 3.31 of the Disclosure Schedules sets forth all Performance Bonds posted by, or on behalf of, any Company Group Member.
3.32    No Operations. Since its formation and at all times thereafter, (a) ODC owns no assets, (b) ODC has no Liabilities and no employees, has not entered into and is not bound by any Contracts, holds no Permits and is not subject to any government orders or any Proceedings, and (c) ODC has not conducted any business or other operations, other than activities incidental to the maintenance of its corporate existence.
3.33    No Other Representations. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), no Company Group Member or any other Person has made or makes any other express or implied representation or warranty, whether written or oral, on behalf of any Company Group Member, including (a) any representations or warranties with respect to any projections, forecasts or information disclosed, discussed or made available in management or due diligence meetings or presentations, offering memoranda, in the Virtual Data Room or any other online or physical data room or in any other formats or contexts; (b) any representations or warranties regarding the prospects of any Company Group Member or its assets, liabilities, business or operations or any other matters or circumstances; and (c) any “10b-5” or similar representation or warranty that information furnished or made available by any Company Group Member, or any other Person includes or will include all material facts and does not or will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, and the Company Group hereby expressly disclaims any and all other representations and warranties whatsoever. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED. ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES MADE BY ANY PARTY OR ITS REPRESENTATIVES, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN MERGED INTO THIS AGREEMENT, IT BEING INTENDED THAT NO

SUCH PRIOR REPRESENTATIONS OR WARRANTIES SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent represents and warrants to Holdings and the Company as follows:
4.1    Organization. Parent is a corporation duly incorporated, validly existing and in good standing under Delaware law. Parent is duly licensed or legally qualified to do business in each of the jurisdictions in which the nature of the business conducted by it requires such qualification or licensing, except in such jurisdictions where the failure to be so qualified or licensed, would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.2    Authority; Enforceability. Parent has all requisite power or legal capacity, as applicable, and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions. The execution and delivery by Parent of this Agreement and any Ancillary Agreement to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation of the Transactions have been duly authorized by all requisite entity action on the part of Parent, and no other action, corporate or otherwise, on the part of Parent or its holders of equity interests is required to authorize the execution and delivery by Parent of this Agreement and the Ancillary Agreements to which Parent is or will be a party. This Agreement has been duly authorized, executed and delivered by Parent and (assuming the due authorization, execution and delivery of this Agreement by Holdings and the Company) constitutes a legal, valid, and binding obligation of Parent enforceable in accordance with its terms, except as enforcement may be limited by Bankruptcy and Equity Exceptions. When each Ancillary Agreement to which Parent is or will be a party has been duly authorized, executed and delivered by Parent, and assuming the due and valid authorization, execution and delivery of such Ancillary Agreement by each other party thereto, such Ancillary Agreement will constitute a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except as the same may be limited by Bankruptcy and Equity Exceptions.
4.3    No Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Parent to which Parent is or will be a party, and the consummation by Parent of the Transactions, do not and will not: (a) conflict with or result in violation or breach of any provision of Parent’s Organizational Documents; (b) conflict with or result in a violation of any Law; or (c) conflict with, result in a breach of or violation of, or constitute a default under, with notice or lapse of time or both, the terms, conditions or provisions of any Contract to which Parent is a party or bound, including without limitation any restrictive covenants contained in any of the foregoing, except, in each case of clauses (b) and (c), for such violations, conflicts or defaults that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.4    Consents. No consents, Permits, Judgments, approvals, authorizations, filings, or registrations or other similar actions in respect of or notices to any Person or Governmental Authority are required to be obtained or made by or on behalf of Parent in connection with (a) the execution, delivery and performance by Parent of this Agreement and the Ancillary Agreements to which it is or will be a party; or (b) the consummation by Parent of the Transactions in accordance with the terms and conditions of this Agreement and the Ancillary Agreements to which it is or will be a party. The consummation of the Transactions will not result in an obligation of Parent under the Securities Exchange Act or the applicable rules of any stock exchange on which the securities of Parent are listed to publicly disclose a copy of the Audited 2025 Financials.
4.5    Legal Proceedings. There are no Actions that are pending or, to the knowledge of Parent, threatened against Parent that challenge the validity or propriety of the Transactions and the Ancillary Agreements.
4.6    Funds. Parent understands and acknowledges that the obligations of Parent to consummate the Transactions are not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangement, Parent’s obtaining of any financing or the availability, grant, provision, or extension of any financing to Parent. At the Closing, Parent will have sufficient unrestricted cash on hand for Parent to complete the Transactions and pay the aggregate Merger Consideration and Payoff Amount and all fees and expenses required to be paid by Parent in connection with the Transactions.
4.7    Investment Intent.
(a)    Parent is acquiring the Holdings Units for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling such Equity Interests, in each case, in violation of Laws in respect of federal securities laws or any applicable foreign or state securities law.
(b)    Parent qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.
(c)    Parent understands that the acquisition of the Holdings Units to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Parent and its Representatives have experience as investors in equity interests and other securities of companies such as the ones being transferred pursuant to this Agreement, and Parent can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Parent is capable of evaluating the merits and risks of its investment in such Shares to be acquired by it pursuant to the Transactions.

(d)    Parent understands that Holdings Units to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. Parent acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities Laws or pursuant to an applicable exemption therefrom. Parent acknowledges that there is no public market for the Holdings Units and that there can be no assurance that a public market will develop.
4.8    Broker’s Fees. Except for Solomon Partners, neither Parent nor any Person on its behalf has entered into any arrangement pursuant to which any Person is entitled to any broker’s, finder’s, or agent’s fee or any other similar fee, commission or compensation from Parent or any of its Affiliates in connection with this Agreement or the Transactions, and no Company Group Member shall have any Liability for any such fees, commissions or compensations owed to Solomon Partners or any other Person arising out of or in connection with this Agreement and the Ancillary Agreements or the Transactions.
4.9    No Reliance. Parent and its Affiliates have substantial familiarity with the Business and the Company Group and fully understand the risks inherent with the Transactions. Furthermore, Parent (for itself and on behalf of its Affiliates and Representatives) has conducted an independent investigation, verification, review and analysis of the Business, operations, assets, liabilities, results of operations, financial condition, technology and prospects, of the Company Group, and Parent, its Affiliates and their advisors and Representatives have had access to the personnel, properties, premises and records of the Company Group for such purpose. In entering into this Agreement, Parent has relied solely upon the aforementioned investigation, review, and analysis and not on any factual representations or opinions of Holdings or any member of the Company Group, or any of their respective Representatives or any other Person, except for the specific representations and warranties expressly made by Holdings and the Company in Article III, in each case, as qualified by the Disclosure Schedules (the “Express Representations”). Parent (for itself and on behalf of its Affiliates and Representatives and each of their successors and assigns): (a) except for the Express Representations, specifically acknowledges that none of Holdings, the Company Group, or any other Person is making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Company Group or its businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, management presentations, projections, documents, material, or other information (financial or otherwise) regarding the Company Group furnished to Parent or its Affiliates or Representatives or made available to Parent, its Affiliates or Representatives in the Virtual Data Room or any other online or physical data room, management presentations, or in any other manner or form in expectation of, or in connection with, the Transactions; and (b) except for the Express Representations, specifically and irrevocably disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges that Holdings, the

Company Group, and their Affiliates hereby specifically disclaim any such other representation or warranty made by any Person.
4.10    No Other Representations. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), Parent has not made nor makes any other express or implied representation or warranty, whether written or oral, on behalf of Parent, including (a) any representations or warranties with respect to any projections, forecasts or information disclosed, discussed or made available in management or due diligence meetings or presentations, offering memoranda, in any online or physical data room or in any other formats or contexts; and (b) any representations or warranties regarding the prospects of Parent or its assets, liabilities, business or operations or any other matters or circumstances, and Parent hereby expressly disclaims any and all other representations and warranties whatsoever.
ARTICLE V.
COVENANTS
5.1    Interim Covenants
. From the Execution Date until the earlier of (x) the date this Agreement is terminated pursuant to Article IX or (y) the Closing Date, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) and except as otherwise expressly required by this Agreement, Holdings and the Company shall (a) operate the Business and maintain the books, accounts and records of the Company Group, in each case, in the ordinary course of business consistent with past practice and in compliance with all applicable Laws, Permits and contractual obligations, (b) use commercially reasonable efforts to maintain and preserve, in the ordinary course of business consistent with past practice, the current organization, business and franchise of Company Group, and the relationships of the Company Group with material customers (including any Material Customer), material suppliers (including any Material Supplier) and other material business relationships of the Company Group and protect its properties and assets (including all Permits), subject to reasonable wear and tear, and (c) not take any action that would have been required to be disclosed on Section 3.8 of the Disclosure Schedules had such action been taken prior to the Execution Date (except any action to be performed by any Company Group Member prior to the Closing that is expressly required by this Agreement). Provided that, notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall (i) give Parent, directly or indirectly, the right to control or direct in any manner the operations of the Company Group prior to the Closing; (ii) prohibit or restrict the ability of the Company Group to make payments for or prepayments of Indebtedness under any existing (including any revolving line of credit or similar facility provided for thereunder) prior to the Merger Effective Time; (iii) require the Company Group to make capital expenditures outside of the ordinary course of business; (iv) restrict the ability of the Company Group to declare or pay any cash dividends, make any cash distributions, or pay any Indebtedness, in each case, prior to the Effective Time; or (v) restrict the ability of the Company Group to take any actions that would otherwise be prohibited under this Section 5.1 if reasonably necessary or required in response to an emergency; provided that the Company Group provides notice of the emergency and the actions so taken as promptly as practicable, no later than 48 hours after the emergency.
5.2    Access; Contact with Customers and Suppliers.  From the Execution Date until the earlier of termination of this Agreement or the Closing Date, upon prior written request, Holdings and the Company will (a) afford Parent and its Representatives reasonable access at reasonable times to the Company Group’s respective officers, books and records and facilities as may be reasonably requested by Parent and (b) confer and consult with Parent’s Representatives to report on operational matters, financial matters, and the general status of ongoing business operations of the Company Group. Notwithstanding the foregoing, access and disclosure contemplated by this Section 5.2 shall (i) not interfere with the conduct of the Business in any material respect, (ii) occur in a manner as Holdings reasonably determines to be appropriate to protect the confidentiality of the Transactions and confidential information of the Company Group, and (iii) be requested from Holdings or such Person(s) as Holdings may designate in writing from time to time. From the Execution Date until the Closing, Parent shall not, and shall cause its Representatives not to directly or indirectly contact or communicate with any customers, suppliers, or other business counterparties of the Company Group, except as permitted by this Section 5.2. Prior to the Closing, Parent and the Company Group shall cooperate in good faith to develop a communication plan for, and facilitate introductions to, the Key Relationships. Parent and the Company Group shall use Commercially Reasonable Efforts to arrange an introductory call or other communication with each Key Relationship as soon as reasonably practicable following the Execution Date, but in any event not later than five (5) Business Days prior to the Closing, and Parent shall be afforded a reasonable opportunity to have a representative participate in any such contact or communication. Notwithstanding the foregoing, nothing in this Section 5.2 shall restrict Parent or its Representatives from making contacts or communications in the ordinary course of Parent’s business on matters unrelated to the Transactions or the Company Group.
5.3    DCSA Matters. From and after the Execution Date, the Parties (other than the Sellers’ Representative) shall use Commercially Reasonable Efforts to promptly prepare all information required to be filed in connection with the notice of the transfer of ownership contemplated hereby and any other required submissions to DCSA in accordance with the National Industrial Security Program Operating Manual, DoD 5220.22-M (codified at 32 C.F.R. part 117) for the continuation of all necessary U.S. government facility security clearances, including the Facility Security Clearances (the “DCSA Approval”). The Company Group Members shall use Commercially Reasonable Efforts to (a) maintain all DCSA Approvals; and (b) refrain from taking any action or, as appropriate, omitting to take any action that could cause DCSA to invalidate, suspend, or revoke such clearances. From the Execution Date until the Closing, the Company Group Members shall, to the extent not legally prohibited, keep Parent informed of any material communication or meeting with any Governmental Authority in respect of the DCSA Approval. In the event that, prior to the Closing, DCSA contacts Holdings or its Representatives regarding the Transactions without also contacting Parent, Holdings shall, to the extent not legally prohibited and not in contravention of any direction provided by DCSA, notify Parent promptly upon receipt of any such communication, and any response thereto shall be subject to the restrictions set forth in this Section 5.3. Subject to the Confidentiality Agreement, applicable Law, and Section 5.7, the Parties (other than the Sellers’ Representative) will provide each other with copies of all material correspondence, filings or communications between them or any of their Representatives, on the one hand, and DCSA or members of their staff, on the other hand, with respect to the Transactions. Notwithstanding anything to the contrary in this Section 5.3, (i) a Party may redact from any filings provided to the other Party hereunder, and shall not be required to provide any materials or information hereunder, to the extent such filings, materials or information relate to any references to or concerning any information governed by the attorney-client privilege, work product doctrine or any similar privilege, and (ii) each Party may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 5.3 as “Outside Counsel Only,” which materials and the information designated as Outside Counsel Only shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel. Each Party recognizes that the foregoing restrictions are material terms of this Agreement.
5.4    Personnel Security Clearances. Following the Closing, subject to the conditions and limitations herein and under applicable Law, Parent shall cause the Company to continue to sponsor the personnel security clearances for all Affiliated Personnel and TSS Personnel. Parent’s obligations under this Section 5.4 shall expire (a) with respect to the TSS Personnel, on the earlier of (i) the twelve (12) month anniversary of the Closing and (ii) as to any individual TSS Personnel, the date on which such TSS Personnel notifies the Company’s Facility Security Officer that such individual no longer requires the Company’s sponsorship, and (b) with respect to the Affiliated Personnel, on the earlier of (i) the eighteen (18) month anniversary of the Closing and (ii) as to any individual Affiliated Personnel, the date on which such Affiliated Personnel notifies the Company’s Facility Security Officer that such individual no longer requires the Company’s sponsorship. Nothing herein shall require the Company to incur any cost or expense (other than de minimis amounts) in the performance of its obligations under this Section 5.4. If Parent reasonably believes more than de minimis expenses will be incurred by the Company as a result of this Section 5.4, then Parent shall provide written notice to Sellers’ Representative and Sellers’ Representative may, but shall not be required to, advance such costs or expenses to Parent and upon receipt of such advance Parent shall continue to perform its obligations under this Section 5.4. Notwithstanding the foregoing, if Parent determines, in its sole discretion, that any of the TSS Personnel or the Affiliated Personnel have taken or may take any action that would be reasonably expected to be detrimental to the Facility Security Clearance or any other U.S. government security clearance of Parent or its Affiliates or any of their respective Representatives, Parent may immediately cause the Company to discontinue its sponsorship of such individual’s personnel security clearances without any prior notice. Moreover, if DCSA informs Parent or the Company that continuing to sponsor the personnel security clearances of the Affiliated Personnel or the TSS Personnel could impair the Company’s eligibility to continue holding the Facility Security Clearance, the Company may discontinue its sponsorship of such personnel security clearances as it determines appropriate to address DCSA’s concerns.
5.5    Public Announcements
. Except as may be required by Law (including the Securities Exchange Act) or the applicable rules of any stock exchange on which the securities of Parent are listed, none of the Parties shall issue any press release or make any public statement prior to consulting with the other Parties and consenting to such press release or public statement, which consent shall not be unreasonably conditioned, withheld or delayed. The foregoing shall not in any way restrict Parent from making disclosures in an earnings call or other communication with current or potential investors or financial analysts that is consistent with any press release, public announcement, presentation, communication plan or strategy that is made or permitted pursuant to the preceding sentence in this Section 5.5. Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the Merger, the Sellers’ Representative shall be permitted to announce that it has been engaged to serve as the Sellers’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof; provided, that copies of any such announcement shall have been provided to Parent at least two Business Days in advance for its review and reasonable comment.
5.6    Efforts; Third Party Consents; Further Assurances. Each Party to this Agreement shall execute and deliver such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and the Transactions. The Parties (a) will take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable, including cooperating with one another and (b) will use Commercially Reasonable Efforts to prepare all other necessary documentation to effect promptly all necessary filings and to obtain all necessary Permits, consents, approvals, orders and authorizations of, or any exemptions by, all third parties and Governmental Authorities necessary to consummate the Transactions. Each Party will keep the other Parties apprised of the status of any inquiries made of such Party by any Governmental Authorities or members of their respective staffs with respect to this Agreement or the Transactions. If at any time after the Closing any further action is necessary to carry out the terms and conditions of this Agreement and the Ancillary Agreements, including, without limitation, the execution of additional instruments, the Parties agree to use all Commercially Reasonable Efforts to take, or cause to be taken, such actions.
5.7    Confidentiality(a)    . Notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Parties (other than the Sellers’ Representative) acknowledge and agree that the Confidentiality Agreement remains in full force and effect following the execution of this Agreement in accordance with its terms. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.7 shall nonetheless continue in full force and effect. Notwithstanding anything to the contrary herein, the obligations of Parent and its Affiliates pursuant to the Confidentiality Agreement or any other confidentiality or non-disclosure agreement with Holdings, the Company Group or any of their respective Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, in respect of any confidential or proprietary information relating to the affairs, operations, assets, liabilities, personnel, results of operations and financial condition of the Company Group shall terminate as of the Closing and cease to be of any further force or effect. Holdings and its Affiliates hereby assign, effective at the Closing, to Parent their rights under all confidentiality agreements entered into by Parent or any of its Affiliates with any Person in connection with the proposed sale of the Company Group to the extent such rights relate to the Company Group. True, correct and complete executed copies of such confidentiality agreements shall be provided to Parent on the Closing Date. The Sellers’ Representative shall hold in confidence all documents and information furnished to it in connection with the transactions contemplated hereby. Notwithstanding anything herein to the contrary, following Closing, the Sellers’ Representative shall be permitted to disclose information as required by applicable Law or to advisors and representatives of the Sellers’ Representative and to the Unitholders, in each case, who have a need to know such information and who are subject to confidentiality obligations with respect thereto at least commensurate with the obligations set forth in this Agreement, solely to the extent necessary to comply with Sellers’ Representative’s express obligations under this Agreement. As a result of the consummation of the Transactions, neither Parent nor its Affiliates shall disclose a copy of the audit report issued by the independent auditor for Holdings in connection with the Audited 2025 Financials to any Person; provided that Parent shall be permitted to disclose (a) the Audited 2025 Financials and the associated audit report to its Representatives or to other Persons who have a need to know such information for a legitimate business purpose and are bound by an obligation of confidentiality at least as stringent as set forth herein, and (b) the Audited 2025 Financials and associated audit report or information contained therein to the extent required pursuant to a subpoena or order issued by a court, arbitrator or Governmental Authority or by applicable rules of civil procedure or other similar process. For the avoidance of doubt, nothing herein shall prevent Parent from publicly disclosing the financial data or the information contained in the notes to the Audited 2025 Financials in connection with its financial reporting obligations under applicable Law (including the Securities Exchange Act) or the applicable rules of any stock exchange on which the securities of Parent are listed.
5.8    Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’, and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the Transactions.
5.9    Indemnity; Tail Policy.
(a)    Parent agrees that all rights to indemnification, advancement of expenses and exculpation by Holdings and the Company Group now existing in favor of each Person who is now, or has been at any time prior to the Execution Date or who becomes prior to the Closing Date, an officer or director of Holdings or any Company Group Member (each, an “Indemnified Person”), as provided in the Organizational Documents of Holdings and such Company Group Member, in each case, as in effect on the Execution Date, or pursuant to any other agreements in effect on the Execution Date, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms, except, for the avoidance of doubt, with respect to Actions arising out of the Transactions and the Ancillary Agreements. For a period of six years after the Closing Date, Parent shall not, and shall not permit Holdings or the Company Group to, amend, repeal or otherwise modify any provision in Holdings or any Company Group Member’s Organizational Documents relating to the exculpation or indemnification (including fee advancement) of any Indemnified Person (unless required by Law), in any manner that would be material and adverse to such Indemnified Persons, it being the intent of the parties that the Indemnified Persons shall continue to be entitled to such exculpation and indemnification (including fee advancement) to at least the full extent of Law as in effect on the Closing Date. Holdings and each Company Group Member shall honor and perform in accordance with their terms all indemnification obligations owed to the Indemnified Persons. The foregoing shall not in any way limit Parent, Holdings, or any Company Group Member from seeking coverage or recovery for such indemnification obligations and advancement of expenses from the D&O Tail Policy or under any insurance policies maintained by Parent, Holdings, or any Company Group Member (other than policies maintained by Affiliates of Holdings under which Holdings or a Company Group Member is also an insured) or from any third Person who is contractually obligated to indemnify an Indemnified Person.
(b)    The Company shall obtain (effective on or prior to the Closing Date) and pay for a directors’ and officers’ liability insurance “tail” policy, to include employment practices and securities liability, covering the Indemnified Persons, with a term of six years following the date of the Closing and providing coverage for claims arising from facts or events that occurred on or before the Closing Date, with coverage in amount and scope and on terms and conditions at least as favorable to the Indemnified Persons as the directors’ and officers’ liability insurance coverage presently maintained by Holdings or any Company Group Member (the “D&O Tail Policy”); provided that in the event that any claim is brought under any such policy prior to the six-year anniversary of the Closing Date, Holdings and the Company shall pursue its rights to recovery under such D&O Tail policy until final disposition thereof. Neither the Parent, Holdings, nor the Company shall terminate the D&O Tail Policy, nor shall Parent, Holdings, or the Company permit any of their Affiliates to terminate the D&O Tail Policy, in each case, prior to the expiration of the six-year term.
(c)    The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and his, her, or its heirs and representatives; and (ii) in addition to, and not in substitution of, any other rights, including rights to indemnification and advancement of expenses, that any Indemnified Person may be entitled to, or hereafter acquire, under Law, Contract or Organizational Document.
5.10    Representation and Warranty Insurance Policy. From and after the Execution Date, Holdings and the Company shall use Commercially Reasonable Efforts to cooperate with Parent in connection with, and Parent shall procure, the RWI Policy, and Parent shall timely pay, or cause to be paid, all costs and expenses related to the RWI Policy, including the total premium, underwriting costs, taxes, brokerage commission, and other fees and expenses of such policy, including the retention. The RWI Policy shall not be amended, modified, or otherwise changed in any manner that materially and adversely affects the Unitholders, in each instance, without the prior written consent of Holdings, prior to the Closing, and Sellers’ Representative, following the Closing. The Parties acknowledge and agree that the RWI Policy is intended to be a Contract between Parent and the insurer party thereto, separate and apart from this Agreement, and that no limitations (including any survival limitations and other limitations set forth in this Agreement), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Parent to make claims under or recover under the RWI Policy (it being understood that any matter for which there is coverage available under the RWI Policy shall be subject to the terms, conditions and limitations, if any, set forth in the RWI Policy). No later than one Business Day prior to the Closing Date, Holdings shall deliver or cause to be delivered to (a) Parent a correct and complete copy of the VDR as of such date in either electronic form or by delivery of two USB drives and (b) the insurer of the RWI Policy, a correct and complete copy of the VDR as of such date in either electronic form or by delivery of one (1) USB drive. Neither Holdings nor any Company Group Member will make any changes to the contents of the VDR during the period of two (2) Business Days prior to the Closing Date.
5.11    Disclosure Schedules. The section number headings in the Disclosure Schedules to this Agreement correspond to the section numbers in this Agreement; provided, however, that information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on each other applicable section of the Disclosure Schedules and will be deemed to be an exception to each such applicable representation and warranty in this Agreement to the extent that the relevance of such information to such other section of the Disclosure Schedules or representation and warranty is clearly noted as such by cross-reference to such other sections of the Disclosure Schedules. The inclusion of information in the Disclosure Schedules shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to the Company Group. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement.
5.12    Exclusivity. Holdings shall not, and shall cause its Affiliates to not, directly or indirectly through any of its or their respective Representatives, (a) solicit, initiate, seek, facilitate, entertain or knowingly encourage, or respond to, any inquiry, expression of interest, proposal, plan or offer from, (b) disclose or otherwise furnish any confidential, proprietary or non-public information regarding the Company Group to, or (c) participate in any discussions or negotiations with, any person or entity (other than Parent and its Representatives) (each, a “Third Party”) regarding (i) any acquisition of the Company Group or any equity securities, business or assets of any Company Group Member (including by way of any merger, business combination, or consolidation with any Company Group Member or any acquisition, sale or transfer of any of the business, properties, securities, or assets of any Company Group Member), (ii) any joint venture or other direct or indirect strategic investment in any Company Group Member (other than an ongoing commercial or strategic relationship in the ordinary course of business), (iii) reorganization, recapitalization, dissolution or liquidation or other similar transaction involving any Company Group Member or (iv) any other transaction with Holdings or any Company Group Member that would have substantially the same economic effect as any of the foregoing (each, a “Alternative Transaction” and such activities in clauses (a) through (c), the “Restricted Activities”). Holdings will immediately notify, and provide a copy (if applicable) to, Parent of any submissions, proposals, offers or inquiries made regarding an Alternative Transaction from the Execution Date until the earlier of the Closing or the termination of this Agreement. Holdings shall and shall cause its Representatives to immediately cease, terminate, suspend or otherwise discontinue any and all discussions, negotiations or other Restricted Activities with any Third Parties regarding any Alternative Transactions that are occurring or have occurred on or prior to the Execution Date, including by terminating any access to any online or other datasites and requesting the return or destruction of all confidential information provided to Third Parties in connection with an Alternative Transaction. Prior to the earlier of the Closing or the termination of this Agreement, Holdings shall not enter into an agreement, letter of intent, understanding or arrangement (whether written or oral), or otherwise cooperate, with any Third Party, or otherwise make any commitment to, any Third Party, regarding an Alternative Transaction or an agreement, understanding or arrangement (whether written or oral) requiring Holdings to abandon the Transactions or terminate this Agreement.
5.13    Casualty Loss. If, after the Execution Date but prior to or on the Closing Date, any portion of the Company Assets is destroyed or damaged by any act of God, fire, explosion, wild well, hurricane, storm, weather event, earthquake, landslide, act of nature, civil unrest, or similar disorder, terrorist acts, war or any other hostilities or any other casualty or is expropriated or taken in condemnation or under right of eminent domain (each a “Casualty Event”), Holdings shall, and shall cause the Company Group to, use commercially reasonable efforts, prior to the Closing, to repair or, in the case of a Casualty Event affecting personal property or equipment, replace with items of equivalent quality and value, any Company Asset damaged or taken by the relevant Casualty Event at the cost and expense of Holdings; Holdings shall cause the Company Group to file all permissible claims under all applicable insurance policies with respect to such Casualty Event; Parent and Holdings shall, subject to the satisfaction (or waiver) of the conditions to the Closing set forth in Article VII, nevertheless be required to proceed with the Closing; and the Company Group shall be entitled to retain any and all insurance proceeds, and proceeds and rights as to any third party Actions arising out of any and all such Casualty Events. Notwithstanding the foregoing or anything herein to the contrary, the condition set forth in Section 7.2(a) shall be deemed satisfied if any Casualty Event results in uninsured losses or damages to Company Assets exceeding $1,500,000 (excluding any portion of the deductible) provided that the Merger Consideration shall be decreased by the amount of the cost (determined as of the Closing Date) to cause the Company Assets affected by such Casualty Event to be repaired, restored or replaced (to substantially the same condition as immediately preceding such Casualty Event); provided, however, if any Casualty Event results in uninsured losses or damages to Company Assets exceeding $10,500,000 (excluding any portion of the deductible), then Parent shall be entitled to terminate this Agreement upon written notice to Holdings.
5.14    Unitholder Approval. Holdings shall use its Commercially Reasonable Efforts to obtain as soon as reasonably practicable after the Execution Date the written consent of all Unitholders holding Class A Units approving and authorizing the Transactions (including the Merger) and adopting the form, terms and provisions of this Agreement (the “Unitholder Approval”). Promptly upon receipt of the Unitholder Approval, Holdings shall deliver a copy of such Unitholder Approval to Parent. Holdings shall, upon request by Parent, provide all information that Parent may reasonably request in connection with the Unitholder Approval and any notice or disclosure to the Unitholders relating to the Transactions. Holdings shall also prepare and, as soon as reasonably practicable after the Execution Date (but in no event later than 10 Business Days following the Execution Date), deliver to the Unitholders an information package that shall (a) include a statement to the effect that the Board of Managers of Holdings unanimously (i) determined that this Agreement and the Transactions (including the Merger) are advisable and in the best interests of Holdings and the Unitholders, (ii) authorized, approved and declared advisable this Agreement and the Transactions (including the Merger), (iii) authorized and directed that this Agreement and the Transactions (including the Merger) be submitted to a vote of the Unitholders, and (iv) recommended to the Unitholders the approval of the Transactions (including the Merger) and the adoption of the form, terms and provisions of this Agreement and (b) provide the Unitholders notice of the actions taken in the Unitholder Approval, including the approval of the Transactions (including the Merger) and the adoption of the form, terms and provisions of this Agreement. All materials submitted to the Unitholders in connection with the Unitholder Approval, or otherwise relating to this Agreement or the Transactions, shall be subject to Parent’s advance review and reasonable approval, and Holdings shall provide Parent with a reasonable period of time to review any such materials prior to their distribution to the Unitholders. Holdings shall promptly notify Parent in the event that any Unitholder of Holdings revokes, withdraws, or purports to revoke or withdraw any consent or approval in connection with the Unitholder Approval or provides any notice of dissent or objection in connection with the Merger or the Transactions.
5.15    Termination of Affiliate Arrangements. Notwithstanding any other provision herein, effective as of the Closing, all Affiliate Arrangements shall be terminated in their entirety and be of no further force or effect. From and after the Closing, neither Holdings, the Company Group, nor Parent shall be bound by or have any Liability in respect of any such Affiliate Arrangement, including the termination thereof.
5.16    Books and Records. To the extent not already in the possession of the Company Group, during the Interim Period, Holdings, shall, and shall cause its Affiliates (including Acorn Growth Companies, LLC), to deliver to the Company, and following the Closing, Parent will have access to, all of the books and records and Contracts of the Company Group, the Company Assets and the Business, including all (a) Tax Returns and other information and documents relating to Tax matters, (b) copies of all financial information and all other accounting books and records, (c) land records, (d) compliance records, including those relating to compliance with ITAR, its Facility Security Clearances, Personnel Security Clearances and Environmental Laws, (e) minute books, (f) equityholder ledgers, (g) all operating records, (h) operating and maintenance expenditures records including budgets and forecast data and (i) personnel records relating to the Company Group’s employees whether in hard copy or electronic format, as applicable.
5.17    Employee Matters.
(a)    Unless otherwise instructed by Parent, effective as of no later than the day immediately prior to the Closing Date, the Company shall take all actions necessary to terminate the Berry Aviation, Inc. Profit Sharing 401(k) Plan, including to fully vest all participant accounts under such plan. All resolutions, notices, participant communications or other documents issued, adopted or executed in connection with the termination of such plan shall be subject to Parent’s prior review and reasonable approval.
(b)    Prior to Closing, Holdings shall cause AGC Backoffice Support Services, LLC, an Oklahoma limited liability company (“AGC”), to assign to the Company, effective as of no later than the Closing Date, the medical insurance policy (policy number 918856), dated as of November 1, 2023, between AGC and UnitedHealthcare, Insurance Company, a Connecticut corporation.
5.18    Purchase Option Transactions. As soon as reasonably practicable following the Execution Date, the Company shall exercise its purchase options (the “Purchase Option”) under the terms of each of (a) Section 22(a) of that certain Sublease Agreement, dated as of May 21, 2024, by and between the Company and 2080 Airport Drive, LLC relating to the real property located at 2080 Airport Drive, San Marcos, Texas 78666 and (b) Section 22(a) of that certain Sublease Agreement, dated as of May 2024, by and between the Company and 2080 Airport Drive, LLC relating to the real property located at 1730 Airport Drive, San Marcos, Texas 78666 (collectively, the “Subleases”, and each, a “Sublease”). Upon exercise of the Purchase Option, the Parties (other than the Sellers’ Representative) shall use Commercially Reasonable Efforts to consummate the purchase and assignments of each of the Sublandlord’s Property (as defined in each Sublease) in accordance with the Subleases as quickly and efficiently as possible, including cooperation with the City of San Marcos and the applicable airport manager, and otherwise on customary terms consistent with market standards for transactions of similar nature, size, and type (including, without limitation, those set forth in the Purchase Option Closing Conditions). If the Purchase Option Closing has not occurred prior to or simultaneously with Closing, following Closing, Parent will, or will cause the Company to, pay the Purchase Option Holdback to 2080 Airport Drive, LLC in accordance with Section 1.6(d).
ARTICLE VI.
CERTAIN TAX MATTERS
6.1    Tax Returns.
(a)    Parent will prepare (or cause to be prepared) and file (or cause to be filed), all Tax Returns with respect to the Company Group for all taxable periods ending on or before the Closing Date that are not filed by the Closing Date. No Tax Return filed prior to the Closing Date or claim any related refund shall be amended without the consent of Parent such consent to be given in Parent’s sole discretion.
(b)    The Accrued Taxes will be determined and paid in accordance with Section 6.1(c). Notwithstanding anything to the contrary contained herein, except pursuant to ARTICLE VIII, Parent shall not be entitled to any Tax payments from the Unitholders except as taken into account with respect to the Accrued Taxes.
(c)    In the case of Taxes that are payable with respect to a Taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), (i) the amount of any Taxes based on or measured by income, receipts, or payroll of the Company Group that is due for any Straddle Period shall be apportioned pursuant to a “closing of the books” method with such closing occurring as of the end of the day on the Closing Date (provided, however, that (x) subject to the succeeding clause (y), any exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such periods on a daily basis, and (y) Transaction Tax Deductions shall be allocated to the portion of the Straddle Period ending with the Closing Date) and (ii) all other Taxes (including real and personal property Taxes) shall be apportioned between the Unitholders and Parent by multiplying (1) the amount of such Taxes for the entire Straddle Period, by (2) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date in the case of determining the amount of Accrued Taxes (or, in the case of determining Parent’s portion of such Tax, the number of calendar days in the portion of the Straddle Period after the Closing Date), and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of the Texas franchise Tax and similar “doing business” Taxes, references in this Agreement to a taxable period shall mean the accounting period with respect to which such Tax is calculated and not, if different, the period with respect to which payment of such Tax confers the right to do business. Notwithstanding any other provision contained in this Agreement, the Unitholders shall not have any payment obligations to Parent for Taxes under this Section 6.1(c) (or otherwise).
6.2    Transactional Taxes. Notwithstanding any other provision of this Agreement, all transfer, documentary, recordings, notary, sales, use, registration, stamp and any other similar Taxes or fees imposed by any Governmental Authority in connection with the Transactions will be paid 50% by Parent and 50% by Holdings at the Closing. Parent will file (or cause to be filed) all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by Law, the Unitholders will join (to the extent required by Law and requested by Parent) in the execution of any such Tax Return or documentation so long as Parent provides the Sellers’ Representative with a copy of each such Tax Return at least 15 days prior to the filing thereof and makes all reasonable changes requested to be made by Sellers’ Representative in respect of each such Tax Return prior to the filing thereof.
6.3    Cooperation on Tax Matters. After the Closing, Sellers’ Representative and Parent shall cooperate fully, as and to the extent reasonably requested by the other Party in connection with the filing of Tax Returns and any Tax-related proceedings. Such cooperation shall include the retention and, upon the other Party’s request, the provision of records and information reasonably relevant to any such Tax Return (including schedules and worksheets) and making employees available during normal business hours and on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If after the Closing, the Sellers’ Representative receives notice of a Tax contest, audit, or other proceeding relating to the Company Group, Sellers’ Representative shall use commercially reasonable efforts to notify Parent in writing of such Tax contest, audit, or other proceeding as soon as practicable, but no later than 15 days after receipt of such notice.
6.4    Certain Tax-Related Covenants. Prior to the determination of the Final Balance, without the prior express written consent of Sellers’ Representative (after the Closing), notwithstanding anything to the contrary in this Agreement, neither Parent nor any Affiliate of Parent (including Holdings and the Company Group) shall make or cause to be made any extraordinary transactions or events on the Closing Date (unless otherwise expressly contemplated by the terms of this Agreement) with respect to Holdings or the Company Group that would result in any increased liability of Taxes for which the Unitholders would be responsible (through payment, indemnification or otherwise) or take any position or action (including in any Tax-related audit or examination) that would be reasonably likely to result in an increase in Taxes of the Unitholders (and/or any owner thereof) for any period or otherwise create an obligation of the Unitholders (and/or any owner thereof) or Sellers’ Representative to be responsible under this Agreement.
6.5    Tax Treatment of Payments. Any payment by one Party to another Party or the Unitholders, as applicable pursuant to this Article VI shall be treated as an adjustment to the Merger Consideration, except as otherwise required by Law.
ARTICLE VII.
CONDITIONS TO CLOSING
7.1    Conditions to the Obligations of the Company and Holdings
. The obligations of the Company and Holdings to consummate the Transactions are subject to the satisfaction or waiver by Holdings (if permitted by Law) at or prior to the Closing of each of the following conditions:
(a)    Each of the Parent Fundamental Representations must be true and correct in all respects as of the Execution Date and the Closing Date as though made on and as of the

Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); and each of the other representations and warranties of Parent set forth in this Agreement must be true and correct in all respects as of the Execution Date and the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and with all such representations and warranties being read for purposes of this Section 7.1(a) as if they did not contain any Materiality Qualifications (it being understood that all Materiality Qualifications shall be disregarded for purposes of this Section 7.1(a)), except to the extent the failure of any representations and warranties to be true and correct does not, individually or in the aggregate, or would not be reasonably expected to, result in a Parent Material Adverse Effect.
(b)    Parent must have performed in all material respects all agreements, covenants, obligations and conditions required to be performed by it under this Agreement at or prior to the Closing.
(c)    Parent must have delivered or caused to be delivered to Holdings the items required by Section 2.2(b).
(d)    None of the Parties will be subject to any applicable Law or Judgment of a court of competent jurisdiction that prohibits the consummation of the Transactions, which Law or Judgment remains in effect.
7.2    Conditions to the Obligations of Parent
. The obligations of Parent to consummate the Transactions are subject to the satisfaction or waiver by Parent (if permitted by Law) at or prior to the Closing of each of the following conditions:
(a)    (i) Each of the Seller Fundamental Representations must be true and correct in all respects as of the Execution Date and the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) each of the other representations and warranties of the Company and Holdings set forth in Article III, as applicable, must be true and correct in all respects as of the Execution Date and the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and with all such representations and warranties being read for purposes of this Section 7.2(a)(ii) as if they did not contain any Materiality Qualifications (it being understood all such Materiality Qualifications shall be disregarded for purposes of this clause (ii)), except, in the case of this clause (ii), to the extent the failure of any such representations and warranties to be true and correct does not, individually or in the aggregate, or would not be reasonably expected to result in, a Material Adverse Effect.
(b)    Holdings and the Company must have complied with and performed in all material respects all agreements, covenants, obligations and conditions required to be performed by Holdings and the Company under this Agreement at or prior to the Closing.

(c)    Holdings must have delivered or caused to be delivered to Parent the items required by Section 2.2(a).
(d)    None of the Parties will be subject to any applicable Law or Judgment of a court of competent jurisdiction that prohibits the consummation of the Transactions, which Law or Judgment remains in effect.
(e)    Since the Execution Date, there must not have been any Material Adverse Effect.
(f)    Holdings shall have provided evidence to Parent that is reasonably satisfactory to Parent that the Unitholder Approval shall have been obtained and shall remain in full force and effect.
(g)    Holdings shall have provided evidence to Parent that is reasonably satisfactory to Parent that (i) the Company Group has provided all information of the Company Group or its Affiliates necessary to file for DCSA Approval immediately following the Closing and (ii) all Facility Security Clearances of the Company Group shall be in full force and effect immediately prior to the Closing and the Company Group shall not have received written notice prior to the Closing that the Facility Security Clearances have been invalidated, suspended, revoked or modified in any material respect.
(h)    All waiting periods for the effectiveness of the Separation Agreement (other than with respect to the Supplemental Release as defined therein) required by applicable Law shall have expired and the Separation Agreement (other than with respect to the Supplemental Release) shall have become final and binding on the parties thereto and be in full force and effect.
(i)    Holdings shall have provided to Parent the consolidated audited balance sheet, statement of operations, statement of cash flows and redeemable membership units and members’ deficit of Holdings as of and for the year ended December 31, 2025, together with all related notes thereto and accompanied by reports thereon of the independent auditor for Holdings, prepared in accordance with GAAP (the “Audited 2025 Financials”), and the Audited 2025 Financials shall be consistent in all material respects with the Draft 2025 Financials.
(j)    Holdings shall have provided evidence to Parent that is reasonably satisfactory to Parent that (i) (A) the Company shall have exercised the Purchase Option under each of the Subleases and completed the Purchase Option Closing, with the Company Group having no further obligations under the Subleases; (B) 2080 Airport Drive, LLC has agreed to convey and assign its entire interest in each of the Sublandlord’s Property pursuant to, and has executed and delivered, a customary assignment agreement in substantially the form of Exhibit J attached hereto, (C) the Prime Landlord (as defined in each Sublease) has consented to the consummation of such purchase and the assignment of 2080 Airport Drive, LLC’s entire interest in each of the Prime Leases, (D) no defaults by either 2080 Airport Drive, LLC or the Prime Landlord shall be threatened in writing or otherwise known to such parties or Holdings under any of the Prime Leases, and (E) 2080 Airport Drive, LLC has executed and delivered a FIRPTA

Certificate in substantially the form of Exhibit K attached hereto (the “Purchase Option Closing Conditions”); or (ii) if the Purchase Option Closing Conditions shall not have been satisfied prior to or on July 15, 2026, then Parent may in its sole discretion, but shall not be obligated to, waive the Purchase Option Closing Conditions. For the avoidance of doubt, upon delivery of the items described in this Section 7.2(j)(i), the Purchase Option Closing Conditions shall have been complete and satisfied.
7.3    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to comply with its obligations to consummate the Transactions, including as a result of the failure to use its Commercially Reasonable Efforts to cause the Closing to occur.
ARTICLE VIII.
REMEDIES; INDEMNIFICATION; LIMITATIONS ON LIABILITY
8.1    Survival. None of the representations and warranties of the Parties, nor the covenants and agreements of the Parties that are required to be performed at or prior to the Closing, in each case, as set forth in this Agreement or in any Ancillary Agreement, shall survive the Closing, and following the Closing, (a) no claims (whether in contract, in tort (including misrepresentation and fraud), in strict liability, at law or in equity, or granted by any Law) may be made against any Person, and (b) no Person shall have any liability, with respect to any of the foregoing representations, warranties, covenants or agreements, except (i) solely in the case of Fraud and (ii) for covenants and agreements that contemplate performance after the Closing or otherwise expressly by their terms survive the Closing, each of which shall survive in accordance with their respective terms. Notwithstanding the foregoing, (x) this Section 8.1 shall not affect the time periods during which any claim by Parent may be made solely under the RWI Policy, and solely for purposes of the RWI Policy, all such representations and warranties shall survive until the expiration of the RWI Policy pursuant to its terms; and (y) the Unitholders shall not be liable for any indemnification obligations under Section 8.3, except through the Indemnity Escrow Account if a claim for indemnification thereunder is asserted in accordance with such section prior to the Release Date. Each applicable survival period as provided in this Section 8.1 is herein referred to as an “Expiration Date.”
8.2    Exclusive Remedies. Except (a) in the event of Fraud, (b) as set forth in Section 1.12, (c) the rights of Parent to seek injunctive relief or specific performance as provided in this Agreement, (d) the right of Parent with respect to any breach of a Letter of Transmittal by a Unitholder, or (e) as set forth in this Article VIII, (i) the Parties to this Agreement agree that, following the Closing, the sole and exclusive remedy for claims for any inaccuracy or breach of any representation or warranty of the Parties under this Agreement or arising out of or relating (directly or indirectly) to the Transactions or to the subject matter of this Agreement shall be to recover from the RWI Policy, and (ii) neither Parent nor any Affiliate of Parent shall be entitled to any remedy from the Unitholders or any of their Affiliates and/or their respective Representatives for any Liabilities following the Closing. Except (A) in the event of Fraud or (B) as set forth in Section 8.1, (1) it is the express intent of the Parties to this Agreement that the survival of the representations and warranties in this Agreement and any other purported representation or warranty (and the associated right to bring a claim for a breach of such representations and warranties) is shorter than the statute of limitations that would otherwise have been applicable to such representations or warranties, and, (2) by contract, the applicable statute of limitations with respect to such representation or warranty (and the associated right to bring a claim for a breach of such representations and warranties) are hereby reduced so they end at the Closing. The provisions of this Agreement (including, without limitation, the specific representations and warranties set forth herein and the non-survivability of such representations and warranties) were specifically bargained-for between the Parties and were taken into account in arriving at the Merger Consideration. For the avoidance of doubt, this Section 8.2 shall not in any way inhibit Parent from obtaining any remedies Parent may have against any insurer under the RWI Policy. Notwithstanding anything in this Agreement to the contrary, this Section 8.2 shall not apply to Section 10.13, which shall be binding upon, and enforceable by the Sellers’ Representative against, the Unitholders in its entirety.
8.3    Indemnification of Parent Indemnified Parties. Subject to the provisions of this Article VIII, from and after the Closing and until the Expiration Date, as applicable, Parent and, each of its Affiliates and its and their respective Representatives, shareholders, managers, members, partners and equityholders and each of their respective successors and assigns (which includes, for the avoidance of doubt, the Company Group from and after the Closing) (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless from, and entitled to reimbursement solely from the Indemnity Escrow Account for, any and all Liabilities incurred or sustained by, or imposed upon, any of the Parent Indemnified Parties based upon, arising out of, or in connection with any Taxes related to any Pre-Closing Period (whether arising before or after the Closing).
8.4    Limitations on Liability; Disclaimer.
(a)    In the event any of the Parent Indemnified Parties makes a claim for indemnification under Section 8.3 (an “Indemnity Claim”), Parent shall first seek collection and recovery under the RWI Policy prior to seeking recovery against the Indemnity Escrow Account; provided, however, that nothing shall require Parent to commence a Proceeding to recover proceeds under such RWI Policy. Notwithstanding anything in this Agreement to the contrary, 100% of the retention amount payable to the insurer under the RWI Policy shall be funded by disbursement of funds from the Indemnity Escrow Account.
(b)    Notwithstanding anything in this Agreement to the contrary, in no event shall the Unitholders’ aggregate liability arising out of, under or relating to Section 8.3 exceed the Indemnity Escrow.
(c)    The provisions of this Article VIII are not intended to permit duplicate recoveries for the same loss, and in the event that any payment is made pursuant to this Agreement or the RWI Policy, recovery shall not be available under this Article VIII in respect of the same loss to the extent of such payment.

8.5    Indemnification Procedures. Indemnity Claims under this Agreement shall be asserted and resolved as follows:
(a)    Any Parent Indemnified Party claiming indemnification under Section 8.3 (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by any third party, including a Governmental Authority (a “Third-Party Claim”), shall promptly (and in any event within 30 days after becoming aware of such Third-Party Claim) notify the Indemnifying Party of the Third-Party Claim and transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim and the Indemnified Party’s good faith estimate (to the extent known at the time) of the amount of Liabilities attributable to the Third-Party Claim (which estimate shall not be conclusive of the final amount of such Third-Party Claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is detrimentally prejudiced by such delay or omission in its ability to defend against the Third-Party Claim. Notwithstanding the foregoing, Parent shall have no obligation to provide any notice to the Sellers’ Representative prior to pursuing any such claim against the RWI Policy.
(b)    The Indemnifying Party shall have the right to control the defense of the Indemnified Party against such Third-Party Claim in accordance with this Section 8.5(b); provided, however, that the Indemnifying Party may not assume the defense if such Third-Party Claim (i) is based upon any Proceeding by a Governmental Authority against the Indemnified Party, (ii) presents a conflict of interest between the Indemnifying Party and the Indemnified Party such that a single counsel could not ethically represent both parties in connection with the defense of such Third-Party Claim, (iii) seeks injunctive or other equitable relief against the Indemnified Party with respect to the Indemnified Party or (iv) involves a plaintiff that is a material customer or supplier of the Company Group. If the Indemnifying Party timely elects to assume the defense of the Third-Party Claim, at the sole cost and expense of the Indemnifying Party, it shall within 20 days (or sooner, if the nature of the Third-Party Claim so requires) after receipt of the applicable Claim Notice notify the Indemnified Party of its intent to do so and acknowledge its obligation to indemnify such Indemnified Party as provided hereunder with respect to such Third-Party Claim. The Indemnified Party is authorized, prior to and during such 20-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party fails to notify the Indemnified Party prior to the expiration of such 20-day period whether it admits or denies its liability to defend the Indemnified Party, then the Indemnifying Party shall be deemed to have denied such liability.
(c)    The Indemnifying Party shall not consent to the entry of any Judgment or enter into any settlement agreement in respect of such Third-Party Claim, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further that such consent shall not be required if such Judgment settlement agreement (i) contains a complete and unconditional release by the third party (whether or not a

Governmental Authority) asserting the Third-Party Claim to all Indemnified Parties affected by the Third-Party Claim, (ii) does not impose any other non-monetary injunctive or equitable relief against the Indemnified Party or any of its Affiliates, and (iii) does not give rise to any adverse other consequences for the Indemnified Party or any of its Affiliates (other than as a result of money damages covered by the indemnity and paid in full by the Indemnifying Party). The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 8.5, and the Indemnifying Party shall pay the reasonable attorneys’ fees of one counsel to the Indemnified Party.
(d)    If the Indemnifying Party (i) does not timely elect to assume the defense of a Third-Party Claim in accordance with Section 8.5, (ii) is not entitled to assume the defense of a Third-Party Claim, (iii) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.5(b), or (iv) fails to diligently prosecute the defense of a Third-Party Claim, then (in each case) the Indemnified Party shall be entitled to control the defense or settlement of such Third-Party Claim with counsel selected by the Indemnified Party. If the Indemnified Party assumes the defense of a Third-Party Claim under the foregoing circumstances, then the Indemnifying Party shall reimburse the Indemnified Party from time to time for the costs and expenses in connection therewith upon submission of invoices. In such circumstances, the Indemnified Party may not consent to the entry of any judgment or enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.5(d), with the Indemnified Party reasonably cooperating with the Indemnifying Party and accommodating such participation, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
(e)    Subject to the other provisions of this Article VIII, in the event that an Indemnified Party determines that it has a claim for indemnifiable Liabilities against an Indemnifying Party under Section 8.3 (other than as a result of a Third-Party Claim), the Indemnified Party shall give a Claim Notice, specifying, in reasonable detail, the amount of such claim, the nature and basis of the act or circumstance giving rise to such claim. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially and detrimentally prejudiced by such delay or omission. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such claim, either by (i) admitting its liability for such Liabilities, (ii) curing the Liabilities complained of, or (iii) disputing such claim for such Liabilities. During such 30-day period, the Indemnified Party shall provide the Indemnifying Party with reasonable access to its relevant books and records during normal business hours for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for indemnifiable Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, then the Indemnifying Party shall be deemed to have accepted such Liabilities and waived any rights to object to the portion of the amount of Liabilities for which the Indemnified Party claims it is entitled to indemnification with respect to such Claim Notice, and such amount asserted by the Indemnified Party in such Claim Notice shall become final and binding on Indemnifying Party for all purposes of this Agreement. If the Indemnifying Party informs the Indemnified Party following the notice of a claim that the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party shall negotiate in good faith for no less than 30 Business Days to resolve such dispute. Promptly following the final determination of the amount of indemnifiable Liabilities to which the Indemnified Party is entitled (whether determined in accordance with this Section 8.5(e) or by a court of competent jurisdiction), and subject to Section 8.6, such amount of indemnifiable Liabilities will be released from the Indemnity Escrow Account to the extent funds remain available and such Indemnity Escrow Account shall be the Indemnified Party’s sole source of recovery for all such Liabilities.
8.6    Indemnity Escrow. Notwithstanding anything contained in this Agreement or the Escrow Agreement to the contrary, the terms and provisions set forth in this Section 8.6 shall control as to the Parties.
(a)    The Indemnity Escrow shall be held by the Escrow Agent in accordance with the Escrow Agreement and paid out in accordance with the provisions of this Section 8.6 and the Escrow Agreement.
(b)    If, at any time on or prior to the Release Date, Parent delivers a Claim Notice to Sellers’ Representative stating that a Parent Indemnified Party is entitled to indemnification under Section 8.3, Sellers’ Representative shall, within thirty (30) days after the receipt of any such Claim Notice, deliver to Parent (i) a written notice that Sellers’ Representative accepts that such Indemnified Party is entitled to indemnification for all or any portion (which shall be specified in such written notice) of the amount of the Liabilities specified in such Claim Notice, (ii) a written notice that Sellers’ Representative disputes in good faith that such Indemnified Party is entitled to indemnification for all or any portion (which shall be specified in such written notice along with reasonable supporting documentation or other explanation of the reasoning for such dispute) of the amount of Liabilities specified in such Claim Notice, or (iii) a written notice reflecting any combination of the foregoing clauses (i) and (ii). If Sellers’ Representative timely delivers written notice stating that Sellers’ Representative disputes any portion of the amount of Liabilities for which Parent claims the Indemnified Party is entitled to indemnification, then such amount in dispute shall not be released by the Escrow Agent to Parent and that the Escrow Agent shall continue to hold such amount in accordance with the Escrow Agreement until the dispute has been fully resolved by final, nonappealable court order, arbitrator’s decision, settlement, or otherwise. If Sellers’ Representative does not timely deliver a written notice that Sellers’ Representative disputes any portion of the amount of Liabilities for which Parent claims the Parent Indemnified Party is entitled to indemnification shall constitute acceptance of such Liabilities and waiver of any rights to object to the portion of the amount of Liabilities for which Parent claims the Parent Indemnified Party is entitled to indemnification with respect to such Claim Notice, and such amount asserted by Parent in such Claim Notice shall become final and binding on the Parties for all purposes of this Agreement. Parent and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent directing it to disburse from the Indemnity Escrow Account to an account designated by Parent an amount equal to the Liabilities identified in the Claim Notice; provided, however, that, if the Sellers’ Representative fails to deliver such joint written instructions within five Business Days after a Claim Notice becomes final and binding and such failure continues for an additional five Business Days following written notice thereof to Sellers’ Representative, then Parent shall, acting in good faith, be entitled to instruct the Escrow Agent to disburse to Parent from the Indemnity Escrow Account an amount equal to the Liabilities specified in the Claim Notice to the extent final and binding to such account(s) as designated by Parent in such written instructions without any further action or consent required by the Sellers’ Representative. If Sellers’ Representative believes in good faith that Parent is not entitled to the disbursement from the Indemnity Escrow Account, then it may provide written notice of objection within five (5) days and following such objection notice the Escrow Agent shall only disburse the funds in accordance with the Escrow Agreement.
(c)    Notwithstanding anything herein to the contrary, the Parties shall work together in good faith to resolve any disputed portion of such Indemnity Claim; provided that, if Parent elects to seek recovery against the RWI Policy directly rather than against the Indemnity Escrow Account, Parent shall have no obligation to provide any notice to Sellers’ Representative prior to pursuing any such claim under the RWI Policy.
(d)    If Sellers’ Representative timely delivers to Parent a notice that Sellers’ Representative (i) does not dispute any of the alleged Liabilities specified in Parent’s Claim Notice or (ii) disputes in good faith only a portion of the Liabilities alleged in Parent’s Claim Notice, then Parent and Sellers’ Representative shall promptly (but in no event later than five Business Days after such occurrence) execute and deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to disburse to Parent (to such account(s) as Parent designates in such joint written instructions) (A) in the case of clause (i), the entire amount of the alleged Liabilities specified in the applicable Claim Notice and (B) in the case of clause (ii), the amount of the alleged Liabilities specified in Sellers’ Representative’s notice that are not in dispute pursuant to Section 8.6(b)(ii) (with Sellers’ Representative’s counterpart signature to such joint written instructions not to be unreasonably withheld, conditioned or delayed); provided, however, that, if the Sellers’ Representative fails to deliver such joint written instructions within such five Business Day period and such failure continues for an additional five Business Days following written notice thereof to Sellers’ Representative, then Parent shall, acting in good faith, be entitled to instruct the Escrow Agent to disburse to Parent from the Indemnity Escrow Account an amount equal to the Liabilities payable pursuant to clauses (A) and (B) as applicable to such account(s) as designated by Parent in such written instructions without any further action or consent required by the Sellers’ Representative. If Sellers’ Representative believes in good faith that Parent is not entitled to the disbursement from the Indemnity Escrow Account, then it may provide written notice of objection within five (5) days and following such objection notice the Escrow Agent shall only disburse the funds in accordance with the Escrow Agreement.
(e)    On the Release Date, Parent and Sellers’ Representative shall deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to disburse to Paying

Agent from the Indemnity Escrow Account an amount equal to the positive remainder (if any) of (1) the Indemnity Escrow minus (2) the aggregate amount of all undisbursed or unpaid Liabilities asserted by Parent in any and all applicable unresolved Claim Notices delivered by Parent to Sellers’ Representative on or prior to the Release Date.
(f)    From and after the Release Date, upon resolution of each unresolved Claim Notice delivered by Parent to Sellers’ Representative on or prior to the Release Date, Parent and Sellers’ Representative shall promptly (but in no event more than three Business Days after such resolution) execute and deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to disburse from the Indemnity Escrow Account (i) to Parent any amounts to which such Parent Indemnified Party is entitled upon resolution of such Claim Notice and (ii) to the Paying Agent any amounts to which the Unitholders are entitled upon resolution of such Claim Notice.
(g)    To the extent necessary to release any portion of the Indemnity Escrow to any Party, the Unitholders, or its designees, as applicable entitled to receive any portion thereof hereunder, Parent and Sellers’ Representative shall promptly (but in no event more than three Business Days) take such reasonable actions as necessary to cause the release of such amount(s) from the Indemnity Escrow Account to the applicable Party or Parties, including executing and delivering to the Escrow Agent joint written instructions instructing the Escrow Agent to release such amount(s) from the Indemnity Escrow Account.
ARTICLE IX.
TERMINATION
9.1    Termination
. Notwithstanding any other provision in this Agreement, this Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Parent and Holdings;
(b)    by Parent or Holdings, upon written notice to the other, if the Transactions have not been consummated on or prior to September 4, 2026 or such later date, if any, as Parent and Holdings agree upon in writing (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) is not available to any Party whose breach of any representation, warranty, covenant, or agreement in this Agreement results in or causes the failure of the Transactions to be consummated by such time;
(c)    by Parent or Holdings, upon written notice to the other, if a Governmental Authority of competent jurisdiction has issued a Judgment or any other Action permanently enjoining or otherwise prohibiting the consummation of the Transactions, and such Judgment has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) is not available to any Party whose breach of any representation, warranty, covenant or agreement in this Agreement results in or is the primary cause of such Judgment or other Action;

(d)    by Holdings, if (i) Parent breaches any of its representations or warranties contained in this Agreement such that the closing condition set forth in Section 7.1(a) would not be satisfied, or (ii) Parent breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Parent such that the closing condition set forth in Section 7.1(b) would not be satisfied, and in the case of both clauses (i) and (ii) above, such breach or failure to perform is not cured within 30 days after receipt of written notice thereof or is incapable of being cured by Parent by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Holdings, if the Company or Holdings is then in material breach of any representation, warranty, or covenant in this Agreement;
(e)    by Parent, if (i) Holdings or the Company breaches any of its representations or warranties contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, or (ii) Holdings or the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Holdings or the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied, and in the case of both clauses (i) and (ii) above, such breach or failure to perform is not cured within 30 days after receipt of written notice thereof or is incapable of being cured by Holdings or the Company by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Parent, if Parent is then in material breach of any representation, warranty, or covenant in this Agreement;
(f)    by Holdings, if (i) all of the conditions to the Closing set forth in Section 7.2 were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) Holdings has notified Parent that Holdings is ready, willing and able to consummate the Transactions, and (iii) Parent fails to complete the Closing within two Business Days after the delivery of such notification;
(g)    by Parent, if (i) all of the conditions to the Closing set forth in Section 7.1 were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) Parent has notified Holdings that Parent is ready, willing and able to consummate the Transactions, and (iii) Holdings fails to complete the Closing within two Business Days after the delivery of such notification; or
(h)    by Parent, upon written notice to Holdings, pursuant to Section 5.13.
9.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, the Company, or Holdings, except that Exhibit A (Definitions), Section 5.5 (Public Announcements), Section 5.7 (Confidentiality), Section 5.8 (Expenses), Article X (Miscellaneous), and this Section 9.2, shall survive any termination of this

Agreement; provided, however, that no such termination shall relieve any Party from any liability arising out of or incurred as a result of any Fraud or its willful or intentional breach in any material respect of the terms of this Agreement prior to such termination.
ARTICLE X.
MISCELLANEOUS
10.1    Amendments; Waiver. This Agreement may not be amended, modified, or waived except by a written instrument executed by Sellers’ Representative and Parent. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.
10.2    Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.
10.3    Sections; Headings. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
10.4    Terms Generally. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Agreement include both the plural and the singular; (b) the words “herein,” “hereof,” “hereby” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (c) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; (d) Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (e) any reference to “dollars” or “$” shall be deemed references to United States dollars; (f) the words “or,” “either” and “any” shall not be exclusive unless the context indicates otherwise; (g) provisions shall apply, when appropriate, to successive events and transactions; and (h) references to any law, agreement, contract or schedule, unless otherwise stated, are to such law, agreement, contract or schedule as amended, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.
10.5    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
10.6    Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, or sent by email (in the case of email, with copies by overnight courier service) to the respective Parties as follows (or, in each case, as otherwise notified by any of the Parties) and shall be effective and deemed to have been given (a) immediately when sent by email between 9:00 a.m. and 6:00 p.m. Central Time on any Business Day (and when sent outside of such hours, at 9:00 a.m. Central Time on the next Business Day); provided, that no “error” message or other similar electronic notification of non-delivery (excluding any “out of office” or similar automatically generated message) is promptly received by the Party sending such electronic mail, (b) on the same day when delivered by hand on any Business Day or the immediately following Business Day when delivered on any day other than a Business Day, and (c) on the next Business Day when sent by overnight courier service:
If to Parent:    Bristow Group Inc.
3151 Briarpark Drive, Suite 700
Houston, Texas 77042
Attn: Anne Rappold
E-mail: anne.rappold@bristowgroup.com

With a copy to:    Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002-4995
Attn: Samantha H. Crispin; Carina L. Antweil
E-mail: samantha.crispin@bakerbotts.com; carina.antweil@bakerbotts.com
If to Sellers’ Representative:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, Colorado 80202
Attn: Managing Director
E-mail: deals@srsacquiom.com
With a copy to:    McAfee & Taft A Professional Corporation
8th Floor, Two Leadership Square
211 North Robinson Avenue
Oklahoma City, OK 73102
Attention: Danae V. Grace
Email: danae.grace@mcafeetaft.com
or to such other address or addresses as a Party may designate to the others by like notice as hereinabove set forth.
10.7    Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Sellers’ Representative or Parent without the prior written consent of the other, except that Parent may assign any or all of its rights or obligations hereunder to one or more of its Affiliates (but shall not be relieved of any of its obligations hereunder by virtue of the assignment of such rights).
10.8    No Third-Party Beneficiaries. Except for any Indemnified Person or pursuant to Section 10.15, nothing in this Agreement shall confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.
10.9    Governing Law; Venue. This Agreement, the legal relations between the Parties and the adjudication and the enforcement thereof, are made under and shall be governed by and interpreted and construed in accordance with the substantive laws of the State of Delaware, without regard to applicable choice of law provisions or rules that would cause the application of the laws of any other jurisdiction other than the State of Delaware. The Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of (a) the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, (b) if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, and (c) if each of the Delaware Court of Chancery and the applicable federal court decline to accept jurisdiction over a particular matter, any state court sitting in New Castle County, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties hereto (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any Transactions other than in any such court, and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.
10.10    Waiver of Jury Trial. TO THE EXTENT LEGALLY PERMISSIBLE, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION HELD IN ANY COURT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 10.10. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
10.11    Mutual Negotiation. Each Party has been represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction, and construction of the Parties, at arm’s length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any Party. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the Parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which Party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
10.12    Specific Enforcement. The Parties agree that irreparable damage may occur if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Parties and the third party beneficiaries of this Agreement shall be entitled to seek equitable relief, without proof of actual damages, including an injunction or injunctions or Judgments for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Judgments sought by a Party to cause any other Party to perform its agreements and covenants contained in this Agreement, in addition to any other remedy to which they are entitled at Law or in equity as a remedy for any such breach or threatened breach). Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12 and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
10.13    Sellers’ Representative.
(a)    By virtue of the approval and adoption of this Agreement by the Board of Managers of Holdings, or by virtue of executing the Letter of Transmittal, and by receiving the benefits thereof, including any consideration payable hereunder, each Unitholder shall be deemed to have irrevocably agreed to appoint Shareholder Representative Services LLC as the Sellers’ Representative as of the Closing as its exclusive agent and attorney-in-fact for and on behalf of the Unitholders for all purposes in connection with this Agreement and any related agreements. Without limiting the foregoing, the Sellers’ Representative may give and receive notices and communications, to perform all of its rights and obligations with respect to the review and negotiation of the Adjustment Notice and any Dispute Notice as described in Section 1.12 and to authorize payment pursuant to Section 1.12, to authorize payment from the Adjustment Escrow and the Indemnity Escrow Account, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, comply with orders with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders with respect to, any other claim by any Parent Indemnified Parties against any Unitholders, or by any such Unitholders against any Parent Indemnified Parties or any dispute between any Parent Indemnified Parties and any such Unitholders, in each case relating to this Agreement or the

Transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the reasonable judgment of the Sellers’ Representative for the accomplishment of the foregoing or (ii) specifically contemplated by the terms of this Agreement or the Escrow Agreement. Each Unitholder will be deemed a party or a signatory to any Contract or certificate for which the Sellers’ Representative signs on behalf of each such Unitholder. All decisions, actions and instructions by the Sellers’ Representative will be conclusive and binding on each such Unitholder and each such Unitholder has no right to object, dissent, protest or otherwise contest the same. Parent has the right to rely conclusively on the instructions and decisions of the Sellers’ Representative as to any actions required to be taken by the Sellers’ Representative hereunder, and no Party shall have any cause of action against Parent for any action taken by Parent in reliance upon the instructions or decisions of the Sellers’ Representative. The appointment of the Sellers’ Representative is an agency coupled with an interest and is irrevocable. Any action taken by the Sellers’ Representative pursuant to the authority granted in this Section 10.13 is effective and absolutely binding on each Unitholder notwithstanding any contrary action of or direction from any Unitholder. The Sellers’ Representative may resign at any time by providing written notice of intent to resign to the Unitholders who sign the Sellers’ Representative Engagement Letter and to Parent, which resignation shall be effective upon the earlier of (A) 30 days following delivery of such written notice, in which case, upon the effectiveness of such resignation, Acorn Growth Companies, LLC or its Affiliate shall become the Sellers’ Representative without any further action of the Parties, unless and until a successor representative has been appointed (and is in effect) in accordance with clause (B) or (B) upon the appointment of a successor by Acorn Growth Companies, LLC or its Affiliate. No bond shall be required of the Sellers’ Representative. The dissolution or other termination of existence of any Unitholder does not terminate the authority and agency of the Sellers’ Representative (or successor thereto). The provisions of this Section 10.13 are binding upon the successors of each Unitholder. The powers, immunities and rights to indemnification granted to the Sellers’ Representative hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Unitholder and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Unitholder of the whole or any fraction of his, her or its interest in the Indemnity Escrow, Adjustment Escrow, or the Sellers’ Representative Fund.
(b)    The Sellers’ Representative shall only have the duties expressly stated in this Agreement or any Ancillary Agreement and shall have no other duty, express or implied. The Sellers’ Representative may engage attorneys, accountants and other professionals and experts. The Sellers’ Representative may rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals. The Sellers’ Representative will incur no liability to any Unitholder or its successors or assigns in connection with its services pursuant to this Agreement and any related agreements. The Sellers’ Representative shall not be liable to any Unitholder or its successors or assigns for any action or omission pursuant to the advice of counsel except to the extent resulting from its gross negligence or willful misconduct. The Sellers’ Representative shall be entitled to: (i) rely upon any signature believed by it to be genuine and (ii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Unitholder or other party. The Unitholders shall indemnify the Sellers’ Representative and defend and hold the Sellers’ Representative harmless against any loss, liability, claim, damage, fee, fine, judgment, amount paid in settlement or expense (“Representative Losses”) incurred on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties in connection with this Agreement and any related agreements, including the reasonable fees and expenses of any legal counsel or other skilled professionals retained by the Sellers’ Representative and in connection with seeking recovery from insurers; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Unitholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Sellers’ Representative from (i) the funds in the Sellers’ Representative Fund and (ii) any other funds that become payable to the Unitholders under this Agreement at such time as such amounts would otherwise be distributable to the Unitholders; provided, that while the Sellers’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Unitholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. The Sellers’ Representative may, upon receipt of a claim notice or similar that is reasonably likely to give rise to a Representative Loss (as determined in good faith by the Sellers’ Representative), withhold from any distribution of the Sellers’ Representative Fund an amount as may be reasonably expected to cover such Representative Loss until such matter is resolved. In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Unitholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Unitholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representative in this Section 10.13. The foregoing indemnities in this Section 10.13 will survive the Closing, the resignation or removal of the Sellers’ Representative or the termination of this Agreement.
(c)    A decision, act, consent or instruction of the Sellers’ Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Unitholders and shall be final, binding and conclusive upon the Unitholders and their successors as if expressly confirmed and ratified in writing by such Unitholder, and all defenses which may be available to any Unitholder to contest, negate or disaffirm the action of the Sellers’ Representative taken in good faith under this Agreement or the Escrow Agreement are waived.
(d)    Pursuant to Section 2.2(b) of this Agreement, at the Closing, the Sellers’ Representative Fund shall be deposited with the Sellers’ Representative. The Sellers’ Representative Fund shall be used by the Sellers’ Representative to pay any costs and expenses incurred by the Sellers’ Representative directly or by the Sellers’ Representative on behalf of the Unitholders in connection with this Agreement, the Ancillary Agreements and the Transactions (including all attorneys’ fees, accountants’ fees, arbitrators’ fees and other costs and expenses incurred by the Sellers’ Representative directly or by the Sellers’ Representative on behalf of the Unitholders). The Unitholders will not receive any interest or earnings on the Sellers’ Representative Fund and irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers’

Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Sellers’ Representative’s responsibilities, the Sellers’ Representative will deliver any remaining balance of the Sellers’ Representative Fund to the Paying Agent for further distribution in accordance with the Paying Agent Agreement. For tax purposes, the Sellers’ Representative Fund will be treated as having been received and voluntarily set aside by the Unitholders at the time of Closing.
10.14    Legal Representation. Parent hereby agrees, on its own behalf and on behalf of the Company Group following the Closing, and their Affiliates and current and future directors, managers, equity holders, members, partners, officers, employees and affiliates and each of their successors and assigns (all such Persons, the “Waiving Parties”), that McAfee & Taft A Professional Corporation (“M&T”) (or any of its successors) may represent the Unitholders, Sellers’ Representative, or any of their respective, direct or indirect, directors, managers, members, partners, officers, employees, equity holders, or Affiliates, in connection with any dispute, litigation, claim, proceeding, or obligation arising out of or relating to this Agreement, any agreement entered into in connection herewith or the Transactions (any such representation, the “Post-Closing Representation”) notwithstanding its representation of Holdings or the Company Group prior to the Closing, and Parent on behalf of itself and the Waiving Parties hereby consents to such Post-Closing Representation and irrevocably waives (and will not assert) any conflict of interest or any objection arising or relating to such representation, acknowledges that the foregoing provision applies whether or not M&T provides legal services to the Unitholders or Sellers’ Representative after the Closing Date. Parent, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among M&T, any Company Group Member, Sellers’ Representative, and/or any director, officer, manager, member, employee, representative, or Affiliate of any of the foregoing solely to the extent made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any Ancillary Agreement, the Transactions, or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the Unitholders, and shall be exclusively controlled by the Sellers’ Representative and shall not pass to or be claimed by Parent, or any Company Group Member, and from and after the Closing, and none of the Waiving Parties will seek to obtain the same by any process.
10.15    Non-Recourse
. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except in the case of Fraud, no past, present, or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, or other representative of any Party hereto or of any Affiliate of any Party hereto, or any of their successors or permitted assigns (collectively, the “Non-Party Affiliates”), shall have any liability for any obligations or liabilities of any Party hereto under this Agreement or for any claim, action, suit, or other legal proceeding based on, in respect of or by reason of the Transactions. This Section 10.15 is intended for the benefit of, and shall be enforceable by, each of the Non-Party Affiliates. Notwithstanding anything in this agreement to the contrary, this Section 10.15 shall not limit the rights of Sellers’ Representative to enforce Section 10.13 against the Unitholders, or the rights of the Unitholders to enforce Section 10.13 against the Sellers’ Representative, each of which shall be binding and enforceable in accordance with its terms.
10.16    Counterparts; Electronic Transmission. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. The exchange of executed counterparts of this Agreement or of signature pages by electronic transmission shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original for all purposes. This Agreement may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).
10.17    Entire Agreement. This Agreement (including the Exhibits, Schedules and certificates referred to herein) and all Ancillary Agreements collectively constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, written and oral, among the Parties with respect to the subject matter hereof.
[Signature Page Follows]

EXECUTED and delivered as of the date set forth above.
PARENT:    BRISTOW GROUP INC.
By: /s/ Christopher S. Bradshaw
Name: Christopher S. Bradshaw
Title: President and Chief Executive Officer
MERGER SUB:    STARLIFT MERGER SUB LLC
By: /s/ Christopher S. Bradshaw
Name: Christopher S. Bradshaw
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger
515389438.15

HOLDINGS:    BERRY ACQUISITION, LLC
By: /s/ Rick Nagel
Name: Rick Nagel
Title: Chief Executive Officer
COMPANY:    BERRY AVIATION, INC.
By: /s/ Darryl Wilkerson
Name: Darryl Wilkerson
Title: Chief Executive Officer
Signature Page to Agreement and Plan of Merger

SELLERS’ REPRESENTATIVE:    SHAREHOLDER REPRESENTATIVE SERVICES LLC
By: /s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director
Signature Page to Agreement and Plan of Merger

Exhibit A
Definitions
For purposes of this Agreement (including the Exhibits and Schedules to this Agreement), the following terms shall have the respective meanings set forth in this Exhibit A:
“Accounts Receivable” has the meaning set forth in Section 3.22.
“Accrued Taxes” means any Taxes of any Company Group Member accrued or unpaid with respect to any Pre-Closing Period that have not been paid as of the Effective Time (such as by the payment of estimated Taxes or otherwise) with respect to (a) any Tax Returns with an original due date (including applicable extensions) after the Closing Date that have not been filed as of the Closing Date, or (b) any Taxes of the Company Group that are not yet due and payable. “Accrued Taxes” shall be computed for each Company Group Member (i) as though the Taxable year of such Person ended at the end of the day on the Closing Date and (ii) on a Tax-by-Tax and jurisdiction-by-jurisdiction basis and shall be no less than zero in any jurisdiction or with respect to any particular Tax.
“Act” has the meaning set forth in the Recitals.
“Additional Adjustment Amount” means an amount equal to $800,000.
“Action” means any legal, administrative, arbitral, or other proceedings, claims, suits, actions, audits, complaints, petitions, notices, inquiries, charges, demands or governmental or regulatory investigations or inquiries of any nature.
“Adjustment” has the meaning set forth in Section 1.12(b).
“Adjustment Escrow” means an aggregate amount equal to $1,500,000 deposited with the Escrow Agent (together with any and all interest and earnings accrued thereon), to be held by the Escrow Agent solely to satisfy any amounts payable by the Unitholders pursuant to Section 1.12(e).
“Adjustment Escrow Account” means the account established by the Escrow Agent with respect to the Adjustment Escrow, pursuant to the terms of the Escrow Agreement.
“Adjustment Notice” has the meaning set forth in Section 1.12(b).
“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For the purposes of this definition, “control,” when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, by contract or otherwise; and the terms “controlling,” “controlled” and “under common control with” have correlative meanings to the foregoing.
A-1

“Affiliate Arrangements” has the meaning set forth in Section 3.20.
“Affiliated Personnel” means Darryl Wilkerson, Brandon Bradford, Lee Levy, and Rick Nagel.
“AGC” has the meaning set forth in Section 5.17(b).
“Agreement” has the meaning set forth in the Preamble to this Agreement.
“Alternative Transaction” has the meaning set forth in Section 5.12.
“Ancillary Agreements” means any agreements (including exhibits or schedules thereto) and any other certificate or other document contemplated by this Agreement or by any of the foregoing.
“Annual Financial Statements” has the meaning set forth in Section 3.6.
“Anti-Corruption Laws” has the meaning set forth in Section 3.27(a).
“Audited 2025 Financials” has the meaning set forth in Section 7.2(i).
“Balance Sheet Date” means February 28, 2026.
“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.2.
“Bayview” has the meaning set forth in the Recitals.
“Board Consent” has the meaning set forth in the Recitals.
“Bonus Acceptance and Release Agreement” means the acceptance and release agreement signed by each Bonus Plan Participant in the form reasonably satisfactory to Holdings and Parent.
“Bonus Plan” means that certain Berry Acquisition Bonus Plan established by Holdings on February 29, 2024.
“Bonus Plan Participant” means each Participant as such term is defined in the Bonus Plan.
“Bonus Plan Payment” means any amount payable to a Bonus Plan Participant pursuant to the Bonus Plan in connection with the consummation of the Transactions.
“Business” has the meaning set forth in the Recitals.
“Business Day” means any day other than a Saturday, a Sunday or other day on which banks in Austin, Texas are permitted or required to be closed for regular banking business.

“Business Intellectual Property” means the Intellectual Property owned or used by any Company Group Member or that is necessary and sufficient to conduct the Business as currently conducted and as proposed to be conducted as of the Closing Date.
“Cash” shall mean, as of the Effective Time, without duplication, the aggregate cash balance of the Company Group, determined in accordance with GAAP, including all cash, commercial paper, certificates of deposit, merchant receivables and third-party checks deposited or held in its accounts that have not yet cleared, less (x) any outstanding checks on draft of any Company Group Member that are issued or outstanding and (y) any Cash that is not freely useable and available because it is subject to restrictions, limitations or Taxes on use, transfer or distribution either by contract or for regulatory or legal purposes.
“Cash Equivalents” shall mean, as of the Effective Time, without duplication, the aggregate balance of all of the following held by the Company Group (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within three months from the date of acquisition; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within three months from the date of acquisition and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.; (c) commercial paper issued by any bank or any bank holding company owning any bank maturing no more than three months from the date of its creation and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.; (d) funds in money market accounts; and (e) certificates of deposit or bankers’ acceptances maturing within three months from the date of acquisition issued by any bank or by any commercial bank organized under the laws of the United States of America or any state thereof.
“Casualty Event” has the meaning set forth in Section 5.13.
“CEO Payment” means the Severance Payment (as defined in the Separation Agreement) plus any accrued but unpaid leave payments to be paid to Wilkerson pursuant to the Separation Agreement. For the avoidance of doubt, “CEO Payment” shall not include any Sale Bonus paid to Wilkerson in connection with the Transactions or the Transaction Bonus (as defined in the Separation Agreement).
“Certificate of Merger” has the meaning set forth in Section 2.1.
“Claim Notice” has the meaning set forth in Section 8.5(a).
“Closing” has the meaning set forth in Section 2.1.
“Closing Balance Sheet” has the meaning set forth in Section 1.12(b).
“Closing Bonus Plan Payment” means the portion of the Bonus Plan Payment payable to the Bonus Plan Participants from the cash proceeds paid by Parent at Closing.

“Closing Date” has the meaning set forth in Section 2.1.
“Closing Payment” has the meaning set forth in Section 1.10(b).
“Closing Statement” has the meaning set forth in Section 2.2(a)(i).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means efforts customarily required in transactions of the kind and nature contemplated by this Agreement but which do not require the performing party which is acting in good faith to take any extraordinary action or expend any funds or assume any liabilities other than expenditures and liabilities contemplated by this Agreement or which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing party to diligently pursue and timely satisfy a condition to, or otherwise assist in the consummation of, the Transactions, or to perform its obligations under this Agreement.
“Company” has the meaning set forth in the Preamble to this Agreement.
“Company Assets” means the assets, rights and properties of every kind (whether real, personal, or mixed or tangible or intangible and wherever situated) of the Company Group, including the Company Facilities, Material Agreements, Permits, Business Intellectual Property, Company Systems, Real Property and all related equipment, machinery, inventory and supplies and other real, personal and mixed property, whether operational or nonoperational.
“Company Facilities” means all of the manufacturing, distribution, warehousing, and office space facilities and locations owned or operated by any Company Group Member, including all buildings, structures, improvements, fixtures, building systems or components thereof, included in or otherwise located in, on or under the applicable Real Property.
“Company Group” has the meaning set forth in the Recitals.
“Company Group Member” has the meaning set forth in the Recitals.
“Company Plan” means any retirement, pension, profit sharing, deferred compensation, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, employment, consulting, equity or equity-based compensation, equity interest purchase, option plan, fringe benefit or other compensation or employee benefit plan, fund, policy, program, contract, arrangement or payroll practice (including any “employee benefit plan,” as defined in Section 3(3) of ERISA), whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) sponsored, maintained, participated in or contributed to by any Company Group Member or to which any Company Group Member is a party, (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of any Company Group Member (or any dependent or beneficiary of any such individual), or (c) with respect to which any Company Group Member has any obligation or liability.
“Company Relevant Persons” has the meaning set forth in Section 3.26(a).
“Company Systems” has the meaning set forth in Section 3.13(g).
“Confidentiality Agreement” means the Confidentiality Agreement dated October 31, 2025, between Parent and KippsDeSanto & Co. on behalf of the Company Group.
“Contract” means, whether written or oral, any legally binding contract, agreement, promise, obligation, or undertaking and all modifications, amendments, exhibits, and schedules to the foregoing, in each case, to which any member of the Company Group is a party.
“Copyright” means any copyrights and works of authorship developed by any Company Group Member and used in connection with the Business in any media, and any renewals or extensions thereof, and all derivative works thereof including, without limitation, musical works, sound recordings, audiovisual works, interactive/multimedia and on-line works, literary, dramatic, pictorial, graphic, architectural and sculptural works, industrial designs and any and all ancillary or subsidiary works based upon any or all of the foregoing, whether registered or not, but specifically excluding Software.
“Credit Facility” means that certain Credit Agreement, dated June 2, 2023, by and among Holdings, the Company, the lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, as amended, restated, supplemented, or otherwise modified from time to time.
“Current Assets” means, without duplication, as of the Effective Time, the consolidated current assets of the Company Group, in each case, calculated in accordance with GAAP, consistently applied, and in a manner consistent with the preparation of the Financial Statements, the Working Capital Policy and the illustrative calculation set forth therein (but, in any case, excluding Cash, Cash Equivalents and Tax assets).
“Current Liabilities” means, without duplication, as of the Effective Time, the consolidated current liabilities of the Company Group, in each case, calculated in accordance with GAAP, consistently applied, and in a manner consistent with the preparation of the Financial Statements, the Working Capital Policy and the illustrative calculation set forth therein (for the avoidance of doubt, that Current Liabilities shall exclude all Indebtedness and Taxes (except as set forth in the Working Capital Policy)).
“D&O Tail Policy” has the meaning set forth in Section 5.9(b).
“Data Privacy Laws” means any Law governing or concerning the collection, use, analysis, retention, protection, transfer, disclosure, disposal or Processing of Personal Information that is applicable to the Company Group, and any binding industry self-regulatory program, privacy or cybersecurity framework, or other privacy or data security commitment to which any Company Group Member is contractually bound.
“DCSA” means the Defense Counterintelligence and Security Agency.
“DCSA Approval” has the meaning set forth in Section 5.3.
“Disclosure Schedules” means the disclosure schedules attached hereto.
“Dispute Notice” has the meaning set forth in Section 1.12(c).
“Draft 2025 Financials” has the meaning set forth in Section 3.6.
“Effective Time” has the meaning set forth in Section 2.1.
“Encumbrance” means any lien, mortgage, pledge, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction, encumbrance, defect in title or any other restriction of any kind or nature whatsoever.
“Environmental Laws” means all applicable federal, state, and local Laws relating to the protection of health, natural resources, wildlife, or the environment, including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, the Federal Safe Drinking Water Act, and the Federal Insecticide, Fungicide and Rodenticide Act, each as amended from time to time, any regulations promulgated pursuant thereto, and any state or local counterparts.
“Environmental Permits” means any Permit issued pursuant to Environmental Laws.
“Equity Securities” means any (a) limited liability company interests, membership interests or units of any limited liability company, (b) shares of capital stock or other equity securities of any corporation or (c) equity securities of any other Person (including, in each case, any options, warrants, rights or other securities or Preferential Rights that are convertible into or exercisable or exchangeable for any such securities identified in clauses (a) through (c)).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any person which is or at any time would have been treated as a “single employer” with any Company Group Member under Section 414(b), (c), (m), or (o) of the Code.
“Escrow Agent” shall mean Acquiom Clearinghouse LLC, a Delaware limited liability company.

“Escrow Agreement” means that certain agreement by and among Parent, Sellers’ Representative, and the Escrow Agent, substantially in the form attached as Exhibit C.
“Estimated Balance” has the meaning set forth in Section 1.12(e).
“Estimated Balance Sheet” has the meaning set forth in Section 1.12(a).
“Estimated Cash and Cash Equivalents” has the meaning set forth in Section 1.12(a).
“Estimated Indebtedness” has the meaning set forth in Section 1.12(a).
“Estimated Transaction Expenses” has the meaning set forth in Section 1.12(a).
“Estimated Working Capital” has the meaning set forth in Section 1.12(a).
“Estimated Working Capital Adjustment” has the meaning set forth in Section 1.12(a).
“Execution Date” has the meaning set forth in the Preamble to this Agreement.
“Ex-Im Laws” has the meaning set forth in Section 3.26(a).
“Expiration Date” has the meaning set forth in Section 8.1.
“Express Representations” has the meaning set forth in Section 4.9.
“Facility Security Clearances” has the meaning set forth in Section 3.30.
“Final Balance” has the meaning set forth in Section 1.12(e).
“Financial Statements” has the meaning set forth in Section 3.6.
“Fraud” means, with respect to any Party, actual and intentional fraud as defined for purposes of the common law of the State of Delaware, solely with respect to the representations, warranties, agreements, covenants and obligations set forth in this Agreement and any Ancillary Agreements.
“Funded Indebtedness” means the aggregate amount of all Indebtedness of the Company Group described in subparts (a) – (c) of the definition of Indebtedness.
“GAAP” means generally accepted accounting principles as used in the United States, as in effect at the time any applicable financial statements were prepared.
“Governmental Authority” means any government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any court, governmental agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any court of competent jurisdiction.

“Hazardous Materials” means (a) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “hazardous air pollutants,” “contaminants,” “toxic chemicals,” “toxins,” “hazardous chemicals,” “extremely hazardous substances,” “pesticides,” “oil” or related materials as defined in any applicable Environmental Laws, or (b) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, radiation, radon, per- and polyfluoroalkyl substances, and any other substance defined or designated or otherwise regulated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Laws.
“Holdings” has the meaning set forth in the Preamble to this Agreement.
“Holdings Unit” or “Holdings Units” has the meaning set forth in the Recitals.
“In-the-Money Holdings Unit” means any Holdings Unit that is determined to be “in-the-money” in accordance with the Holdings Organizational Documents.
“Indebtedness” means, without duplication and with respect to the Company Group, and excluding any Transaction Expenses or items accounted for in Working Capital, each of the following amounts as of the Effective Time: all indebtedness, Liability or other obligation (a) for borrowed money; (b) evidenced by bonds, debentures, notes or other security or similar instrument; (c) for the reimbursement of any obligor on any letter of credit or banker’s acceptance, but only to the extent of the obligation actually drawn down or borrowed; (d) in respect of any earnout obligations or for similar arrangements, any installment purchase of property or services or deferred purchase price of property or services, or for the purchase of other rights, businesses, securities, assets or services including any true up obligation whether contingent or otherwise, in each case, calculated (if the amount thereof is not otherwise fixed and determinable) at the maximum amount payable; (e) (which may be positive or negative) of any Company Group Member under any interest rate, currency swap or other hedging arrangements to the extent actually terminated measured at fair value in accordance with GAAP (whether positive or negative, it being understood that any negative value shall increase and any positive value shall decrease the amount of Indebtedness); (f) any unfunded or underfunded Liabilities with respect to any accrued, incurred or earned benefits under any Company Plans to the extent not taken into account in the calculation of Working Capital (including, in each case, the employer share of any employment, withholding or payroll Taxes or employer contributions to a retirement plan or similar amounts owed or payable in respect of such payments); (g) any declared but unpaid amounts, dividends or distributions owed to the Unitholders or Holdings or any of its Affiliates; (h) secured by an Encumbrance on any properties or assets of any Company Group Member other than a Permitted Encumbrance (it being understood that if such Encumbrance is released or terminated prior to or at the Closing so that it does not apply to any properties or assets of any Company Group Member, the underlying obligation shall not be deemed Indebtedness); (i) for the payment of money relating to leases that are classified as finance lease obligations under GAAP; (j) accrued, unpaid or outstanding Liabilities owed by any Company Group Member to any Affiliates of Holdings in connection with the Affiliate

Arrangements or otherwise owing to any of Affiliates of Holdings (whether payable before or after the Closing Date); (k) any accrued, unpaid or outstanding fees payable to any advisors, consultants, lenders or financial sponsors of any Company Group Member or to any of their respective Representatives or Affiliates (including any amounts that become payable in connection with the consummation of the Transactions); (l) the amount of any deferred revenue of any Company Group Member attributable to customer advances or prepayments arising out of (i) that certain Subcontract Agreement Number P000037872 dated April 18, 2023 between the Company and HII Mission Technologies Corp. or (ii) any customer Contract entered into by any Company Group Member after the Execution Date that requires advance billing, and in each of subparts (l)(i) and (l)(ii), only to the extent cash has been collected by such Company Group Member in respect thereof and not offset by a corresponding accounts receivable balance; (m) in respect of the indebtedness, liability, or other obligation of the types referred to in clauses (a) through (l) above, to guarantee or be liable for obligations of any other Person; (n) Accrued Taxes, and (o) all accrued or unpaid interest, “breakage” costs, penalty payments, early termination fees, premiums, late charges, collection fees, charges costs and expenses or equivalents thereof that would become (i) payable solely as a result of or in connection with the prepayment of any obligations of the types referred to in clauses (a) through (m) (assuming for purposes of calculating such amounts that such prepayment occurs at the Effective Time), or (ii) in respect of obligations of the types referred to in clauses (a) through (m) above that are triggered or accelerated solely as a result of the Transactions. Notwithstanding the foregoing, the term “Indebtedness” shall not include: any amounts payable under the Subleases that are classified as finance lease obligations under GAAP.
“Indemnified Party” has the meaning set forth in Section 8.5(a).
“Indemnified Person” has the meaning set forth in Section 5.9(a).
“Indemnifying Party” means the Party with an obligation to indemnify another Party pursuant to this Agreement.
“Indemnity Claim” has the meaning set forth in Section 8.4(a).
“Indemnity Escrow” means $300,000.
“Indemnity Escrow Account” means the account established by the Escrow Agent with respect to the Indemnity Escrow, pursuant to the terms of the Escrow Agreement.
“Independent Accounting Firm” has the meaning set forth in Section 1.12(d).
“Intellectual Property” or “Intellectual Property Rights” means (a) all inventions, ideas, innovations, developments, methods, and designs (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, Patent applications, and Patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all Trademarks, (c) all Copyrights; (d) all Trade Secrets, (e) all Software, (f) all domain name registrations, (g) any other proprietary and intangible rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).
“Interim Balance Sheet” has the meaning set forth in Section 3.6.
“Interim Financial Statements” has the meaning set forth in Section 3.6.
“IRS” means the Internal Revenue Service.
“ITAR” means the International Traffic in Arms Regulations administered by the U.S. Department of State.
“Judgment” means any order, writ, injunction, judgment, decree, ruling, assessment, citation or arbitration award of any Governmental Authority or arbitrator.
“Key Relationships” means each of Amentum Services Inc., Akima Facilities Operations, LLC, HII Mission Technologies Corp., Vectrus Systems Corporation, and Columbia Helicopters, Inc.
“Knowledge,” “Knowledge of Seller,” and similar phrases shall mean the actual or constructive knowledge of Wilkerson, Creighton Bowsher, and Sean Iverson following due investigation, including inquiry of their direct reports.
“Law” means any federal, state, or local statute, law (including common law), ordinance, rule, regulation, order, Judgment, consent agreement, writ, injunction, directive, judgment, code, decree, statutes, treaties, conventions, or other legal directive or requirements of any Governmental Authority.
“Letter of Transmittal” has the meaning set forth in Section 1.6(c).
“Liability” or “Liabilities” means, with respect to any Person, any liability, obligation, debt, deficiency, Tax, penalty, claim, settlements, awards, charge, cause of action or other loss, cost, or expense of such Person of any kind, including interest, reasonable fees and expenses of counsel, accountants and other experts, court or arbitration fees, and other costs and expenses of any Action, investigation or defense (whether pecuniary or not, known or unknown, asserted or unasserted, absolute, accrued or unaccrued, contingent, or fixed, matured or unmatured, determined or determinable, liquidated, or unliquidated, or due or to become due), including those arising under any Contract or Law.
“Lookback Date” means the date that is five years prior to the Execution Date.
“M&T” has the meaning set forth in Section 10.14.
“Material Adverse Effect” means (a) any event, occurrence, fact, condition or change that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, the operations, the condition (financial or otherwise) or Liabilities of the Company Group or the Company Assets, taken as a whole; or (b) any material adverse effect on the ability of the Company to consummate the Transactions and perform all of its obligations hereunder or under any Ancillary Agreement prior to the Outside Date; provided, however, that, in the case of clause (a) of this definition, none of the following events, occurrences, facts, conditions or changes will constitute a Material Adverse Effect: (i) changes that are the result of factors generally affecting the industries or markets in which the Company Group operates; (ii) changes in Law or GAAP or the interpretation thereof; (iii) failure of any Company Group Member to meet projections, forecasts, estimates, milestones or budget (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (iv) conditions generally affecting the economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price or value of any security, currency or any market index); (v) any change in the financial, banking, or securities markets; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, or other natural disaster or act of god or any other force majeure event; (vii) changes in national or international political conditions, including those in any jurisdiction in which the Company Group conducts business; (viii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any United States territories, possessions, or diplomatic or consular offices or upon any United States military installation, equipment, or personnel; (ix) any epidemic, pandemic or other similar disease outbreak; (x) any action taken by Parent or any of its Affiliates in breach of this Agreement; and (xi) in each case of items (i), (ii), (iv), (v), (vi), (vii), (viii), and (ix) above, except to the extent such changes, occurrences, events or developments have a disproportionate effect on the Company Group as compared to other participants operating in the industry in which the Company Group operates.
“Material Agreement” has the meaning set forth in Section 3.9(a).
“Material Customer” has the meaning set forth in Section 3.24(a).
“Material Supplier” has the meaning set forth in Section 3.24(b).
“Materiality Qualification” means, in the case of any representation or warranty contained herein, a qualification that is based upon or refers to “materiality” or Material Adverse Effect (or Parent Material Adverse Effect or Seller Material Adverse Effect) or any similar qualification or exception that uses the word “material” or any derivation thereof, excluding Section 3.9(b).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 1.10(a).
“Merger Effective Time” has the meaning set forth in Section 1.1.
“Merger Sub” has the meaning set forth in the Preamble to this Agreement.
“Non-Party Affiliates” has the meaning set forth in Section 10.15.

“ODC” has the meaning set forth in the Recitals.
“OFAC” has the meaning set forth in Section 3.26(a).
“Organizational Documents” means, with respect to any Person, its certificate of formation, articles of organization, certificate of incorporation, operating agreement, company agreement, bylaws, shareholders agreement, partnership agreement, or trust agreement, and any comparable constitutional instruments or documents, as amended, supplemented, and restated.
“Outside Date” has the meaning set forth in Section 9.1(b).
“Parent” has the meaning set forth in Preamble to this Agreement.
“Parent Fundamental Representations” means the representations and warranties of Parent contained in Section 4.1, Section 4.2, Section 4.3, and Section 4.8.
“Parent Indemnified Party” and “Parent Indemnified Parties” have the meaning set forth in Section 8.3.
“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent to consummate the Transactions and perform all of its obligations hereunder or any Ancillary Agreement.
“Party” and “Parties” have the meanings set forth in the Preamble to this Agreement.
“Patent” means any United States or foreign issued design patent or utility patent.
“Paying Agent” has the meaning set forth in Section 1.6(a).
“Paying Agent Agreement” means the agreement entered into by Paying Agent, Parent, and Sellers’ Representative for the purpose of engaging the Paying Agent to remit the Merger Consideration to the eligible Unitholders and to remit the Post-Closing Bonus Plan Payments to the Surviving Company, in each case as set forth herein.
“Payoff Amount” means the aggregate of all Payoff Amounts as set forth in the Payoff Documents delivered at Closing.
“Payoff Amounts” means, for each item of Funded Indebtedness, the aggregate amounts necessary for a Company Group Member to repay and discharge in full all obligations outstanding pursuant to such item of Funded Indebtedness (other than any amounts necessary to secure or otherwise collateralize any obligations under or with respect to any undrawn letters of credit).
“Payoff Documents” means a customary payoff letter executed by the applicable lenders or other obligees (or their agent) of the outstanding Funded Indebtedness, together with termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests and other similar discharge or release documents (in recordable form, if applicable) as are necessary to release and terminate as of record all Encumbrances securing any Funded Indebtedness and any other Encumbrances on any properties or assets of the Company Group that are not Permitted Encumbrances, which shall (a) indicate the applicable Payoff Amount, (b) provide wire instructions for payment of the applicable Payoff Amount, (c) provide for the release, upon payment of the applicable Payoff Amount at the Closing, of all Encumbrances securing obligations under such item of Funded Indebtedness and (d) evidence the termination or other satisfaction, upon receipt of the applicable Payoff Amount, of all obligations under such item of Funded Indebtedness (other than customary indemnity obligations and such other provisions and obligations that customarily survive the payment of the Payoff Amounts that expressly survive by their terms).
“Payout Report” has the meaning set forth in Section 1.6(b).
“Performance Bonds” means any surety bond, letter of credit, guarantee, cash collateral, financial assurance, performance bond or other form of credit assurance or credit support.
“Permits” means licenses, franchises, permits, certificates, approvals, accreditations, consents, registrations, Judgments and other authorizations of any Governmental Authority.
“Permitted Encumbrances” means, collectively, (a) easements, permits, rights of way, restrictions, covenants, reservations, encroachments, minor defects or irregularities in and other similar matters affecting title to real property which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the value, current use, occupancy, quiet enjoyment or operation of such real property; (b) Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith by appropriate proceedings disclosed on Exhibit E, for which no Encumbrance has been filed or recorded, and that have been adequately reserved for on the books and records of the Company Group in accordance with GAAP; (c) statutory liens arising by operation of law in favor of suppliers of goods for amounts not yet due and payable, provided that no notice of lien has been filed or recorded; (d) mechanics’, materialmen’s, workmen’s, repairmen’s, landlord’s, warehousemen’s, carrier’s, and other similar Encumbrances arising by operation of law in the ordinary course of business which are not yet due and payable or which are being contested in good faith, in each case for which no notice of lien has been filed or recorded; (e) Encumbrances in respect of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of social security; (f) in the case of real property, municipal bylaws, development agreements, restrictions, or regulations, and zoning, entitlement, land use, building, or planning restrictions or regulations applicable to such real property, in each case, promulgated by any Governmental Authority and in effect which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the value, current use, occupancy, quiet enjoyment or operation of such real property; (g) in the case of leased real property, any Encumbrances to which the underlying fee or any other interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof, in each case do not and would not reasonably be expected to, individually or in the aggregate, materially impair the value, the current use, occupancy, quiet enjoyment or operation of the leased premises by the Company Group, and (h) other imperfections of title or Encumbrances, if any, that do not and would not, individually or in the aggregate, materially and adversely affect the use or value of the property to which they relate.
“Person” means any individual, corporation, partnership (limited or general), limited liability company, joint venture, association, trust, Governmental Authority, unincorporated organization or other entity or similar contractual arrangement or relationship.
“Personal Information” means all data and information that identifies, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, to a particular individual or is otherwise subject to any applicable Data Privacy Laws related to the privacy or security of information associated with an individual.
“Personnel Security Clearances” has the meaning set forth in Section 3.30.
“Post-Closing Bonus Plan Payment” means any amount payable to a Bonus Plan Participant pursuant to the Bonus Plan from the Post-Closing Proceeds.
“Post-Closing Proceeds” means the portion of the Adjustment Escrow, Indemnity Escrow, Sellers’ Representative Fund, or any Surplus paid to the Paying Agent in accordance with this Agreement.
“Post-Closing Representation” has the meaning set forth in Section 10.14.
“Pre-Closing Period” means any Taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Preferential Right” means, (a) other than as set forth in the Second Amended and Restated Limited Liability Company Agreement of Holdings, with respect to Equity Securities of any Person, any security, right, subscription, warrant, call, option, “phantom” stock right, appreciation rights, convertible securities, unit appreciation, phantom unit, subscription right, conversion right, exchange right, profit participation, preferential purchase right, preemptive right, tag along or drag along right, rights of first offer, rights of first refusal, or other rights or other Contract, arrangement or commitment of any character relating to or giving any Person the right to purchase or otherwise be issued any Equity Securities in such Person or any security of any kind convertible into or exchangeable or exercisable for any Equity Securities in such Person or other security of any class, with or without payment of consideration, either immediately or upon the occurrence of a specified date or specified event or the satisfaction of any other condition; and (b) with respect to the Company Assets, any option, Contract, arrangement or commitment of any character relating to or giving any Person rights of first offer, rights of first refusal, preferential purchase rights or other rights or other Contract, arrangement or commitment of any character relating to or giving any Person the right to purchase or otherwise acquire any Company Assets, with or without payment of consideration, either immediately or upon the occurrence of a specified date or specified event or the satisfaction of any other condition.

“Privacy Policies” has the meaning set forth in Section 3.13(f).
“Pro Rata Share” means, (a) with respect to the Unitholders, the portion (expressed as a percentage) of the Merger Consideration payable to each Unitholder of In-the-Money Holdings Units in accordance with the Holdings Organizational Documents and (b) with respect to the Bonus Plan Participants, the portion (expressed as a percentage) of the aggregate Bonus Plan Payments payable to the Bonus Plan Participants in accordance with the Bonus Plan, and in each case as set forth on the Payout Report.
“Proceeding” means all litigation, suits, actions, claims, charges, complaints, audits, demands, arbitrations, examinations, investigations, inquiries and other proceedings (in each case, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private).
“Processing” means any operation or set of operations which is performed on Personal Information, whether or not by automatic means, such as collection, recording, organization, storage, access, storage, distribution, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, transfer or otherwise making available, alignment or combination, blocking, erasure or destruction.
“Purchase Option” has the meaning set forth in Section 5.18.
“Purchase Option Adjustment” means an amount equal to $2,500,000.
“Purchase Option Closing” means the consummation and closing of the Company’s purchase of the Sublandlord’s Property described in and in accordance with each of the Subleases following the exercise of the Purchase Option.
“Purchase Option Closing Conditions” has the meaning set forth in Section 7.2(j).
“Purchase Option Holdback” means (a) if the Purchase Option Closing has not occurred prior to the Closing, an amount equal to $2,500,000 retained by Parent and (b) if the Purchase Option Closing has or will occur simultaneous with the Closing, then an amount equal to $0.
“Real Property” has the meaning set forth in Section 3.15.
“Real Property Agreements” has the meaning set forth in Section 3.15.
“Related Party” means, with respect to any specified Person, any (a) Affiliate of such Person, (b) member, shareholder, partner, trust, trustee, interest holder, legal guardian, or any former or current manager, director, officer or executive employee of such specified Person or any of its Affiliates, or any other Person of which such specified Person is a member, shareholder, partner, trustee, interest holder, legal guardian, or current or former manager, director, officer or executive employee, (c) immediate family member or Affiliate of such Person or of any of the foregoing, or (d) other Person who holds, individually or together with such other Person’s Affiliates and any members of such other Person’s immediate family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Release Date” means April 1, 2027.
“Remaining Disputes” has the meaning set forth in Section 1.12(d).
“Representative Losses” has the meaning set forth in Section 10.13(b).
“Representatives” means, collectively, with respect to any Person, such Person’s managers, officers, directors, employees, accountants, counsel, consultants, advisors, representatives and agents.
“Restricted Activities” has the meaning set forth in Section 5.12.
“Restrictive Covenant Agreement” means the Restrictive Covenant Agreement, in the form attached as Exhibit F, by and between the Parent and Acorn Growth Companies, LLC.
“RWI Policy” means the insurance policy in respect of breaches of representations and warranties to be procured by Parent in connection with this Agreement, and the cost and expense of which shall be paid by Parent, including the premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy.
“Sale Bonuses” has the meaning set forth in Section 3.18(f).
“Sanctions” has the meaning set forth in Section 3.26(a).
“SCA” has the meaning set forth in Section 3.17(f).
“SCA and EO Compliance Matters” means any and all Liabilities, claims, obligations, deficiencies, assessments, penalties, fines, costs, and expenses (including reasonable attorneys’ fees and costs of remediation) arising out of, resulting from, or relating to: (a) any noncompliance by any Company Group Member with the SCA or any wage determination issued thereunder, including any underpayment of prevailing wages or fringe benefits (or cash equivalents thereof); (b) any noncompliance by any Company Group Member with Executive Order 13706 (Establishing Paid Sick Leave for Federal Contractors) or any other Executive Order relating to federal contractor labor obligations; (c) any investigation, audit, proceeding, or enforcement action by the U.S. Department of Labor, any contracting agency, or any other Governmental Authority relating to the matters described in clauses (a) or (b); (d) any withholding or offset of contract payments by any Governmental Authority or prime contractor on account of the matters described in clauses (a) or (b); (e) any debarment or suspension proceeding, or any threat thereof, relating to the matters described in clauses (a) or (b); and (f) any claims by current or former employees of any Company Group Member for back wages, fringe benefits, or other compensation relating to the matters described in clauses (a) or (b), in each case whether arising before, on, or after the Closing Date.
“SCA Contract Schedule” has the meaning set forth in Section 3.17(f).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and forms promulgated thereunder.
“Seller Fundamental Representations” means the representations and warranties of the Company Group Members contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.21 and Section 3.32.
“Seller Material Adverse Effect” means a material adverse effect on the ability of Holdings to consummate the Transactions and perform all of its obligations hereunder or any Ancillary Agreement prior to the Outside Date.
“Sellers’ Representative” means Shareholder Representative Services LLC, a Colorado limited liability company.
“Sellers’ Representative Fund” means $100,000 to be set aside and used by Sellers’ Representative in accordance with Section 10.13.
“Separation Agreement” means that certain Confidential Separation Agreement and General Release of Claims between the Company and Wilkerson and dated as of the date hereof.
“Shares” has the meaning set forth in the Recitals.
“Software” means all software and software elements (including source code, object code, tags, specifications, applets, development tools, design tools, user interfaces and databases) used in connection with the Business, specifically excluding commonly available or noncustomized third-party software licensed to any Company Group Member for internal use on a nonexclusive basis.
“Straddle Period” has the meaning set forth in Section 6.1(c).
“Sublease” or “Subleases” has the meaning set forth in Section 7.2(j).
“Subsidiary” means, with respect to Holdings and the Company, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by Holdings, the Company or another Company Group Member or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by the Holdings, the Company or another Company Group Member or a combination thereof and for this purpose, Holdings or the Company owns a majority ownership interest in such a business entity (other than a corporation) if Holdings or the Company (as applicable) shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surplus” has the meaning set forth in Section 1.12(e)(ii).
“Surviving Company” has the meaning set forth in Section 1.1.
“Tax” or “Taxes” means (a) all federal, state, local, and foreign taxes, charges, fees, imposts, levies, duties and charges of whatever kind or other assessments imposed by a Governmental Authority, including, without limitation, Taxes imposed on, measured by or described as net income, franchise, profits, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, inventory, services, goods and services, capital stock, license, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, documentary stamp, occupation, real or personal property, workers’ compensation, unemployment compensation, utility, parking, severance, production, excise, premium, windfall profits, transfer, mortgage recording and estimated taxes, together with any deficiency, interest, penalties, or additions thereto and (b) any liabilities in respect of any item described in clause (a) by reason of being a member of an affiliate, aggregate, consolidated, combined, unitary, or similar group (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state or local applicable Law), transferee or successor liability, assumption, any Contract or other agreement or arrangement, operation of law, or otherwise.
“Tax Return” means any return, report, information return, information statement, schedule or other document (including any related or supporting information) filed or maintained with a Governmental Authority or required to be filed or maintained with a Governmental Authority, with respect to the calculation, determination, assessment or collection of any Tax, and any amendments thereof.
“Third Party” has the meaning set forth in Section 5.12.
“Third-Party Claim” has the meaning set forth in Section 8.5.
“Trade Secrets” shall collectively refer to that confidential information used in connection with the Business that derives independent economic value from not being known or readily ascertainable, whether tangible or intangible, including, without limitation, ideas, research and development, know-how, show-how, formulas, compositions, business processes and techniques, technical data, designs, drawings, specifications, customer lists, supplier lists, pricing and cost information, and business and marketing plans and/or proposals.
“Trademarks” means any trademarks, service marks, collective marks, certification marks, trade names, brand names, corporate names, logos, phrases, designs, symbols, trade dress, all other designations of origin in use by any Company Group Member in association with the Business including all derivations, variations and combinations of any of the foregoing, together with all applications for registration, registrations and renewals in connection therewith and all common law rights relating thereto, and the goodwill associated therewith and with the Business.
“Transaction Expense” means any and all (a) unpaid legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses incurred by any Company Group Member in connection with this Agreement or

Transactions, including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers, (b) unpaid payments, benefits, transaction, change of control, retention or other similar bonuses, or severance which become due or payable to directors, officers and employees of any Company Group Member or their Affiliates in connection with the consummation of the Transactions or are otherwise required to be made by any Company Group Member as a result of or in connection with the Closing, including the Sale Bonuses and the Bonus Plan Payments, (c) unpaid closing or other transaction success fees payable by any Company Group Member as a result of the Transactions, (d) payroll, employment or other Taxes, if any, required to be paid by Parent (on behalf of any Company Group Member) or any Company Group Member, including the Surviving Company, with respect to the amounts payable pursuant to this Agreement, including the amounts described in clause (b) (but specifically excluding the CEO Payment); provided that, for purposes of calculating the Estimated Transaction Expenses and the deduction from the Closing Payment, the amount of such payroll, employment or other Taxes shall be calculated based on the maximum amount of such Taxes that may be payable on such amounts, including the maximum aggregate amount of Bonus Plan Payments that may be payable to the Bonus Plan Participants under the Bonus Plan, (e) unpaid premiums and other costs, fees and expenses to purchase and maintain the D&O Tail Policy for the entire six-year period. For the avoidance of doubt, to avoid double counting, Transaction Expenses shall exclude any amounts relating to or included in Indebtedness or Working Capital, (f) all Taxes for which Holdings is responsible under Section 6.2 and (g) costs, fees and expenses of the Company Group or its Affiliates to obtain required air permits, industrial stormwater permits, Spill Prevention, Control, and Countermeasure plans, and proper drum labeling for the Company Group at any real property currently or formerly owned, leased, operated, or otherwise used by the Company Group as further described in Exhibit I attached hereto, in each case, arising out of or relating to the foregoing pre-Closing conditions that have not been obtained, resolved or remediated, as applicable, to Parent’s reasonable satisfaction prior to Closing (it being understood that the amount for clause (g) above shall be up to $50,000 for all purposes of this Agreement).
“Transaction Tax Deductions” means any items of loss or deduction resulting from or attributable to (a) transaction bonuses, change-in-control payments, severance payments, retention payments, or similar payments made to employees or other service providers of any Company Group Member, to the extent included as Transaction Expenses (which, for the avoidance of doubt, shall not include any amounts related to the CEO Payment), (b) the fees, expenses, and interest (including unamortized original issue discount and any other amounts treated as interest for federal income Tax purposes and any prepayment penalty or breakage fees or accelerated deferred financing fees) incurred by any Company Group Member with respect to the payment of any indebtedness, (c) the amount of investment banking, legal, and accounting fees and expenses paid or payable by any Company Group Member, provided, however, that with respect to any “success-based fee” (as defined in IRS Revenue Procedure 2011-29) with respect to the transactions contemplated by this Agreement, the portion of such fee that will be treated as a “Transaction Tax Deduction” shall not exceed the amount allowable as a deduction pursuant to the safe harbor election provided in Section 4 of IRS Revenue Procedure 2011-29, and (d) the amount of any deductions for federal income Tax purposes as a result of the exercise or payment for cancellation of employee or other compensatory options, in each case of clauses

(a) through (d), to the extent borne by the Unitholders and paid on or before the Closing Date, and arising in connection with the Transactions and to the extent deductible at a “more likely than not” level of confidence by Holdings in the Tax period ending on and including the Closing Date, and (e) any other deductible amounts included in Working Capital or attributable to the Transactions that are economically borne by the Unitholders (which, for the avoidance of doubt, shall not include any amounts related to the CEO Payment).
“Transactions” means the transactions contemplated by this Agreement and any Ancillary Agreement.
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.
“TSS Personnel” means Gary Ambrose, Joshua Cryer, and William Stowe.
“Unitholders” means any Person owning Holdings Units in any denomination or class.
“Unitholder Approval” has the meaning set forth in Section 5.14.
“Virtual Data Room” or “VDR” means the Project Starlift electronic documentation site established by Donnelley Financial Solutions (DFIN) and maintained by KippsDeSanto & Co. for the purposes of Parent’s due diligence in connection with the Transactions.
“Waiving Parties” has the meaning set forth in Section 10.14.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
“Wilkerson” means Darryl Wilkerson, an individual.
“Working Capital” shall mean, as of the Effective Time, an amount equal to (which may be positive or negative) the aggregate Current Assets minus the aggregate Current Liabilities presented in a manner consistent with the Working Capital Policy; provided, however, for the avoidance of doubt, Working Capital shall exclude any amounts relating to or included in Cash, Cash Equivalents, Indebtedness, or Transaction Expenses to the extent such amounts are reflected in the calculation of the Merger Consideration (to avoid any double-counting with any other adjustments).
“Working Capital Adjustment” means (a) if the Working Capital exceeds $26,277,000, the amount by which the Working Capital exceeds $26,277,000 (which shall increase the Merger Consideration), and (b) if the Working Capital is less than $24,277,000, the amount by which $24,277,000 exceeds the Working Capital (which shall decrease the Merger Consideration).
“Working Capital Policy” shall be set forth on Exhibit D.